FOURTH AMENDED AND RESTATED
                                CREDIT AGREEMENT

                          Dated as of January 14, 1997

                                     among

                               TOSCO CORPORATION

                                  as Borrower

                                      and

                             THE BANKS NAMED HEREIN

                                    as Banks

                       THE FIRST NATIONAL BANK OF BOSTON

                                    as Agent

                                      and

                            BANK OF AMERICA NATIONAL
                         TRUST AND SAVINGS ASSOCIATION

                                      and

                            THE CHASE MANHATTAN BANK

                                  as Co-Agents


                               TABLE OF CONTENTS

                                                                        Page

ARTICLE I       DEFINITIONS AND ACCOUNTING TERMS                         1

        1.01.   Definitions                                              1
        1.02.   Computation of Time Periods                             26
        1.03.   Accounting Terms                                        26
        1.04    General Provisions                                      26

ARTICLE II      AMOUNTS AND TERMS OF THE LOANS                          27

        2.01.   Revolving Credit Facility A                             27
        2.02.   Revolving Credit Facility B                             28
        2.03.   Notice and Method of Borrowing                          29
        2.04.   Letters of Credit                                       31
        2.05.   Procedures for Opening Letters of Credit                31
        2.06.   Additional Provisions Regarding Letters of Credit       32
        2.07.   Letter of Credit Commissions and Fees                   34
        2.08.   Commitment Fees                                         36
        2.09.   Repayment                                               38
        2.10.   Optional Prepayments of Loans                           39
        2.11.   Conversion/Continuation Option                          39
        2.12.   Interest                                                40
        2.13.   Interest Rate Determination and
                  Protection; Inability to Determine Eurodollar Rate    41
        2.14.   Illegality                                              43
        2.15.   Increased Costs; Capital Adequacy                       43
        2.16.   Payments and Computations                               44
        2.17.   Loan Accounts                                           45
        2.18.   Taxes                                                   45
        2.19.   Sharing of Payments, Etc                                47
        2.20    Indemnity                                               48

ARTICLE III     CONDITIONS PRECEDENT                                    49

        3.01.   Conditions to Closing Date                              49
        3.02.   Conditions to All Loans and Letters
                  of Credit                                             51

ARTICLE IV      REPRESENTATIONS AND WARRANTIES.                         51

        4.01.   Corporate Authority                                     52
        4.02.   Litigation, Etc.                                        52
        4.03.   Burdensome Obligations; Compliance
                  with Other Instruments; No Defaults; Permits          53
        4.04.   Foreign Trade Regulations;
                  Government Regulation                                 54
        4.05.   Capitalization.                                         54
        4.06.   Investment Company Act                                  54
        4.07.   Margin Regulations                                      55
        4.08.   Certain Tax Matters                                     55
        4.09.   Liens                                                   55
        4.10.   Certain Indebtedness.                                   55
        4.11.   Financial Matters                                       56
        4.12.   Options, Warrants, Etc.                                 57
        4.13.   Changes, Etc.                                           57
        4.14.   Employee Benefit Plans                                  57
        4.15.   No Other Ventures                                       58
        4.16.   Insurance                                               58
        4.17.   Labor Matters.                                          58
        4.18.   Environmental Protection                                59
        4.19.   Copyrights, Patents and Trademarks                      59
        4.20.   Title                                                   59
        4.21.   Compliance with Securities Laws                         60
        4.22.   Full Disclosure; Pro Forma Effect of the Acquisition    60
        4.23.   Seniority                                               61

ARTICLE V       AFFIRMATIVE COVENANTS                                   61

        5.01.   Conduct of Business                                     61
        5.02.   Insurance                                               62
        5.03.   Systems of Accounting                                   62
        5.04.   Reports.                                                62
        5.05.   Right to Inspect Premises and
                  Records                                               65
        5.06.   Payment of Liabilities                                  65
        5.07.   Books and Records                                       66
        5.08.   Payment of Charges and Indebtedness.                    66
        5.09.   Material Change in Business                             66
        5.10.   Compliance with Securities Laws                         66
        5.11.   Application of Proceeds                                 67
        5.12.   Environmental Protection.                               67
        5.13    Additional Equity                                       68

ARTICLE VI      FINANCIAL COVENANTS.                                    68

        6.01.   Interest Coverage Ratio                                 68
        6.02    Leverage                                                68
        6.03    Minimum Net Worth                                       68

ARTICLE VII     NEGATIVE COVENANTS                                      69

        7.01.   Limitations on Indebtedness                             69
        7.02.   Limitation on Liens, Etc.                               70
        7.03.   Limitation on Restricted Payments,
                  Restricted Prepayments,
                  Restricted Investments and
                  Discretionary Capital
                  Expenditures                                         71
        7.04.   Limitation on Sale, Consolidation,
                  Merger, Etc.; Change in Business                     71
        7.05.   Employee Benefit Plans                                 72
        7.06.   Sales and Leasebacks.                                  72
        7.07.   Limitation on Restrictions on
                  Subsidiary Dividends and Other
                  Distributions.                                       73
        7.08.   Prohibited Uses of Proceeds.                           73
        7.09.   Transactions with Affiliates                           73

ARTICLE VIII    EVENTS OF DEFAULT; ACCELERATION                        74

        8.01.   Events of Default                                      74
        8.02.   Survival of Obligations                                77

ARTICLE IX      THE AGENT AND CO-AGENTS                                77

        9.01.   Authorization                                          77
        9.02.   Indemnification of Agent
                 and Co-Agents                                         77
        9.03.   Exculpation, Etc.                                      78
        9.04.   Reliance on Documents, Etc.                            79
        9.05.   Credit Investigation                                   79
        9.06.   Resignation                                            80
        9.07.   Co-Agents                                              80

ARTICLE X       MISCELLANEOUS                                          80

        10.01.  Amendments and Waivers                                 80
        10.02.  Assignments and Participations                         81
        10.03.  Counterparts                                           85
        10.04.  Governing Law; Consent to Jurisdiction;
                Service of Process;                                    85
        10.05.  Adjustments; Rights of Setoff                          86
        10.06.  Conflict of Terms                                      86
        10.07.  Notices                                                87
        10.08.  Section Titles                                         88
        10.09.  Severability                                           88
        10.10.  Maximum Interest                                       88
        10.11.  Costs; Expenses; Indemnities                           89

ARTICLE XI      TRANSITIONAL ARRANGEMENTS                              89

        11.01.  Existing Credit Agreement Superseded                   89
        11.02.  Return and Cancellation of
                  Existing Notes                                       90
        11.03.  Fees under Existing Credit Agreement                   90

SCHEDULES AND EXHIBITS

Schedule   1.01(a) Banks and Lending Offices
Schedule   1.01(b) Commitments
Schedule   4.01(d) Subsidiaries
Schedule   4.02    Litigation
Schedule   4.03(a) Burdensome Obligations
Schedule   4.03(d) Permits
Schedule   4.09    Liens
Schedule   4.10    Indebtedness
Schedule   4.13    Changes, etc.
Schedule   4.15    Joint Ventures
Schedule   4.17    Labor Matters
Schedule   4.18    Environmental Protection
Schedule   4.20    Title to Properties
Schedule   7.06    Permitted Sale/Leasebacks

Exhibit A-1     Form of Application for Documentary
                Letter of Credit
Exhibit A-2     Form of Application for Standby
                Letter of Credit
Exhibit B       Form of Assignment and Acceptance
Exhibit C-1     Form of Facility A Note
Exhibit C-2     Form of Facility B Note
Exhibit D-1     Form of Documentary Letter of Credit
Exhibit D-2     Form of Standby Letter of Credit
Exhibit E       Form of Notice of Borrowing
Exhibit F       Form of Notice of Continuation or
                Conversion

                  FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

     This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 14, 1997, among TOSCO CORPORATION, a Nevada corporation (the "Borrower"), the financial institutions listed on Schedule 1.01(a) hereto (the "Banks"), THE FIRST NATIONAL BANK OF BOSTON ("FNBB") as agent hereunder for the Banks (in that capacity, the "Agent"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BofA") and THE CHASE MANHATTAN BANK ("Chase" and together with BofA, the "Co-Agents").

                             W I T N E S S E T H :

     WHEREAS, pursuant to a Third Amended and Restated Credit Agreement dated as of April 8, 1996 (as amended from time to time, the "Existing Credit Agreement") by and among the Borrower, the Banks, the Agent and the Co-Agents, the Banks have made available certain financing to the Borrower upon the terms and conditions contained therein;

     WHEREAS, the Borrower has requested that the terms of the Existing Credit Agreement be amended and restated, and the Banks, the Agent and the Co-Agents are willing to make such amendments on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Borrower, the Banks, the Agent and the Co-Agents agree that as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein:

     ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

     1.01. Definitions. Capitalized terms used in this Agreement shall have the following respective meanings when used herein:

     "Acquisition" means the acquisition by the Borrower of Unocal's West Coast petroleum refining, marketing and distribution assets and the world-wide rights to Unocal's "Union 76" brand for petroleum refining, marketing and distribution, including the "Union 76" tradename and any related trademarks, on such terms and pursuant to such documentation as shall be consistent in all material respects with the description of the terms of the transaction set forth in a memorandum entitled "Acquisition of Unocal's Refining, Marketing and Distribution Assets" prepared by or on behalf of the Borrower and previously furnished to the Banks.

     "Acquisition Effective Date" means the date on which the Acquisition shall have been consummated.

     "Adjusted Leverage Ratio" means, with respect to each Fiscal Quarter of the Company ending (a) during the period beginning on the Closing Date and ending on June 30, 1997, inclusive, 4.50 to 1.00, (b) during the period beginning on July 1, 1997 and ending on September 30, 1997, inclusive, 4.00 to 1.00 and (c) on or after October 1, 1997, 3.5 to 1.00.

     "Adjusted Net Worth Amount" means, as to the Company, (a) during the period beginning on the Closing Date and ending on the day immediately preceding the Acquisition Effective Date, an amount equal to $375,000,000 plus, a cumulative amount, calculated annually with respect to each Fiscal Year, commencing with the Fiscal Year ending December 31, 1996, equal to the sum of (i) one hundred percent (100%) of the Net Cash Proceeds received by the Company from the issuance after April 8, 1996 of Stock (including the Trust Securities described in clause (i) of the definition thereof) to any Person not included within the Company and (ii) fifty percent (50%) of the amount of the Company's Net Income (but not Net Loss) during each such Fiscal Year, as set forth in the audited annual financial statements with respect to each such Fiscal Year delivered to the Agent pursuant to Section 5.04 hereof, and (b) from and after the Acquisition Effective Date, an amount equal to $1,200,000,000 plus, a cumulative amount, calculated annually with respect to each Fiscal Year, commencing with the Fiscal Year ending December 31, 1996, equal to the sum of (i) one hundred percent (100%) of the Net Cash Proceeds received by the Company from the issuance after the Acquisition Effective Date of Stock to any Person not included within the Company and (ii) fifty percent (50%) of the amount of the Company's Net Income (but not Net Loss) during each such Fiscal Year, as set forth in the audited annual financial statements with respect to each such Fiscal Year delivered to the Agent pursuant to Section 5.04 hereof; provided that, for the Fiscal Year ending December 31, 1996, there shall only be included pursuant to clauses (a)(ii) and (b)(ii) only that portion of the Company's Net Income earned during the period commencing on July 1, 1996 and ending on December 31, 1996.

     "Adverse Environmental Condition" means the occurrence of any of the matters referred to in the definition of Environmental Claim.

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls such Person, or which is controlled by or is under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Nothing in the foregoing definition shall be interpreted to construe the Agent, any Co-Agent or any Bank as an Affiliate of the Borrower.

     "Agent" means FNBB, in its capacity as agent hereunder and any successor thereto appointed pursuant to Section 9.06.

     "Agreement" means this Fourth Amended and Restated Credit Agreement, including all exhibits and schedules hereto, as the same may be amended, modified or supplemented and in effect from time to time.

     "Ancillary Agreements" means, collectively, any supplemental agreement or undertaking executed as a condition to or in connection with this Agreement by any party hereto, including, without limitation, the Notes, the Applications and the Letters of Credit.

     "Applicable Lending Office" means, with respect to each Bank, its Domestic Lending Office with respect to Base Rate Loans and Federal Funds Rate Loans, and its Eurodollar Lending Office with respect to Eurodollar Rate Loans.

     "Applicable Margin" means at the relevant time of reference, in respect of Base Rate Loans, Eurodollar Rate Loans or Federal Funds Rate Loans, the applicable rate per annum, expressed in Basis Points, set forth in the column below for such Type of Loan opposite the Debt Rating then in effect; provided that, in the event of a split Debt Rating by S&P and Moody's, the higher Debt Rating shall apply, unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply:

 DEBT
RATING

Base Rate Loan
Eurodollar Rate Loan
Federal Funds Rate Loan

S&P:  A-
Moody's: A3
or better

0.0

27.5
27.5
S&P:  BBB+
Moody's:  Baa1 or better
0.0
30.0
30.0
S&P:  BBB
Moody's:  Baa2

0.0

37.5

37.5

S&P:  BBB-
Moody's:  Baa3
0.0
45.0
45.0

S&P:  BB+
Moody's:  Ba1
0.0
65.0
65.0

S&P:  BB
Moody's Ba2
or unrated or lower

0.0
85.0
85.0

     "Application" means an application submitted by the Borrower to the Agent requesting a Documentary Letter of Credit or a Standby Letter of Credit in the forms annexed hereto as Exhibit A-1 or A-2, respectively (or in the event another Bank issues a Letter of Credit, such issuing Bank's forms).

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee or an Affiliate of a Bank, and accepted by the Borrower and the Agent, in substantially the form of Exhibit B hereto.

     "Avon Refinery" means the land and improvements known as the Avon Refinery, located in Martinez, California, together with the terminals, tanks, pipelines and related facilities used or intended for use in connection therewith.

     "Banks" has the meaning specified in the recitals hereof.

     "Base Rate" means the higher of (a) the annual rate of interest announced publicly from time to time by the Agent at its principal office in Boston, Massachusetts as its "base rate", and (b) one-half of one percent (1/2%) above the Overnight Federal Funds Rate.

     "Base Rate Loan" means any Loan that bears interest at a rate determined by reference to the Base Rate.

     "Basis Point" means one one-hundredth of one percent (0.01%).

     "Bayway Mortgage Bond Indenture" means that certain Indenture, dated as of April 1, 1993, among the Borrower, Bayway Refining Company, a Delaware corporation as Guarantor and State Street Bank and Trust Company, as Trustee, as in effect on the Closing Date.

     "Bayway Mortgage Bonds" means the 8 1/4% First Mortgage Bonds due May 15, 2003 of the Borrower, issued pursuant to the Bayway Mortgage Bond Indenture, in the aggregate principal amount of $150,000,000.

     "Bayway Refinery" means the land and improvements known as the Bayway Refinery, located in Linden, New Jersey, together with the terminals, tanks, pipelines and related facilities used or intended for use in connection therewith.

     "BofA" has the meaning set forth in the recitals hereof.

     "Borrower" has the meaning set forth in the recitals hereof.

     "Borrowing" means an extension of credit consisting of (a) Loans of the same Type made, continued or converted on the same day by the Banks, and, in the case of Federal Funds Rate Loans and Eurodollar Rate Loans, having the same Interest Period and (b) the issuance of a Letter of Credit by the Agent and the participation therein by the Banks.

     "Business Day" means any day that is not a Saturday or Sunday or a day on which banks are required to be closed in Boston, Massachusetts or New York, New York and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market.

     "Capital Asset" means each asset which would properly be classified as an asset other than a current asset on a balance sheet of the Person owning such asset, in accordance with GAAP, including, without limitation, all fixed assets and investments consisting of the capital stock or Indebtedness of any other Person.

     "Capital Expenditures" means, (a) all expenditures by the Borrower and its Subsidiaries (including capitalized interest) for any Capital Asset or for replacements, substitutions or additions thereto, and (b) to the extent not included in the foregoing clause (a), deferred costs of Turnarounds with respect to the Facilities, so classified on a basis consistent with current practice.

     "Capitalized Lease" means, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" means the capitalized amount of all obligations under Capitalized Leases.

     "Cash Equivalents" means, (a) repurchase agreements and short-term obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve months from the date of acquisition, (b) short-term certificates of deposit issued by any bank organized under the laws of the United States of America or any state thereof if such bank has a short-term debt rating of not less than P-1 or A-1 or their equivalent by Moody's or S&P, respectively, or any of their successors, (c) short-term certificates of deposit issued by, and so-called Eurodollar "call deposits" at, any Bank, or any foreign subsidiary or affiliate of such Bank, if any investment issued by such Bank or foreign subsidiary or affiliate, as applicable, has a rating of not less than Baa or BBB- or their equivalent, or P-2 or A-2 or their equivalent, as applicable, by Moody's or S&P, respectively, or any of their successors, or (d) commercial paper or finance company paper (in each case, issued by a Person other than an Affiliate of the Borrower) that is rated not less than P-1 or A-1 or their equivalents by Moody's or S&P or their successors and that has a maturity of less than twelve months.

     "Chase" has the meaning set forth in the recitals hereof.

     "Chief Financial Officer" means the chief financial officer, or, in case of his or her unavailability, the treasurer, assistant treasurer or comptroller of the Borrower.

     "Closing Date" means the Business Day on which each of the conditions set forth in Article III have been satisfied or waived, which, in any event, shall not be later than January 14, 1997 or such later date acceptable to the Agent.

     "Co-Agent(s)" has the meaning set forth in the recitals hereof.

     "Commitment" means the Facility A Commitments and/or the Facility B Commitments, as the context may require.

     "Commitment Fees" means the Facility A Commitment Fee and the Facility B Commitment Fee.

     "Commitment Percentage" means, for each Bank, such Bank's Facility A Commitment Percentage and/or such Bank's Facility B Commitment Percentage, as the context may require.

     "Company" means the Borrower and its Subsidiaries, on a consolidated basis.

     "Compliance Certificate" has the meaning specified in Section 5.04(d).

     "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum derived substance or waste, or any constituent of such substance or waste, including, without limitation, any substance regulated under any Environmental Law.

     "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another Person, and (b) any liability of such Person for the obligations of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise),
(ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another, or (iii) to make take-or-pay or similar payments, if required regardless of nonperformance by any other party or parties to an agreement, if in the case of any agreement described under subclause (i),
(ii) or (iii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

     "Contractual Obligation" of any Person, means any obligation, agreement, undertaking or similar provision of any security issued by such Person or any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

     "Debt Rating" means the rating issued by S&P or Moody's with respect to unsecured Indebtedness of the Borrower not maturing within twelve months and not subordinated by its terms in right of payment to other Indebtedness of the Borrower.

     "Default" means any event which with the passing of time or the giving of notice or both would constitute an Event of Default.

     "Discretionary Capital Expenditures" means all Capital Expenditures of the Borrower and its Subsidiaries, other than Capital Expenditures of the Company
(i) for deferred costs of Turnarounds with respect to any Refinery, so classified on a basis consistent with current practice and (ii) necessarily incurred by the Company in order to maintain its property, plants and equipment (including, without limitation, any Refinery) in compliance with applicable Environmental Laws and other laws and regulations.

     "Documentary Letters of Credit" means the irrevocable documentary letters of credit opened for the account of the Borrower by the Agent pursuant to this Agreement, substantially in the form of Exhibit D-1 hereto.

     "Dollars" and the sign "$" each mean the lawful money of the United States of America.

     "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" below its name on Schedule 1.01(a) hereto or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

     "Drawdown Date" means the date on which any Loan is made or is to be made in accordance with Section.2.03.

     "EBITDA" means, as to the Company and in respect of any fiscal period, an amount equal to (a) Net Income determined on a FIFO basis for such period, plus
(b) depreciation and amortization expense and other non-cash charges for such period, plus (c) gross interest expense during such period, plus (d) an amount equal to the Company's income tax expense as reflected on the Company's books of account during such period, plus (e) any items of loss which are extraordinary items as defined by GAAP, minus (f) any items of gain which are extraordinary items as defined by GAAP.

     "Eligible Assignee" means any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $1,000,000,000, calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution approved by the Agent, such approval not to be unreasonably withheld.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of ss.3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     "Environmental Claim" means any notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, Contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by, from, or related to the Facilities, (b) the environmental aspects of the transportation, storage, treatment or disposal of materials in connection with the operation of the Facilities or any other assets of the Borrower or any of its Subsidiaries, or (c) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations or Permits of or from any Governmental Authority relating to environmental matters connected with the Facilities, or any other assets of the Borrower or any of its Subsidiaries.

     "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section.1251 et seq.), the Clean Air Act (42 U.S.C. Section.7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section.2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section.651 et seq.), as each of the foregoing may be amended or supplemented from time to time, and any other federal, state or local statutes, present or future, relating to health, safety, or the environment, including, without limitation, transfer of ownership notification statutes such as the New Jersey Environmental Cleanup Responsibility Act (New Jersey Stat. Ann. 13:1K-6 et seq.) and the Connecticut Industrial Transfer Law of 1985 (Conn. Gen. Stat. Section.22a-134 et seq.) and statutes such as the California Safe Drinking Water and Toxic Enforcement Act (Cal. Health and Safety Code Section.25249.5 et seq.), the Alaska Environmental Conservation Law (Alaska Stat. Section.46.03 et seq.), the Oregon Hazardous Waste Remedial Action Act (Or. Rev. Stat. Section.466.540 et seq.), and the Washington Hazardous Waste Cleanup Act (Wash. Rev. Code Chap. 70,105 B), and the regulations promulgated pursuant thereto.

        "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

        "ERISA Affiliate" means any Person which is treated as a single employer, trade or business (whether or not incorporated) with the Borrower under Section 414 of the Revenue Code.

        "ERISA Reportable Event" means a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

        "Escrow Agreement" means that certain Escrow Agreement, to be dated January 15, 1997, among the Borrower, Unocal and Chase, pursuant to which the Borrower has agreed that it shall, on or before January 15, 1997 (or such later date as shall be agreed to by the Agent) either (i) deposit cash into an escrow account at Chase and/or (ii) deliver a letter of credit or similar financial instrument for the benefit of Unocal, such that the sum of the amount deposited in cash in such escrow account and the face value of such letter of credit or other financial instrument delivered is equal to at least $1,000,000,000.

        "Escrow Deposit" means the cash deposit to be placed, and/or the letter of credit or similar financial instrument for the benefit of Unocal to be delivered, into escrow by the Borrower pursuant to the Escrow Agreement.

        "Escrow Deposit Date" means the date on which the Agent and the Banks receive certification by the Chief Financial Officer that (i) not later than the first Business Day immediately following such date, the Borrower shall make the Escrow Deposit and (ii) the Borrower has received Net Cash Proceeds of not less than $575,000,000 from the issuance of the Senior Unsecured Term Notes in the aggregate principal amount of $600,000,000.

        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Eurodollar Interbank Market" means any lawful recognized market in which deposits of Dollars are offered by international banking units of United States banking institutions and by foreign banking institutions to each other.

        "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" below its name on
Schedule 1.01(a) hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

        "Eurodollar Rate" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars in immediately available funds are offered to the Eurodollar Lending Office of each of the Reference Banks, two Business Days before the first day of such Interest Period by prime banks in any Eurodollar Interbank Market, selected by the Reference Banks at or about the Relevant Local Time of such Eurodollar Lending Office, for delivery on the first day of such Interest Period in an amount substantially equal to the amount of the Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by such Reference Bank and with a maturity equal to the last day of such Interest Period, by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage for such Interest Period. As used herein, "Relevant Local Time", as to any Eurodollar Lending Office, shall be 11:00 a.m. London time when such Eurodollar Lending Office is located in Europe, or 10:00 a.m. Boston, Massachusetts time, when such Eurodollar Lending office is located in North America, the Caribbean or the Bahamas.

        "Eurodollar Rate Loan" means any Loan that bears interest at a rate determined with reference to the Eurodollar Rate.

        "Eurodollar Rate Reserve Percentage" for any Interest Period, means the reserve percentage (expressed as a decimal) applicable two Business Days before the first day of such Interest Period, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Agent, at its principal office with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

        "Event of Default" has the meaning specified in Section 8.01.

        "Existing Credit Agreement" has the meaning set forth in the recitals hereof.

        "Facilities" means any real property (including any Refinery) owned or leased or used by the Borrower or any of its Subsidiaries.

        "Facility A Commitment" means for any Bank, the amount set forth next to the name of such Bank on Schedule 1.01(b) hereto under the caption "Facility A Commitment", subject to reduction in accordance with the terms hereof.

     "Facility A Commitment Fee" has the meaning specified in Section 2.08(a).

        "Facility A Commitment Percentage" means, for each Bank, that percentage equal to the percentage of the Facility A Total Commitment comprised of such Bank's Facility A Commitment, or if the Facility A Commitments of the Banks have terminated, that percentage equal to such Bank's percentage interest in the Facility A Revolving Credit Debt.

     "Facility A Loans" means Loans made to the Borrower pursuant to Section
2.01 hereof.

        "Facility A Maturity Date" means January 14, 2002.

        "Facility A Note" means each promissory note of the Borrower payable to the order of each Bank in an amount equal to the amount of such Bank's Facility A Commitment, in substantially the form of Exhibit C-1 hereto, evidencing the Indebtedness of the Borrower to such Bank with respect to the Facility A Revolving Credit Debt resulting from the Borrowings provided by such Bank hereunder.

        "Facility A Revolving Credit Debt" means at any time, the aggregate principal amount of all Borrowings at such time made pursuant to Section.2.01 including, without limitation, (i) all such Borrowings in cash thereunder and
(ii) the aggregate principal amount of all such Letter of Credit Reimbursement Obligations outstanding thereunder.

        "Facility A Total Commitment" means, at the relevant time of reference thereto, an amount equal to Nine Hundred Million Dollars ($900,000,000) minus an amount equal to all reductions in the Facility A Total Commitment pursuant to
Section 2.01 hereof.

        "Facility B Commitment" means for any Bank, the amount set forth next to the name of such Bank on Schedule 1.01(b) hereto under the caption "Facility B Commitment", subject to reduction in accordance with the terms hereof.

        "Facility B Commitment Fee" has the meaning specified in Section
 2.08(b).

        "Facility B Commitment Percentage" means, for each Bank, that percentage equal to the percentage of the Facility B Total Commitment comprised of such Bank's Facility B Commitment, or if the Facility B Commitments of the Banks have terminated, that percentage equal to such Bank's percentage interest in the Facility B Revolving Credit Debt.

        "Facility B Loans" means Loans made to the Borrower pursuant to Section.2.02 hereof.

        "Facility B Maturity Date" means January 13, 1998.

        "Facility B Note" means each promissory note of the Borrower payable to the order of any Bank in an amount equal to the amount of such Bank's Facility B Commitment, in substantially the form of Exhibit C-2 hereto, evidencing the Indebtedness of the Borrower to such Bank with respect to the Facility B Revolving Credit Debt provided by such Bank hereunder.

        "Facility B Revolving Credit Debt" means at any time, the aggregate principal amount of all Borrowings at such time made pursuant to Section 2.02.

        "Facility B Total Commitment" means, at the relevant time of reference thereto, an amount equal to One Hundred Million Dollars ($100,000,000) minus an amount equal to all reductions in the Facility B Total Commitment pursuant to
Section 2.02 hereof.

        "Fair Market Value" means, in respect of any asset or property, the value placed on such asset or property in an arm's length transaction by a buyer who is not an Affiliate of the seller and who is under no obligation to purchase such asset or property and a seller who is under no compulsion to sell such asset or property.

        "Federal Funds Rate" shall mean for any Interest Period of three, four, five, six or seven days, the rate of interest equal to the rate per annum at which FNBB is offered Federal funds for such number of days in the term Federal funds market as of 10:00 a.m. (Boston time) on the first Business Day of such Interest Period, for settlement on such day in an amount comparable to the amount of the Federal Funds Rate Loan of FNBB to be outstanding for such Interest Period.

        "Federal Funds Rate Loans" means any Loan that bears interest at a rate determined by reference to the Federal Funds Rate.

        "Federal Reserve Board" has the meaning specified in Section 4.07.

        "FIFO" means the first-in-first-out method of determining value of Inventory in accordance with GAAP.

        "First Mortgage Bond Indenture" means that certain Indenture, dated as of March 30, 1992, between the Borrower and State Street Bank and Trust Company, as Trustee, relating to the First Mortgage Bonds, as amended, modified or supplemented and in effect on the Closing Date.

        "First Mortgage Bonds" means collectively, (a) the nine percent (9%) Series A First Mortgage Bonds Due March 15, 1997 of the Borrower, issued pursuant to the First Mortgage Bond Indenture, in the original aggregate principal amount of $100,000,000 and (b) the nine and five-eighths percent (9 5/8%) Series B First Mortgage Bonds Due March 15, 2002 of the Borrower, issued pursuant to the First Mortgage Bond Indenture, in the original aggregate principal amount of $200,000,000.

        "Fiscal Quarter" means any fiscal quarter of the Company ending on March 31, June 30, September 30 or December 31. Subsequent changes of the fiscal quarter of the Company shall not change the term "Fiscal Quarter" as used herein, unless the Agent shall consent in writing to such a change.

        "Fiscal Year" means the fiscal year of the Company ending on December
31. Subsequent changes of the fiscal year of the Company shall not change the term "Fiscal Year" as used herein, unless the Agent shall consent in writing to such a change.

        "FMCP L/C" means the irrevocable Standby Letter of Credit No. I-047-CFSI-50078543 issued by the Agent for the account of Seminole Fertilizer Corporation and the obligation of the Borrower under this Agreement and any extensions or replacements of such Standby Letter of Credit, in form and substance satisfactory to the Agent and the Banks.

        "FNBB" has the meaning specified in the recitals hereof.

        "Funded Debt" of any Person means, at any time, the amount of all Indebtedness for borrowed money (other than short-term trade credit) or for the deferred purchase price of Capital Assets plus Capitalized Lease Obligations plus reimbursement obligations (contingent or otherwise) with respect to letters of credit and other similar credit instruments (other than letters of credit and other similar credit instruments securing trade payables), calculated in accordance with GAAP.

        "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination; provided, however, that for purposes of computing compliance with the various covenants contained herein and the related definitions, "GAAP" shall mean said principles as applied by the Company in the preparation of its respective financial statements for the fiscal year ended December 31, 1995 and consistently followed.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranteed Pension Plan" means any employee pension benefit plan within the meaning of Section (3)(2) of ERISA (other than a Multiemployer Plan) which the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants and which is guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA.

        "Indebtedness" of any Person means, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capitalized Lease Obligations, (e) all Contingent Obligations, (f) all Indebtedness referred to in clause (a), (b),
(c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (g) the Obligations, and (h) the amount at which any redeemable preferred stock of such Person is required to be redeemed; provided that the obligations of the Borrower or TFT with respect to the Trust Securities shall not be treated as Indebtedness.

     "Interest Coverage Ratio" means the ratio of (a) EBITDA to (b) Interest Expense.

     "Interest Expense" means, as to the Company, and in respect of any period consisting of one or more Fiscal Quarters, an amount equal to the total amount of all interest accrued on Indebtedness of the Company during such period.

     "Interest Period" means as to the Borrower, in the event that the Borrower shall have validly and effectively elected to have any Loan bear interest at a rate determined by reference to (a) the Eurodollar Rate, (i) initially, the period commencing on the date that such Loan is made or on the date of conversion of the interest rate applicable to such Loan to a rate determined by reference to the Eurodollar Rate, as the case may be, and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Agent pursuant to Section
2.03 or 2.11, respectively, and (ii) thereafter, if the Borrower validly and effectively elects to have such Loan continue to bear interest at a rate determined by reference to the Eurodollar Rate pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to Section 2.11, or (b) the Federal Funds Rate, (i) initially, the period of three, four, five, six or seven days commencing on the date that such Loan is made or on the date of conversion of the interest rate applicable to such Loan to a rate determined by reference to the Federal Funds Rate and (ii) thereafter, if the Borrower validly and effectively elects to have such Loan continue to bear interest at a rate determined by reference to the Federal Funds Rate pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending three, four, five, six or seven days thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to Section 2.11; provided, however, that all of the foregoing provisions are subject to the following:

          (A) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless with respect to Interest Periods relating to Eurodollar Rate Loans, the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

          (B) any Interest Period for a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), shall end on the last Business Day of a calendar month; and

          (C) the Borrower may not select any Interest Period which ends after the Facility A Maturity Date with respect to any Facility A Loan or the Facility B Maturity Date with respect to any Facility B Loan.

     "Inventory" means any inventory held for sale or lease or to be furnished under contracts of service or work in process and all materials used or consumed in the Borrower's business which consist of crude oil, refined petroleum products and intermediate feedstocks and blend components commonly used in the petroleum industry to improve characteristics of, or meet governmental or customer specifications for, petroleum or refined petroleum products, all of which Inventory shall be valued on a FIFO basis.

     "Letter of Credit Reimbursement Obligations" means, as to any Letter of Credit, as at any date of determination, all Obligations of the Borrower relating to such Letter of Credit as at such date, including, without limitation, the sum of (a) the maximum aggregate amount which is then available to be drawn under such Letter of Credit plus (b) the aggregate amount of all drawings under such Letter of Credit honored by the Agent (or the issuing Bank) and not theretofore reimbursed by the Borrower.

     "Letters of Credit" means Documentary Letters of Credit and Standby Letters of Credit.

     "Leverage Ratio" means the ratio of (a) Total Debt to (b) the sum of (i) EBITDA plus (ii) rental payments with respect to Synthetic Leases payable by the Company during the period for which the Leverage Ratio is calculated.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor.

     "LIFO" means the last-in-first-out method of determining value of Inventory in accordance with GAAP.

     "Loan" means (a) the Facility A Loans and the Facility B Loans and (b) all amounts paid by the Agent (or other issuing Bank) under any Letter of Credit issued or created pursuant to Article II, and not theretofore reimbursed by the Borrower.

     "Loan Account" has the meaning specified in Section 2.17.

     "Long Island Facility" means that certain 5,000,000 barrel petroleum storage facility and related deep-water marine facilities located on real property owned by the Borrower in Eastern Long Island, New York.

     "Material Adverse Change" means a change that results, or would result, in a Material Adverse Effect.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Borrower or the Company, or (b) the Borrower's ability to pay the Obligations in accordance with the terms hereof and to perform its obligations hereunder.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means any multiemployer plan within the meaning of ss.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

     "Net Cash Proceeds" means, (a) with respect to any Sale of all or a portion of the Stock of the Borrower or a Subsidiary of the Borrower or (b) with respect to the Sale of assets of the Borrower or a Subsidiary of the Borrower with a Fair Market Value in aggregate in any one year in excess of $5,000,000 by the Borrower or such Subsidiary (other than the Sale of Inventory in the ordinary course of business of the Borrower or such Subsidiary) or (c) with respect to any Sale of Trust Securities or debt instruments or notes issued by the Borrower or any of its Subsidiaries, an amount equal to the aggregate amount of cash proceeds received by the Borrower and/or such Subsidiary from such Sale, as the case may be, less all fees and expenses, including customary brokerage commissions, legal and investment banking fees and other similar commissions, charges or fees, incurred in connection with such Sale, and cash taxes paid or payable by the Borrower or such Subsidiary in respect of such Sale during, or on account of, the Fiscal Year in which such Sale occurs.

     "Net Income (Loss)" means, as to the Company and in respect of any fiscal period of the Company, the net income (or net loss, as the case may be) of the Company for such period, determined on a consolidated basis in accordance with GAAP.

     "Notes" means the Facility A Notes and the Facility B Notes.

     "Notice of Borrowing" has the meaning specified in Section 2.03(a).

     "Notice of Conversion or Continuation" has the meaning specified in Section 2.11.

     "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent or any of the Banks, present or future, whether or not evidenced by any note, guarantee or other instrument, arising under this Agreement, any Ancillary Agreement or any other document or instrument executed in connection herewith or therewith, whether arising by reason of an extension of credit, opening, creation or amendment of a Letter of Credit or payment thereunder or of any draft drawn thereunder (including, without limitation, those arising from payment or guarantee by any Bank in connection with a Letter of Credit opened for the Borrower), loan (including the Loans), guarantee, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, fees, commissions, charges, expenses, attorneys' fees and any other sum chargeable to the Borrower under this Agreement, any Ancillary Agreement or any other agreement with any Bank with respect to any of the foregoing.

     "Other Taxes" has the meaning specified in Section 2.18(b).

     "Overnight Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it in its sole discretion acting in good faith.

     "PBGC" means the Pension Benefit Guaranty Corporation created by Section.4002 of ERISA and any successor entity or entities having similar responsibilities.

     "Permit" means any permit, approval, consent, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

     "Permitted Businesses" means refining, processing, distribution of petroleum products, wholesale and retail marketing of petroleum products, crude oil and natural gas production, operation of retail convenience stores in conjunction with a system of retail marketing of petroleum products and related businesses (but excluding oil and gas exploration, natural gas marketing and petroleum trading which does not directly support the primary refining, distribution and marketing business of the Borrower and its Subsidiaries).

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     "Projections" means those certain consolidated and consolidating financial projections of the Company and the underlying assumptions relating thereto, covering the fiscal years ending in 1996 through 2001 inclusive, including the Company's capital expenditure program for its Facilities.

     "Public Notes" means the unsecured, non-callable seven percent (7%) Notes due July 15, 2000 of the Borrower, issued on July 12, 1995, in the original aggregate principal amount of $125,000,000 issued pursuant to the Indenture dated as of July 7, 1995 between the Borrower and State Street Bank and Trust Company, as Trustee.

     "Qualifying Investments" means repurchase agreements and obligations rated (on the date of such purchase or acquisition) AAA or A-1 by S&P or Aaa or P-1 by Moody's, obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America or any agency thereof, money market preferred stocks rated AA or better by S&P or Aa or better by Moody's, money market loan participation programs with companies with short-term credit rated AAA or A-1 by S&P or Aaa or P-1 by Moody's, and certificates of deposit issued by any bank organized under the laws of the United States of America or any state thereof if such bank has a short-term debt rating of not less than P-1 or A-1 or their equivalent by Moody's or S&P, respectively, or any of their successors; provided, however, that none of the above instruments shall have a maturity of less than one year or more than five years.

     "Reference Banks" means FNBB, BofA, and Chase.

     "Refinery" means any refinery owned by the Borrower and/or any of its Subsidiaries.

     "Register" has the meaning specified in Section 10.02(c).

     "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property owned, leased, or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

     "Remedial Action" means all actions, including corrective actions, required to (a) clean up, remove, treat or in any other way address any Contaminant or other substance in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of any Contaminant or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     "Rental Obligations" means at the relevant date of reference thereto, the aggregate net present value (calculated at a discount rate of 10% per annum) of the future rental payments owing with respect to Synthetic Leases over the then remaining term of all Synthetic Leases of the Company.

     "Required Banks" means, as of a particular date, Banks having at least 65% of the aggregate principal amount of all of the Loans or, if no Loans are then outstanding, Banks having at least 65% of the aggregate of all of the Facility A Commitments and the Facility B Commitments.

     "Requirement of Law" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and all federal, state and local laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Authority including, without limitation, all disclosure requirements of ERISA and the requirements of Environmental Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" means, with respect to any Person, any of the principal executive officers of such Person (including, with respect to the Borrower, its Chief Financial Officer).

     "Restricted Investment" means, (a) any purchase or other acquisition of any Stock or other security, obligation or other interest in any Person (including, without limitation, any loan, advance, or other extension of credit to such Person) or any capital contribution to any Person (including, without limitation, any capital contribution by the Borrower or any of its Subsidiaries to any other Subsidiary of the Borrower), (b) any Contingent Obligation of the Borrower or any of its Subsidiaries in favor of any other Person, or (c) any loan, advance, or other extension of credit by the Borrower or any of its Subsidiaries to any other Subsidiary of the Borrower, except:

        (i)     investments in Cash Equivalents or Qualifying Investments;

        (ii) investments in or capital contributions to a Subsidiary of the Borrower in any Fiscal Year in an aggregate amount not in excess of the amounts required to be repaid by such Subsidiaries in any Fiscal Year under outstanding Indebtedness permitted in Section
                7.01 plus $5,000,000;

        (iii) routine security deposits made in the ordinary course of business;

        (iv) normal trade indebtedness for the sale of Inventory sold by the Borrower or any of its Subsidiaries in the ordinary course of business with payment terms not to exceed sixty (60) days from the date of sale;

         (v) indemnifications to officers, directors and other Persons to the extent permitted by the corporation laws of any applicable jurisdiction, customary indemnification to underwriters and other Persons made in connection with any security offerings, and indemnifications in connection with any permitted Sale of a Capital Asset by the Borrower or a Subsidiary of the Borrower; and

        (vi) Contingent Obligations of the Borrower or any of its Subsidiaries with respect to and in an amount not to exceed the Indebtedness or Contractual Obligation of a Subsidiary which is permitted under the terms of this Agreement.

     "Restricted Payment" means (a) the declaration of any dividend on, or the making of or the incurrence of any liability to make any other payment or distribution in cash or other property or assets in respect of, the Stock of the Borrower other than one payable or paid solely in Stock of the Borrower or (b) any payment on account of the purchase, redemption, retirement or other acquisition of any of the Stock of the Borrower or any other payment or distribution made in respect thereof, either directly or indirectly, except solely in exchange for Stock of the Borrower.

     "Restricted Prepayment" means any prepayment of any Indebtedness of the Borrower or any of its Subsidiaries, other than the Notes, in advance of the scheduled maturity thereof.

     "Revenue Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor statute or statutes, and any regulations promulgated thereunder.

     "Revolving Credit Debt" means the Facility A Revolving Credit Debt and/or the Facility B Revolving Credit Debt, as the context may require.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill,
Inc..

     "Sale" or "Sell" means any sale, transfer, conveyance, assignment, exchange, liquidation, long-term lease or other disposition of (other than the grant of a Lien on), all or any portion of any asset or Stock or any interest therein, whether or not for value.

     "Secured Debt" means, with respect to the Company, any Indebtedness of the Company which is secured by a Lien upon or in any of its property.

     "Senior Unsecured Term Notes" means, collectively, (i) the 7.25% senior unsecured term notes of the Borrower due 2007, (ii) the 7.80% senior unsecured term notes of the Borrower due 2027 and (iii) the 7.90% senior unsecured term notes of the Borrower due 2047, issued in an aggregate original principal amount equal to $600,000,000.

     "Standby Letters of Credit" means irrevocable standby letters of credit opened for the account of the Borrower by the Agent pursuant to this Agreement, substantially in the form of Exhibit D-2 hereto and the FMCP L/C.

     "Stock" means all shares, options, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity (including, without limitation, a partnership, business trust or limited liability company), whether voting or nonvoting, and including, without limitation, common stock, preferred stock, beneficial interests in trusts, securities convertible into or exchangeable for stock, or warrants or options for any of the foregoing.

     "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity (including business trusts) of which an aggregate of more than 50% of the outstanding Stock, having ordinary voting power to elect or appoint a majority of the members of the board of directors, trustees or members of a similar governing body of such corporation, partnership or other entity (irrespective of whether, at the time, Stock of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency), is, or of which an aggregate of more than 50% of the interests in which are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and, with respect to the Borrower, shall include TFT.

     "Synthetic Lease" means any lease or similar arrangement entered into in connection with the acquisition or lease of real property, fixtures and other capital assets which is treated in accordance with GAAP as an operating lease for accounting purposes but as a capitalized lease for tax purposes.

     "Tangible Net Worth" of the Company means, at any date, the excess of the Total Assets of such Person at such date over the Total Liabilities of such Person at such date, and less the sum at such date of: (i) all goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all reserves carried and not deducted from assets, (iii) securities which are not readily marketable, (iv) any subscriptions receivable and (v) any items not included in clauses (i) through (iii) above which are treated as intangibles in conformity with GAAP, all of the foregoing as determined for any such date as of the end of the immediately preceding Fiscal Quarter in accordance with GAAP.

     "Taxes" has the meaning specified in Section 2.18(a).

     "TEL" means Tosco Europe Limited, a limited liability company organized under the laws of England and Wales.

     "TFT" means Tosco Financing Trust, a statutory business trust formed under the laws of the State of Delaware.

     "Total Assets" means, as to the Company and as of a given date, the total consolidated assets of the Company, determined in accordance with GAAP.

     "Total Debt" means at the relevant time of reference, with respect to the Company (after eliminating all intercompany items) the aggregate amount of Indebtedness, calculated without duplication, in respect of (i) short-term trade credit and other short-term borrowings then outstanding, plus (ii) Funded Debt (other than short-term borrowings) then outstanding, plus (iii) Rental Obligations as at such date, plus (iv) contingent obligations (including, without limitation, Contingent Obligations and other contingent obligations relating to letters of credit and similar obligations other than Letters of Credit issued hereunder) in excess of $100,000,000 at any one time outstanding.

     "Total Liabilities" means, as to the Company and as of a given date, the total consolidated liabilities of the Company, determined in accordance with GAAP.

     "Trust Securities" means, collectively, (i) the 5-3/4% Trust Convertible Preferred Securities representing preferred undivided beneficial interests in the assets of TFT sold for $50.00 per such Convertible Preferred Security and
(ii) the related 5-3/4% Convertible Junior Subordinated Debentures issued pursuant to the Supplemental Indenture, dated as of December 13, 1996, between the Borrower and State Street Bank and Trust Company.

     "Turnarounds" means periodic shutdowns, or the substantial curtailment of operations, of any Refinery or any particular processing unit at any Refinery for inspection, repairs, replacements and other major maintenance work.

     "Type" refers, with respect to any Loan, to whether such Loan is a Base Rate Loan, a Eurodollar Rate Loan or a Federal Funds Rate Loan.

     "Unocal" means Union Oil Company of California, a California corporation.

     1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

     1.03. Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given to such term in accordance with GAAP applied on a consistent basis. All financial computations hereunder shall be computed in accordance with GAAP. The fact that certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

     1.04. General Provisions. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular section, subsection or clause contained in this Agreement. Wherever, from the context, it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Except as otherwise provided herein, a reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement. A reference to any law includes any amendment or modification to such law. A reference to any Person includes its permitted successors and permitted assigns. The words "include", "includes" and "including" are not limiting. Reference to a particular "Section" refers to that section of this Agreement unless otherwise indicated.

                   ARTICLE II. AMOUNTS AND TERMS OF THE LOANS

     2.01. Revolving Credit Facility A.

     (a) On the terms and subject to the conditions contained in this Agreement, including, without limitation, compliance with Section 2.03 hereof and Article III hereof, each Bank severally agrees to make Loans to the Borrower and to participate in Letters of Credit on behalf of the Borrower, from time to time, in an aggregate principal amount up to but not in excess of such Bank's Facility A Commitment as in effect from time to time, during the period commencing on the Closing Date to but excluding the Facility A Maturity Date; provided that the sum of (i) the aggregate amount of Loans made pursuant to this Section 2.01(a), plus (ii) the aggregate face amount available to be drawn under all outstanding Letters of Credit, plus (iii) all amounts paid by the Agent (or other issuing
Bank) under any Letter of Credit issued or created pursuant to Article II and not yet reimbursed by the Borrower, plus (iv) the aggregate amount of Loans made pursuant to Section 2.02(a), in each case, after giving effect to amounts requested, shall not, at any time prior to the Escrow Deposit Date, exceed $600,000,000. Within the limits of the Facility A Commitments, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow pursuant to this Section 2.01(a).

     (b) Commencing on the Closing Date to but excluding the Facility A Maturity Date, the Borrower may use the Facility A Commitments by (i) borrowing and prepaying Loans, in whole or in part, and reborrowing and (ii) causing Letters of Credit to be issued, all in accordance with the provisions of this Agreement. In no event shall the Facility A Revolving Credit Debt at any time exceed the Facility A Total Commitment, determined as of such time. If on any date the Facility A Revolving Credit Debt exceeds the Facility A Total Commitment, for whatever reason, the Borrower shall reduce the Facility A Revolving Credit Debt to an amount less than or equal to the Facility A Total Commitment.

     (c) The Borrower shall have the right at any time and from time to time upon five Business Days' written notice to the Agent to reduce by $5,000,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Facility A Total Commitment, whereupon the Facility A Commitments of the Banks shall be reduced pro rata in accordance with their respective Facility A Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section.2.01, the Agent will notify the Banks of the substance thereof. No reduction of the Facility A Commitments of the Banks may be reinstated.

     (d) Upon the effective date of any such termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any Facility A Commitment Fee then accrued.

     (e) If the Acquisition has not been consummated on or before June 30, 1997, the Facility A Total Commitment shall be reduced to $650,000,000 and the Facility A Commitments of the Banks shall be reduced pro rata in accordance with their respective Facility A Commitment Percentages of the amount of such reduction in the Facility A Total Commitment.

     2.02. Revolving Credit Facility B.

     (a) On the terms and subject to the conditions contained in this Agreement, including, without limitation, compliance with Section 2.03 hereof and Article III hereof, each Bank severally agrees to make Loans to the Borrower, from time to time, in an aggregate principal amount up to but not in excess of such Bank's Facility B Commitment as in effect from time to time, during the period commencing on the Closing Date to but excluding the Facility B Maturity Date, provided that the sum of (i) the aggregate amount of Loans made pursuant to this
Section 2.02(a), plus (ii) the aggregate face amount available to be drawn under all outstanding Letters of Credit, plus (iii) all amounts paid by the Agent (or other issuing Bank) under any Letter of Credit issued or created pursuant to
Article II and not yet reimbursed by the Borrower, plus (iv) the aggregate amount of Loans made pursuant to Section 2.01(a), in each case, after giving effect to amounts requested, shall not, at any time prior to the Escrow Deposit Date, exceed $600,000,000. Within the limits of the Facility B Commitments, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow pursuant to this Section 2.02(a).

     (b) Commencing on the Closing Date to but excluding the Facility B Maturity Date, the Borrower may use the Facility B Commitments by borrowing and prepaying Loans, in whole or in part, and reborrowing, all in accordance with the provisions of this Agreement. In no event shall the Facility B Revolving Credit Debt at any time exceed the Facility B Total Commitment, determined as of such time. If on any date the Facility B Revolving Credit Debt exceeds the Facility B Total Commitment, for whatever reason, the Borrower shall reduce the Facility B Revolving Credit Debt to an amount less than or equal to the Facility B Total Commitment.

     (c) The Borrower shall have the right at any time and from time to time upon five Business Days' written notice to the Agent to reduce by $5,000,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Facility B Total Commitment, whereupon the Facility B Commitments of the Banks shall be reduced pro rata in accordance with their respective Facility B Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.02, the Agent will notify the Banks of the substance thereof. No reduction of the Facility B Commitments of the Banks may be reinstated.

     (d) Upon the effective date of any such termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any Facility B Commitment Fee then accrued.

     2.03. Notice and Method of Borrowing.

     (a) Each Borrowing of Loans shall be made upon receipt of a notice (each, a "Notice of Borrowing"), given by the Borrower requesting such Loans and received by the Agent not later than 12:00 noon, Boston, Massachusetts time, at least (x) three Business Days, in the case of Eurodollar Rate Loans and (y) one Business Day, in the case of Base Rate Loans and Federal Funds Rate Loans, prior to the Drawdown Date of such Borrowing. The Notice of Borrowing shall be in substantially the form of Exhibit E hereto, specifying therein:

          (i) the Drawdown Date of such proposed Borrowing, which shall be a Business Day;

          (ii) the amount of such proposed Borrowing which, in the case of a Borrowing of Base Rate Loans and Federal Funds Rate Loans shall be in an amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof and, in the case of Eurodollar Rate Loans, shall be in an amount of not less than $10,000,000 or an integral multiple of $5,000,000 in excess thereof;

          (iii) the Type of such Loans;

          (iv) whether such Loan is a Facility A Loan or a Facility B Loan;
               and

          (v) if the proposed Borrowing is to be comprised of Eurodollar Rate Loans or Federal Funds Rate Loans, the duration of the initial Interest Period applicable to such Loans.

Unless the Notice of Borrowing specifies otherwise, such Loans shall initially bear interest at a rate determined by reference to the Base Rate. The Agent shall give to each Bank prompt notice of the Agent's receipt of a Notice of Borrowing and, if the Borrower has properly requested in such Notice of Borrowing that any Loans initially bear interest at a rate determined by reference to the Eurodollar Rate or the Federal Funds Rate, the applicable Interest Period and interest rate under Section 2.12(b) or (c).

     (b) Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Loans, each of the Banks, severally, will make available to the Agent, at the address set forth in Section 10.07 hereof (or at such other address of which the Agent shall notify the Banks), in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Article III and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make the aggregate amount of such Loans available to the Borrower. The failure or refusal of any Bank to make available to the Agent at the aforesaid time on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of its Commitment Percentage of any requested Loans.

     (c) The Agent may (unless notified to the contrary by any Bank prior to a Drawdown Date) assume that each Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount advanced by the Agent on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the Overnight Federal Funds Rate for federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Bank's Commitment Percentage of such Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Loans is not made available to the Agent by such Bank within three (3) Business Days of such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

     (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the event that any Notice of Borrowing specifies that any Loan is to bear interest initially at a rate determined by reference to the Eurodollar Rate or the Federal Funds Rate, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing as the proposed Drawdown Date, any of the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund its Loans in the event that such Loans, as a result of such failure, are not made on such date.

     2.04. Letters of Credit. Each Letter of Credit opened by the Agent under this Agreement for the account of the Borrower shall be for one of the following purposes and shall have the following characteristics:

        (i) each Documentary Letter of Credit issued by the Agent hereunder shall have an expiry date which is not more than 90 days following the date of issuance thereof;

       (ii) each Standby Letter of Credit issued by the Agent hereunder shall have an expiry date which is (A) in the case of the FMCP L/C, not later than December 31, 1997 and (B) for all other Standby Letters of Credit, not more than 365 days following the date of issuance thereof;

      (iii) no Letter of Credit shall be opened later than ninety (90) Business Days prior to the Facility A Maturity Date, or shall have an expiry date later than the Facility A Maturity Date; and

       (iv) each Letter of Credit shall be payable by drafts drawn at sight in accordance with the appropriate Application, and shall be used only to support purchases of Inventory, bonding requirements for fuel and excise taxes and other similar support for the present operations of the Borrower, or in the case of the FMCP L/C for the purpose set forth in Section 5.11(c).

     2.05. Procedures for Opening Letters of Credit.

     (a) The Borrower shall give the Agent at least one Business Day's prior electronic, telephonic (to be confirmed in writing within twenty-four (24) hours), written, telex, telecopy or telegraphic notice (effective upon receipt), of any request for the establishment of a Letter of Credit under this Agreement. Such notice from the Borrower shall be accompanied by all information which the Agent shall require for the issuance of the Letter of Credit then being requested. Not later than 12:00 noon, Boston, Massachusetts time, on the date specified in such notice (or, if not timely delivered, on the second Business Day after receipt by the Agent), and upon the terms and subject to the conditions of this Agreement, including the limitations on the outstanding Facility A Revolving Credit Debt set forth in Section 2.01(b), unless the Agent has notice of any condition precedent to the establishment of such Letter of Credit not having been fulfilled, the Agent shall establish such Letter of Credit by forwarding the original of such Letter of Credit to the beneficiary thereof in the manner specified by the Borrower. The Agent shall notify the other Banks on a weekly basis of all Letters of Credit issued hereunder.

     (b) Effective as of the date of opening of each Letter of Credit, the Agent agrees to grant and does grant, and each Bank severally and irrevocably agrees to take and does take, an undivided participating interest in such Letter of Credit and the Application relating thereto in a percentage equal to such Bank's Facility A Commitment Percentage. All Letters of Credit issued and outstanding on the Closing Date under the Existing Credit Agreement shall be deemed to be Letters of Credit issued and outstanding hereunder and each Bank severally and irrevocably agrees to take and does take, an undivided participating interest in each such Letter of Credit and the Application relating thereto in a percentage equal to such Bank's Facility A Commitment Percentage.

     (c) If the Agent at any time makes a payment on account of any Letter of Credit and is not concurrently reimbursed therefor by the Borrower pursuant to
Section 2.06(a), the Agent shall promptly notify each Bank of such payment. Forthwith upon its receipt of such notice, each Bank shall transfer to the Agent, in immediately available funds, an amount equal to such Bank's Facility A Commitment Percentage of such payment, which shall be deemed a Loan (whether or not the Facility A Commitments have been terminated or any condition precedent to the making of a Loan has not been met) by such Bank under Section 2.01 hereof. The obligation of each Bank to so pay the Agent shall be absolute and unconditional and shall not be affected by the occurrence of a Default or an Event of Default, any right of setoff or counterclaim or defense to payment, or any other occurrence or event.

     2.06. Additional Provisions Regarding Letters of Credit. In order to induce the Agent to establish the Letters of Credit:

     (a) The Borrower agrees to pay the Agent the amount of all Letter of Credit Reimbursement Obligations owing to the Agent under any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent or any other Person. The Borrower agrees to reimburse the Agent for all amounts which the Agent pays under such Letter of Credit no later than the time specified in the related Application therefor. If the Borrower does not pay (either from the proceeds of a Borrowing or otherwise) any such Letter of Credit Reimbursement Obligation when due, such Letter of Credit Reimbursement Obligation shall immediately constitute, without necessity of further act or evidence, a Loan made by the Agent under Section.2.01, or to the extent the Agent has received any payments from any Bank for the account of the Agent pursuant to Section 2.05(c), a Loan made by such Bank under Section.2.01 (but only to the extent of each such Bank's Facility A Commitment Percentage of such Letter of Credit Reimbursement Obligation) to the Borrower, in a principal amount equal to such Letter of Credit Reimbursement Obligation which is due and remaining unpaid, such Loans to be payable on demand and bearing interest computed from the date on which such Letter of Credit Reimbursement Obligation became due to the date of repayment in full thereof at the rate of interest applicable to past due Loans bearing interest at a rate based on the Base Rate during such period.

     (b) The Borrower agrees that neither the Agent nor any other Bank shall be responsible or liable for, and the obligation of the Borrower to reimburse the Agent for any payment made by the Agent under any Letter of Credit opened by it shall not be affected by (i) the validity, form, enforceability or genuineness of any note, draft, demand, statement or other document (or any endorsement thereof) presented to the Agent under such Letter of Credit which, upon examination by the Agent with reasonable care, appears on its face to be in accordance with the terms and conditions of such Letter of Credit even if such note, draft, demand, statement or other document (or such endorsement) is proven to be invalid, untrue, inaccurate, unenforceable, fraudulent or forged, or (ii) any dispute between the Borrower and the beneficiary or beneficiaries under such Letter of Credit.

     (c) The Borrower agrees that any action taken or omitted to be taken by the Agent in connection with any Letter of Credit, if taken or omitted to be taken in good faith, shall be binding upon the Borrower and shall not create any liability for the Agent or any other Bank to the Borrower.

     (d) If the Agent is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Borrower to the Agent in reimbursement of a payment made in respect of any Letter of Credit, each Bank participating therein shall, on demand of the Agent, forthwith return to the Agent an amount equal to such Bank's Facility A Commitment Percentage of any amounts so returned by the Agent, together with interest thereon from the date such demand is made to but not including the date such amounts are returned by such Bank to the Agent, at a rate per annum equal to the Overnight Federal Funds Rate.

     (e) Any Letter of Credit to be issued by the Agent hereunder (i) shall, at the request of the Agent, and with the consent of the applicable Co-Agent, be issued by such Co-Agent, and (ii) may, at the request of the Agent, and with the consent of another Bank, be issued by such other Bank, in each case, pursuant to the provisions of Sections 2.04, 2.05 and this Section 2.06. In such case, to the extent applicable, references in this Agreement with respect to the Agent regarding such Letters of Credit shall be deemed to be references to such Co-Agent or such other Bank, as the case may be.

     (f) If the Borrower notifies the Agent that a Letter of Credit to be issued hereunder is not, in the reasonable judgment of the intended beneficiary thereof, satisfactory to such intended beneficiary because of the creditworthiness of said issuer, the Agent shall, at its expense, use commercially reasonable efforts to cause such Letter of Credit to be issued or confirmed by such other Person as to make such Letter of Credit reasonably acceptable to such intended beneficiary.

     2.07. Letter of Credit Commissions and Fees.

     (a) Commencing on the Closing Date and thereafter, in lieu of any Letter of Credit commissions and fees provided for in the Applications relating thereto or otherwise, the Borrower agrees to pay the following fees and commissions in connection with any Letters of Credit:

        (i) The Borrower agrees to pay to the Agent on behalf of the Banks in accordance with their respective Facility A Commitment Percentages, with respect to any Letter of Credit, fees or commissions in an amount equal to the maximum drawing amount of such Letter of Credit, multiplied by the applicable rate per annum, expressed in Basis Points, set forth in the table below opposite the Debt Rating then in effect; provided that, in the event of a split Debt Rating by S&P and Moody's, the higher Debt Rating shall apply; unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply:

 DEBT
RATING                     Standby L/C's                 Documentary L/C's
S&P: A-
Moody's: Aaa3 or better         25.0                           20.0

S&P: BBB+
Moody's: Baa1                   30.0                           25.0

S&P: BBB
Moody's: Baa2                   40.0                           25.0

S&P: BBB-
Moody's: Baa3                   50.0                           25.0

S&P: BB+
Moody's: Ba1                    65.0                           37.5

S&P: BB
Moody's: Ba2
or unrated or lower             90.0                           50.0


     (ii) In addition to the fees and commissions provided for in clause (i) of this Section 2.07(a), the Borrower agrees to pay to the Agent for the account of the issuing Bank of each Letter of Credit, a fee in an amount equal to 1/8% per annum of the maximum drawing amount of such Letter of Credit from time to time outstanding.

     (iii) In addition to the fees and commissions provided in clauses (i) and
(ii) of this Section 2.07(a), the Borrower agrees to pay to the Agent, for the account of the issuing Bank of each Letter of Credit, minimum opening commissions and fees in respect of any amendment or negotiation of any Letter of Credit, in accordance with the issuing Bank's published schedule of such charges, effective as of the date of such amendment or negotiation.

     (b) All such fees specified in Section 2.07(a)(i) and (ii) inclusive hereof shall be calculated as follows: (i) with respect to each Letter of Credit, such fees shall be calculated based on the maximum drawing amount thereunder during the period commencing on the date of issuance thereof (or with respect to Letters of Credit outstanding on the Closing Date, commencing on the Closing
Date) through the expiry date thereof or the date of negotiation or cancellation thereof, as the case may be (calculated on the basis of a 360-day year for the actual number of days elapsed) and shall be payable in arrears within seven (7) Business Days after the end of each month during which, or any part of which, such Letter of Credit is outstanding. No later than one (1) Business Day after receipt of such monthly payment, the Agent shall pay to each Bank such Bank's Facility A Commitment Percentage of all Letter of Credit fees referred to in
Section 2.07(a)(i) which are received. Notwithstanding any provision contained herein to the contrary, no fees, commissions or other amounts paid as of or prior to the Closing Date in respect of any Letter of Credit existing as of the Closing Date shall be repaid or credited against any amounts otherwise payable pursuant to this Section 2.07.

     2.08. Commitment Fees. (a) The Borrower agrees to pay to the Agent, on behalf of the Banks in accordance with their Facility A Commitment Percentages, a commitment fee (the "Facility A Commitment Fee") calculated daily for the period commencing on the date hereof through and including the Facility A Maturity Date, or such earlier date upon which the Facility A Commitments shall terminate, at the rate per annum (expressed in Basis Points), set forth in the table below, opposite the Debt Rating then in effect multiplied by the amount by which the Facility A Total Commitment exceeds the aggregate Facility A Revolving Credit Debt outstanding on such day; provided that, in the event of a split Debt Rating by S&P and Moody's, the higher rating shall apply unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply:

Rating                                  Commitment Fee Rate

S&P:  A-
Moody's: A3
or better                                    8.0

S&P:  BBB+
Moody's:  Baa1                              10.0

S&P:  BBB
Moody's:  Baa2                              15.0

S&P:  BBB-
Moody's:  Baa3                              17.5

S&P:  BB+
Moody's:  Ba1                               30.0

S&P:  BB
Moody's:  Ba2
or unrated                                  37.5

The Facility A Commitment Fee shall be payable to the Agent, on behalf of each Bank in accordance with its Facility A Commitment Percentage, in cash monthly in arrears within seven (7) Business Days after the end of each month, commencing on the first such day to occur after the Closing Date, and on the date upon which the Facility A Commitments shall terminate. No later than one (1) Business Day after receipt of such monthly payment, the Agent shall pay to each Bank such Bank's Facility A Commitment Percentage of such payment.

     (b) The Borrower agrees to pay to the Agent, on behalf of the Banks in accordance with their Facility B Commitment Percentages, a commitment fee (the "Facility B Commitment Fee") calculated daily for the period commencing on the date hereof through and including the Facility B Maturity Date, or such earlier date upon which the Facility B Commitments shall terminate, at the rate per annum (expressed in Basis Points), set forth in the table below, opposite the Debt Rating then in effect multiplied by the amount by which the Facility B Total Commitment exceeds the aggregate Facility B Revolving Credit Debt outstanding on such day; provided that, in the event of a split Debt Rating by S&P and Moody's, the higher rating shall apply unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply:

Rating                                    Commitment Fee Rate

S&P:  A-
Moody's: A3
or better                                       6.0

S&P:  BBB+
Moody's:  Baa1                                  7.0

S&P:  BBB
Moody's:  Baa2                                  8.0

S&P:  BBB-
Moody's:  Baa3                                 10.0

S&P:  BB+
Moody's:  Ba1                                  30.0

S&P:  BB
Moody's:  Ba2
or unrated                                     37.5

The Facility B Commitment Fee shall be payable to the Agent, on behalf of each Bank in accordance with its Facility B Commitment Percentage, in cash monthly in arrears within seven (7) Business Days after the end of each month, commencing on the first such day to occur after the Closing Date, and on the date upon which the Facility B Commitments shall terminate. No later than one (1) Business Day after receipt of such monthly payment, the Agent shall pay to each Bank such Bank's Facility B Commitment Percentage of such payment.

     2.09. Repayment. The aggregate outstanding principal amount of the Facility A Loans shall be paid by the Borrower to the Agent on the Facility A Maturity Date for the pro rata account of the Banks in accordance with their respective Facility A Commitment Percentages. The aggregate outstanding principal amount of the Facility B Loans shall be paid by the Borrower to the Agent on the Facility B Maturity Date for the pro rata account of the Banks in accordance with their respective Facility B Commitment Percentages.

     2.10. Optional Prepayments of Loans. The Borrower may prepay the Notes, in whole or in part, without premium or penalty, upon prior written, telex or telegraphic notice (effective upon receipt) to the Agent, to be received by the Agent not later than 4:00 p.m. Boston, Massachusetts time at least one Business Day preceding the date of the prepayment (whereupon the Agent shall promptly notify the Banks) specifying the date and the amount of such prepayment and whether such Loans are Facility A Loans or Facility B Loans; provided, however, that any prepayment of the Loans while such Loans bear interest at a rate determined with respect to either the Eurodollar Rate or the Federal Funds Rate shall be made on, and only on, the last day of the relevant Interest Period applicable thereto. On the date of any such prepayment of either Federal Funds Rate Loans or Eurodollar Rate Loans, the Borrower shall pay accrued interest to the date of such prepayment on the principal amount so prepaid. On the date of any such prepayment of Base Rate Loans, the Borrower shall pay accrued interest on the principal amount of any Base Rate Loan so prepaid as provided in Section 2.12(a) hereof, unless such prepayment is a prepayment in full of all Loans outstanding, in which case the Borrower shall pay, on the date of such prepayment, accrued interest to the date of such prepayment on the principal amount of all Loans, including, without limitation, Base Rate Loans, so prepaid. Partial prepayments hereunder shall be in the principal amount of $1,000,000 or any integral multiple in excess thereof (unless the outstanding principal amount of such Loans is less than $1,000,000, in which case the prepayment shall be in the full amount of such outstanding amount). The Borrower shall have no right to prepay the principal amount of the Loans other than as provided in this Section 2.10.

     2.11. Conversion/Continuation Option. The Borrower may elect (a) at any time to convert Loans from Base Rate Loans to Federal Funds Rate Loans or Eurodollar Rate Loans or (b) at the end of any Interest Period with respect to Eurodollar Rate Loans, to convert Eurodollar Rate Loans to Federal Funds Rate Loans or Base Rate Loans, or to continue such Eurodollar Rate Loans for an additional Interest Period, or (c) at the end of any Interest Period with respect to Federal Funds Rate Loans to convert Federal Funds Rate Loans to Base Rate Loans or Eurodollar Rate Loans, or to continue such Federal Funds Rate Loans for an additional Interest Period. Each such election shall be in substantially the form of Exhibit F hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Agent at least (x) in the case of conversions to or continuations of Eurodollar Rate Loans, three Business Days' prior written notice thereof and (y) in the case of conversions to, or continuations of, Federal Funds Rate Loans or Base Rate Loans, one Business Day's prior written notice thereof, specifying: (i) the amount of conversion or continuation, (ii) the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion, which date shall be a Business Day. The Agent shall promptly notify each Bank of its receipt of a Notice of Conversion or Continuation and of the contents thereof. Notwithstanding the foregoing, no conversion of Base Rate Loans to either Federal Funds Rate Loans or Eurodollar Rate Loans, and no continuation of either Federal Funds Rate Loans or Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.11, the Agent does not receive a Notice of Conversion or Continuation from the Borrower containing an election to continue either Federal Funds Rate Loans or Eurodollar Rate Loans for an additional Interest Period or to convert such Loans to another Type, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

     2.12. Interest. The Borrower shall pay interest on the unpaid principal amount of the Loans from the date thereof until the principal amount thereof shall be paid in full, at the following rates per annum:

     (a) Base Rate Election. Unless the Borrower shall have validly and effectively elected to have Loans made or continued as Eurodollar Rate Loans or Federal Funds Rate Loans pursuant to the provisions of this Agreement, at a rate per annum at all times equal to the Base Rate plus the Applicable Margin in effect from time to time, payable monthly in arrears on the first day of each month, and on the Facility A Maturity Date with respect to Facility A Loans and the Facility B Maturity Date with respect to Facility B Loans.

     (b) Federal Funds Rate Election. In the event that the Borrower shall have validly and effectively elected to have Loans made or continued as Federal Funds Rate Loans pursuant to the provisions of this Agreement, at a rate per annum equal at all times during the applicable Interest Period to the sum of the Federal Funds Rate for such Interest Period plus the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period, and on the Facility A Maturity Date with respect to Facility A Loans and the Facility B Maturity Date with respect to Facility B Loans.

     (c) Eurodollar Rate Election. In the event that the Borrower shall have validly and effectively elected to have Loans made or continued as Eurodollar Rate Loans pursuant to the provisions of this Agreement, at a rate per annum equal at all times during the applicable Interest Period to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period, and on the Facility A Maturity Date with respect to Facility A Loans and the Facility B Maturity Date with respect to Facility B Loans, or, if such Interest Period has a duration of more than three months, on the day during such Interest Period which occurs three months from the first day of such Interest Period, on the last day of such Interest Period and on the Facility A Maturity Date with respect to Facility A Loans and the Facility B Maturity Date with respect to Facility B Loans.

     (d) Default Interest. During the continuance of any Event of Default, the Borrower shall pay, on demand, interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Loans outstanding and on all other Obligations due and unpaid as follows:

        (i) for Base Rate Loans, at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time plus 2%; and

       (ii) for Eurodollar Rate Loans, at a rate per annum equal to (A) the Eurodollar Rate plus the Applicable Margin in effect from time to time plus 2% until the end of the Interest Period in respect of such Eurodollar Rate Loans, and (B) thereafter, the Base Rate plus the Applicable Margin in effect from time to time plus 2%; and

     (iii) for Federal Funds Rate Loans, at a rate per annum equal to (A) the Federal Funds Rate plus the Applicable Margin in effect from time to time plus 2% until the end of the Interest Period in respect of such Federal Funds Rate Loans, and (B) thereafter, the Base Rate plus the Applicabl Margin in effect from time to time plus 2%.

     2.13. Interest Rate Determination and Protection; Inability to Determine Eurodollar Rate.

        (a) If any one or more of the Reference Banks does not furnish information on a timely basis to the Agent for the purpose of determining the Eurodollar Rate to be applied to any Eurodollar Rate Loan during any Interest Period, the Agent shall determine such Eurodollar Rate on the basis of timely information furnished by the remaining Reference Bank(s) and, if none of the Reference Banks furnishes such information on a timely basis, then on the basis of such information furnished to the Agent by such prime bank or banks in the Eurodollar Interbank Market, that the Agent, in its sole discretion acting in good faith, may select.

        (b) The Agent shall promptly notify the Borrower and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.12, including, without limitation, any change in the Base Rate or the Applicable Margin as a consequence of a change in the Debt Rating in effect from time to time and such notification shall be conclusive and binding for all purposes, absent manifest error. Any change in the Base Rate and any change in the Applicable Margin in respect of the Base Rate Loans shall be effective at 12:01 a.m. Boston, Massachusetts time on the date of such change and shall apply to all Base Rate Loans then outstanding. Any change in the Applicable Margin in respect of the Federal Funds Rate Loans or Eurodollar Rate Loans shall be effective as of the first day of each Interest Period applicable thereto and commencing after such change.

        (c) If the Required Banks notify the Agent that the interest rate determined pursuant hereto by reference to the Eurodollar Rate or the Federal Funds Rate for any Interest Period will not adequately reflect the cost to such Required Banks of making, funding or maintaining their respective Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, for such Interest Period, the Agent shall forthwith so notify the Borrower and the Banks, whereupon:

        (i) all such Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loans unless the Borrower elects another Type of Loan pursuant to the provisions of this Agreement which is not then subject to any restriction limiting the availability of such Type of Loan, whether under this Section 2.13 or elsewhere in this Agreement; and

        (ii) the obligations of the Banks to make Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, or to convert Base Rate Loans into Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, shall be suspended until the Agent shall have notified the Borrower that the Required Banks have determined that the circumstances causing such suspension no longer exist.

     (d) In the event that, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Required Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event, (i) any Notice of Borrowing or Notice of Continuation or Conversion with respect to Eurodollar Rate Loans shall be automatically withdrawn and, unless a Federal Funds Rate Loan is elected by the Borrower pursuant to Section.2.03 or Section.2.11, shall be deemed to be a request for a Base Rate Loan, (ii) each Eurodollar Rate Loan shall automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan (unless a Federal Funds Rate Loan is elected by the Borrower pursuant to Section.2.11), and (iii) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Required Banks determine that the circumstances giving rise to suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

     2.14. Illegality. Notwithstanding any other provision in this Agreement, if the introduction of, or any change in or in the interpretation of, any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Bank or its Eurodollar Lending Office to fund any of such Bank's Eurodollar Rate Loans or to continue to fund or maintain such Bank's Eurodollar Rate Loans, then, on notice thereof by such Bank to the Borrower through the Agent, (a) the obligations of such Bank to make or continue Eurodollar Rate Loans and to convert Loans of another Type into Eurodollar Rate Loans shall terminate, and (b) all outstanding Eurodollar Rate Loans of such Bank shall automatically be converted to Base Rate Loans on the last day of the Interest Period applicable to such Eurodollar Rate Loans or on such earlier date as may be required by law.

     2.15. Increased Costs; Capital Adequacy.

     (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost of any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or Federal Funds Rate Loans, the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

     (b) If either (i) the introduction of, or any change in, any law or regulation or in the interpretation thereof, or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank or any corporation controlling any Bank, and such Bank reasonably determines that such amount is based upon the existence of such Bank's commitment to lend hereunder and other commitments of this type including, without limitation, in respect of Letters of Credit, or similar contingent obligations, then, upon demand by such Bank (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Bank, from time to time as specified by such Bank, such additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's Commitment or Loans and the issuance or maintenance of Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes absent manifest error.

     2.16. Payments and Computations.

     (a) The Borrower shall make each payment hereunder and under the Notes not later than 12:00 noon Boston, Massachusetts time on the day when due, in Dollars, to the Agent at its address referred to in Section 10.07 in immediately available funds without setoff or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees or commissions or any other amount ratably (except as otherwise specifically provided herein) to the Banks for the account of their respective Applicable Lending Offices. Payments received by the Agent after 12:00 noon Boston, Massachusetts time shall be deemed to be received on the next Business Day. Notwithstanding any term or provision of this Agreement to the contrary, the Agent shall have no obligation under any circumstances to pay any Bank such Bank's Commitment Percentage of any amounts due and payable under this Agreement, unless and until such time as the Agent shall have received such amounts in immediately available funds from the Borrower.

     (b) The Borrower hereby authorizes each Bank, if and to the extent payment owed to such Bank is not made when due hereunder or under any Note held by such Bank, to charge from time to time against any or all of the Borrower's accounts with such Bank any amount so due.

     (c) All computations of interest based on the Base Rate, the Federal Funds Rate, the Eurodollar Rate or the Overnight Federal Funds Rate and of fees and commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees or commissions are payable. Each determination by the Agent of any interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under any of the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees or commissions, as the case may be; provided, however, if such extension would cause payment of interest on or principal of any Eurodollar Rate Loans to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Overnight Federal Funds Rate.

     2.17. Loan Accounts. The Agent shall establish on its books loan accounts for the Borrower in respect of the Borrowings (collectively, the "Loan Accounts") which shall be administered by the Agent. The Agent shall debit the Loan Accounts, and the Loan Accounts shall evidence the then outstanding principal amount of all Borrowings from time to time made by the Banks hereunder, including, without limitation, any Loans resulting from payments made by the Agent or any Bank to third parties on drafts presented under Letters of Credit and the Agent shall credit the Loan Accounts with all payments made on account of the Borrowings from time to time evidenced by the Loan Account. The Indebtedness evidenced by the Loan Accounts shall be deemed owed to the Agent and each other Bank severally in accordance with its respective Commitment Percentage, and all payments credited to the Loan Accounts shall be for the account of the Agent and each other Bank in accordance with such Commitment Percentage (except to the extent of any offset made in respect of amounts paid by the Agent or any other Bank in respect of Letters of Credit which were not reimbursed by any Bank in accordance with its Commitment Percentage) provided, that the failure of the Agent to make any such debit or credit to the Loan Accounts shall not affect the obligations of the Borrower hereunder.

     2.18. Taxes.

     (a) Any and all payments by the Borrower hereunder or under the Notes or in respect of Letters of Credit shall be made, in accordance with Sections 2.08, 2.09, 2.10, 2.12 and 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed on it by any jurisdiction (excluding, in the case of each Bank, the Agent and the Co-Agents, (y) taxes and franchise taxes imposed on or measured by its income by the jurisdiction under the laws of which such Bank, the Agent or such Co-Agent (as the case may be) is organized or any political subdivision thereof, and, (z) if such Bank, the Agent or such Co-Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United States Internal Revenue Service Form 1001 or 4224 or any successor or additional form, taxes imposed on it by reason of any failure of such Bank, the Agent or such Co-Agent to deliver to the Agent or the Borrower, from time to time as required by the Agent or the Borrower, such Form 1001 or 4224 (as applicable) or any successor or additional form, completed in a manner reasonably satisfactory to the Agent or the Borrower) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank, the Agent or any Co-Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Bank, the Agent or such Co-Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes, mortgage registration, transfer and recording taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, recordation or registration of, or otherwise with respect to, this Agreement, any Ancillary Agreement or the Notes (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify each Bank, the Agent and the Co-Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.18) paid by such Bank, the Agent or any of such Co-Agents (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty
(30) days from the date such Bank, the Agent or such Co-Agent (as the case may be) makes written demand therefor.

     (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent, at its address referred to in
Section 10.07, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Prior to the Closing Date, in the case of each Bank which is an original signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested by the Borrower or the Agent, each Bank organized under the laws of a jurisdiction outside the United States that is entitled to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Agent and the Borrower with an Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Bank's entitlement to such exemption or reduced rate with respect to all payments to be made to such Bank hereunder and under the Notes. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States.

     (f) Any Bank claiming any additional amounts payable pursuant to this
Section 2.18 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office to a jurisdiction in which such Bank already has a lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

     (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.18 shall survive the payment in full of principal and interest hereunder and under the Notes.

     2.19. Sharing of Payments, Etc.

     (a) If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Revolving Credit Debt owing to it (other than pursuant to Section
2.15 or 2.18) in excess of its Commitment Percentage of payments on account of the Revolving Credit Debt obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the portions of the Revolving Credit Debt owing to such other Banks as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of such other Banks; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (i) the amount of such other Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.19 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     (b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.19 shall survive the payment in full of principal and interest hereunder and under the Notes.

     2.20. Indemnity. If any Bank receives any payment of any principal of, or is subject to a conversion of, any Eurodollar Rate Loan or Federal Funds Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Notes pursuant to Section 8.01 or for any other reason, the Borrower shall, upon demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank all amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Loan.

                       ARTICLE III. CONDITIONS PRECEDENT

     3.01. Conditions to Closing Date. This Agreement will be effective as of the Closing Date. The occurrence of the Closing Date and the obligation of each Bank to make its initial Loan and the obligation of the Agent to extend or renew any Letter of Credit hereunder is subject to the fulfillment of the following conditions precedent and receipt by the Agent of the following documents, each dated as of the Closing Date or such other date as is satisfactory to the Agent and the Banks, in form and substance satisfactory to the Agent and the Banks and (except for the Notes) in sufficient copies for each Bank:

     (a) the Agreement duly executed and delivered to the Agent by the Borrower, the Banks, the Agent and the Co-Agents and one or more Notes, payable to the order of each Bank, duly executed by the Borrower, in the amount of each such Bank's Facility A Commitment and/or Facility B Commitment, as the case may be;

     (b) Certificate of the Secretary or Assistant Secretary of the Borrower as to (i) the charter documents and Bylaws of the Borrower, (ii) the resolutions of the Board of Directors of the Borrower approving this Agreement and each of the Ancillary Agreements and each of the transactions contemplated hereby and thereby, (iii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to this Agreement and each Ancillary Agreement to be executed as of the Closing Date and the transactions contemplated hereby and thereby, and (iv) the names and true signatures of the officers of the Borrower who have been authorized to execute and deliver this Agreement and each Ancillary Agreement on behalf of the Borrower, in each case, together with copies of such documents certified to be true, complete and in full force and effect as of the Closing Date;

     (c) (i) A certificate, dated as of a recent date, of the Secretary of State of the state of incorporation of the Borrower attesting to the good standing of the Borrower, and (ii) a certificate of good standing for the Borrower, certified as of a recent date by the Secretary of State (or comparable authority) of the states of California, Washington, Oregon, New Jersey, Arizona, Connecticut, and Nevada;

     (d) Copies, certified by a Responsible Officer of the Borrower to be true and complete as of the Closing Date, of (i) the First Mortgage Bond Indenture, the Bayway Mortgage Bond Indenture, and the Indenture and Prospectus Supplement dated July 12, 1995, relating to the Public Notes or, in each case, a certificate of a Responsible Officer of the Borrower certifying that each of such documents as previously delivered to the Agent is in full force and effect and has not been amended on or prior to the Closing Date, and (ii) all documents and instruments relating to the Trust Securities and the Senior Unsecured Term Notes;

     (e) A favorable opinion of Stroock & Stroock & Lavan, counsel to the Borrower, in form and substance satisfactory to the Agent and the Banks, as to such matters as the Agent may reasonably request;

     (f) The Ancillary Agreements, duly executed by each of the Borrower and the Agent;

     (g) The Projections (which shall be acceptable to the Agent and the Co-Agents) certified by the Chief Financial Officer of the Borrower as satisfying the requirements set forth in Section 4.11(c) with respect thereto and as to the economic assumptions providing the basis therefor;

     (h) Payment by the Borrower to the Agent of the underwriting and other fees as provided in the letter agreements of December 23, 1996 and all costs and expenses referred to in Section 10.11 (including legal fees and expenses);

     (i) Determination by each Bank, in its sole judgment exercised reasonably,
(i) that there has been no Material Adverse Change since December 31, 1995, (ii) that nothing shall have occurred since December 31, 1995 which, in the judgment of any Bank has had or has any reasonable likelihood of having a Material Adverse Effect, and (iii) that the financial statements delivered pursuant to ss.4.11 fairly and accurately represent the business and financial condition of the Borrower and its Subsidiaries;

     (j) Nothing contained in any public disclosure made by the Borrower or any of its Subsidiaries after December 31, 1995 or in any information disclosed to the Banks by the Borrower or any of its Subsidiaries after such date shall lead any Bank in its sole judgment exercised reasonably, to determine that the Borrower's or any of its Subsidiaries' condition (financial or otherwise), operations, performance, properties or prospects are different in any material and adverse respect from that contained in public filings of the Borrower or any of its Subsidiaries prior to or as of December 31, 1995 or nonpublic information delivered by the Borrower to the Banks prior to or as of December 31, 1995;

     (k) A certificate, signed by a Responsible Officer of the Borrower, stating that the conditions specified in Section 3.02 have been met;

     (l) Evidence of receipt by each of the Banks, the Agent, the Co-Agents and the Borrower of all necessary approvals, consents and permits from any Governmental Authority or any other party relating to the transactions contemplated by this Agreement;

     (m) Evidence that there shall have occurred no material adverse change in any law or regulation or in the syndication, capital or financing markets affecting any of the Banks, the Agent or the Co-Agents; and

     (n) A certificate, signed by a Responsible Officer of the Borrower, stating that the Borrower has received Net Cash Proceeds of not less than $250,000,000 from the issuance of the Trust Securities.

     3.02. Conditions to All Loans and Letters of Credit. The obligation of each Bank to make any Loan and the obligation of the Agent to issue any Letter of Credit shall be subject to the fulfillment of the following conditions precedent:

     (a) No Default or Event of Default shall have occurred and be continuing on the date of such Borrowing, nor would any such Default or Event of Default result from the making of such Borrowing;

     (b) The representations and warranties of the Borrower in this Agreement and in each of the Ancillary Agreements shall be true and correct on and as of the date of such Borrowing and after giving effect to such Borrowing as though made on and as of such date (except that to the extent that any such representations and warranties are only made at or as of a specified date, the same shall have been true at and as of such specified date); and

     (c) The Agent shall have received, as appropriate, a Notice of Borrowing or an Application.

        Each Borrowing under this Agreement shall constitute a representation by the Borrower that each of the foregoing conditions has been satisfied.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Banks and the Agent as follows, which representations and warranties shall survive the execution, delivery and closing of this Agreement:

     Section.4.01. Corporate Authority.

     (a) Incorporation; Good Standing. Each of the Borrower and each of its Subsidiaries (i) is a corporation (or, in the case of TEL, a limited liability company and, in the case of TFT, a Delaware business trust) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate power and authority and legal right to own and operate its property, to lease the property it operates as lessee, and to conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

     (b) Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (i) are within the corporate authority and legal right of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings,
(iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower which could have a Material Adverse Effect, (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower and (v) do not require any consent, approval or authorization of any Governmental Authority or any other Person not a party hereto.

     (c) Enforceability. The execution and delivery of this Agreement and the Ancillary Agreements will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     (d) Subsidiaries. The Borrower and each of its Subsidiaries has only those Subsidiaries listed on Schedule 4.01(d) hereto with respect to each such Person.

     4.02. Litigation, Etc. Except as disclosed on Schedule 4.02 hereto, there is no litigation, at law or in equity, or any proceeding before any federal, state or municipal board or other governmental or administrative agency or any arbitration pending or to the knowledge of the Borrower threatened which is likely to involve any risk of any material judgment or liability not covered by insurance or which may otherwise result in a Material Adverse Effect, or which seeks to enjoin the consummation of, or which questions the validity of, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and no judgment, decree or order of any court, board or other governmental or administrative agency or arbitrator has been issued against or binds the Borrower or any of its Subsidiaries which has, or could have, a Material Adverse Effect.

     4.03. Burdensome Obligations; Compliance with Other Instruments, Laws; No Defaults; Permits.

     (a) Except as set forth on Schedule 4.03(a) hereto, neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or, to the Borrower's knowledge, is expected in the future to have a Material Adverse Effect. Except as set forth on Schedule 4.03(a) hereto, neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or, to the best of the Borrower's knowledge, in the judgment of the Borrower's officers, could have, a Material Adverse Effect.

     (b) Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties are bound or any law, decree, order, judgment, statute, license, rule or regulation, (including, without limitation, all Environmental Laws) in a manner that is reasonably likely to result in the imposition of substantial penalties or have a Material Adverse Effect.

     (c) No Default or Event of Default has occurred and is continuing.

     (d) Except as set forth on Schedule 4.03(d) hereto, the Borrower and each of its Subsidiaries has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction over it, to the extent required to own and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted or presently proposed to be conducted by it, except for (x) Permits which can be obtained by the taking of ministerial action to secure the grant or transfer thereof and where the failure to have such Permits would not have a Material Adverse Effect, or (y) where the failure to have such Permits would not have a Material Adverse Effect.

     4.04. Foreign Trade Regulations; Government Regulation.

     (a) Foreign Trade Regulations. Neither the Borrower nor any of its Subsidiaries, nor any Affiliate of the Borrower is (i) a person included within the definition of "designated foreign country" or "designated national" in the Foreign Assets Control Regulations (31 C.F.R., Chapter IV, Part 500, as amended), in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter IV, Part 515, as amended) or within the meanings of any of said orders or regulations or of any regulations, interpretations or rulings issued thereunder, (ii) a person barred from receiving exports from the United States or exporting to the United States by the Nicaraguan Trade Control Regulations (31 C.F.R. Section 540), the Libyan Sanctions Regulations (31 C.F.R.
Section 550), or the Comprehensive Anti-Apartheid Act of 1986 (Pub. L. 99-440),
(iii) a person on the list of "Specially Designated Nationals" published by the Department of the Treasury, 51 Fed. Reg. 44459 (1986), or (iv) an entity listed in Section 520.101 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

     (b) Government Regulation. Neither the Borrower nor any of its Affiliates is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, in each case as amended and in effect from time to time, or is subject to any Requirement of Law which regulates the incurring by the Borrower of Indebtedness for borrowed money, except as referred to in Section 4.07 hereof, including, without limitation, any Requirement of Law relating to common or contract carriers or to the sale of electricity, gas, steam, water or other public utility services.

     4.05. Capitalization. The authorized capitalization of the Borrower, as of the date hereof, consists of 50,000,000 shares of common stock and 12,000,000 shares of preferred stock and as of December 31, 1996, 46,169,864 shares of common stock are issued and outstanding (including 2,502,171 treasury shares) and no shares of preferred stock are issued and outstanding. The authorized capitalization of TFT, as of the date hereof, consists of 6,000,000 shares of 5-3/4% Trust Convertible Preferred Securities and 180,000 shares of common securities, all of which shares are issued and outstanding on the date hereof.

     4.06. Investment Company Act. The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section.80(a)(1), et seq.). The making of the Loans contemplated hereunder by the Banks, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not violate any provision of said Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

     4.07. Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" or "margin securities" within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and does not own any margin stock or margin securities. The Loans or extensions of credit made hereunder will not be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, U or X of the Federal Reserve Board. The Borrower will not take nor permit any of its Subsidiaries or any agent acting on its or their behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

     4.08. Certain Tax Matters. The Borrower and its Subsidiaries have (a) made or filed all federal, state, local and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and effect and which have been fully complied with in all material respects, (b) paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established and (c) set aside on their books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

     4.09. Liens. Except as set forth on Schedule 4.09 hereto or as permitted by
Section 7.02 hereof, there are no Liens on or rights of third parties in, nor has there occurred any event which would give any third party a claim to such a right in, any of the properties or assets of the Borrower or any of its Subsidiaries.

     4.10. Certain Indebtedness. Schedule 4.10 hereto sets forth and identifies in reasonable detail all Indebtedness of the Borrower and each of its Subsidiaries outstanding on the date hereof, exclusive of (a) any Indebtedness which is not material to the operations of the Borrower and each of its Subsidiaries taken as a whole, and which does not exceed $1,000,000 in the aggregate, (b) trade payables incurred in the ordinary course of business, and
(c) current accounts payable incurred in the ordinary course of business.

     4.11. Financial Matters.

     (a) There has been delivered to each Bank a complete and correct copy of the consolidated balance sheet of the Company as at the end of the Fiscal Year ended December 31, 1995 and the related consolidated statements of income, common shareholders' equity and cash flows of the Company for such Fiscal Year, prepared in each case in accordance with Section 5.04(c) hereof, together with the accountant's report with respect thereto as required by such Section. Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial condition of the Company as at December 31, 1995, and the results of operations of the Company for the Fiscal Year ended December 31, 1995.

     (b) There has been delivered to each Bank a complete and correct copy of the consolidated balance sheet of the Company as at the end of the Fiscal Quarter ended September 30, 1996 and the related consolidated statements of income and cash flows of the Company for such Fiscal Quarter, prepared in each case in accordance with Section 5.04(b) hereof. Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial condition of the Company as at September 30, 1996, and the results of operations of the Company for the Fiscal Quarter ended September 30, 1996, subject only to normal year-end audit adjustments.

     (c) The Projections have been delivered to each Bank and disclose all material assumptions made with respect to the Acquisition and to general economic, financial and market conditions in formulating such Projections. The Projections (i) are based upon reasonable estimates and assumptions, all of which the Borrower believes are fair in light of current conditions, (ii) have been prepared on the basis of the assumptions stated therein, and (iii) reflect the reasonable estimates of the Borrower of the results of operations and other information presented therein. No facts, to the knowledge of the Borrower, exist which would result in any material change in any of such Projections.

     4.12. Options, Warrants, Etc. On the date hereof, except for options outstanding under the Borrower's employee stock option plans and the common stock conversion option associated with the Trust Securities, there is no existing option, warrant, call or commitment to which the Borrower is a party requiring, and there are no outstanding securities convertible into or exchangeable for securities of the Borrower which upon conversion or exchange would require, the issuance of any Stock of the Borrower or other securities convertible into or exchangeable for any such Stock of the Borrower, provided that the Borrower has the option to deliver to Unocal shares of the Borrower's Stock having a market value at the time of delivery not to exceed $400,000,000 in exchange for a $400,000,000 credit against the purchase price payable for the Acquisition.

     4.13. Changes, Etc. Except as set forth on Schedule 4.13 hereto, or as disclosed in or reflected on the consolidated balance sheet of the Company as at December 31, 1995 referred to in Section 4.11(a), no event has occurred and is continuing which has had or could have a Material Adverse Effect.

     4.14. Employee Benefit Plans.

     (a) In General. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Revenue Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statements required to be submitted under Section.103(d) of ERISA, with respect to each Guaranteed Pension Plan.

     (b) Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of Section.3(1) or Section.3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

     (c) Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, without regard to any waiver or extension, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section.302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC, other than those ERISA Reportable Events or other events or conditions which have been disclosed in writing to the Agent and the Banks and which have not been deemed by the Banks to pose a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than $500,000, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

     (d) Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section.4201 of ERISA or as a result of a sale of assets described in Section.4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section.4241 or Section.4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section.4041A of ERISA.

     4.15. No Other Ventures. Except as set forth on Schedule 4.15 hereto, neither the Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

     4.16. Insurance. All policies of insurance of any kind or nature owned by or issued to the Borrower or its Subsidiaries are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of the Borrower and its Subsidiaries.

     4.17. Labor Matters. Except as set forth on Schedule 4.17, there are no strikes, grievances, unfair labor practices, written complaints, or other labor disputes pending or threatened against the Borrower or its Subsidiaries except for those strikes, grievances, unfair labor practices, written complaints or other labor disputes which could not have a Material Adverse Effect. All payments due from any of the Borrower or its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Subsidiaries. Schedule 4.17 sets forth each collective bargaining agreement in effect as of the date hereof, as well as the expected expiration or termination date thereof.

     4.18. Environmental Protection. Except as disclosed on Schedule 4.18 hereto: (a) the operations of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, (b) the Borrower and each of its Subsidiaries has obtained all material environmental, health and safety Permits necessary for its operation, and all such Permits are in good standing, and the Borrower and each of its Subsidiaries is in material compliance with all terms and conditions of such Permits, (c) none of the operations of the Borrower or any of its Subsidiaries is subject to any material proceeding by or before any Governmental Authority alleging the violation of any Environmental Laws, (d) neither the Borrower nor any of its Subsidiaries (including, without limitation, all of their present Facilities and operations, as well as its past Facilities and operations), is subject to any material outstanding written order or agreement with any Governmental Authority or private party respecting (i) any Environmental Laws, (ii) any Remedial Action, or (iii) any Environmental Claims,
(e) to the best of the Borrower's knowledge, none of the operations of the Borrower or any of its Subsidiaries is the subject of any material federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment, (f) no material Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release of a Contaminant into the environment has been filed or attached to the Facilities, (g) none of the operations of the Borrower or any of its Subsidiaries is subject to any other Environmental Law, enacted by the state or federal legislatures or by popular vote, which could have a Material Adverse Effect upon such operations, taken as a whole and (h) neither the Borrower nor any of its Subsidiaries has received notice that any Contaminant which any one of them has generated, transported or disposed of has been found at any site at which any third party (including any Governmental Authority) has conducted any Remedial Action.

     4.19. Copyrights, Patents and Trademarks. The Borrower and its Subsidiaries own or possess all patents, trademarks, service marks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known material conflict with the rights of others..

     4.20. Title. The Borrower and each of its Subsidiaries has good and marketable title to its assets reflected in the balance sheet for the Fiscal Year ended December 31, 1995 referred to in Section 4.11(a) (except as set forth on Schedule 4.20 and except for assets disposed of since such date in the ordinary course of business), and none of the properties and assets of the Borrower or such Subsidiary is subject to any Liens, except Liens permitted by this Agreement. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property on which facilities operated by them are situated (other than leases which are not, either individually or in the aggregate, material to the operation of the business of the Borrower or such Subsidiary), and each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. Neither the Borrower nor any of its Subsidiaries nor, to the Borrower's knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for any default which would not have a Material Adverse Effect.

     4.21. Compliance with Securities Laws. Any and all purchases or redemptions by the Borrower and/or any of its Subsidiaries from and after December 31, 1987 of any securities (including, without limitation, any Stock or any securities convertible into any Stock) issued by the Borrower or any of its Subsidiaries have been effected in compliance with all applicable federal and state laws, including, but not limited to, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Any and all offers to sell and sales of securities or of obligations of the Borrower or any of its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, (including, without limitation, the offer to sell and the sale of the First Mortgage Bonds) have been effected in compliance with all applicable federal and state laws, including, but not limited to, the Trust Indenture Act of 1939, as amended.

     4.22. Full Disclosure; Pro Forma Effect of the Acquisition. Neither this Agreement (including the schedules and exhibits hereto), nor any of the Ancillary Agreements, nor any written statement prepared or furnished by or on behalf of the Borrower to the Agent or any Bank in connection with the negotiation, preparation, execution or performance of this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Banks in writing which had or would have a Material Adverse Effect or which would, immediately after giving effect to the Acquisition, cause any of the representations and warranties of the Borrower set forth in this Section.4 to be untrue in any material respect or which would cause any of the statements made herein to be misleading.

     4.23. Seniority. The Obligations are not subordinate or junior in right of payment, in any manner, to any other Indebtedness of the Borrower (it being understood that, notwithstanding the foregoing, the Indebtedness of the Borrower secured by Liens permitted under Section.7.02, including the First Mortgage Bonds secured by a first priority lien on the Avon Refinery and the Bayway Mortgage Bonds secured by a first priority lien on the Bayway Refinery, shall be secured on a priority basis by the assets subject to the Liens securing such Indebtedness).

                        ARTICLE V. AFFIRMATIVE COVENANTS

     The Borrower hereby covenants and agrees that, from and after the date hereof and so long as any of the Commitments remains in effect or any Note remains unpaid or any Letter of Credit remains outstanding, in whole or in part, unless the Required Banks otherwise consent in writing:

     5.01. Conduct of Business.

     (a) Corporate Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights, and those of its Subsidiaries except to the extent that the Borrower's failure to do so will not have a Material Adverse Effect. The Borrower (a) will cause all of its material properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all reasonably necessary equipment, (b) will cause to be made all reasonably necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section.5.01 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the reasonable discretion of the Borrower, desirable in the conduct of its or their business and would not have a Material Adverse Effect.

     (b) Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws which may be in effect from time to time, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties or business may be bound and (d) all applicable decrees, orders, and judgments; if in each such case failure to comply would have a Material Adverse Effect. If at any time any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of the Obligations, the Borrower will promptly take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof

     5.02. Insurance. The Borrower shall, and shall cause its Subsidiaries to, keep their respective assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage (i) to the extent and in the manner customary for companies in similar businesses similarly situated and (ii) to the extent such coverage is available on commercially reasonable terms.

     5.03. Systems of Accounting. The Borrower shall, and shall cause its Subsidiaries to, (a) maintain systems of accounting in which complete entries will be made of all dealings and transactions in relation to their respective businesses and affairs, and (b) generally maintain its respective methods of valuing its Inventory, in accordance with GAAP, consistently applied.

     5.04. Reports. The Borrower shall deliver to the Agent and to each Bank:

     (a) Promptly (but in no event later than three (3) Business Days after obtaining knowledge thereof) upon any principal officer of the Borrower obtaining knowledge of any Default or Event of Default, a certificate of the President or a Vice President and the Comptroller or the Treasurer of the Borrower specifying the nature and period of existence thereof and what action has been taken, is being taken or is proposed to be taken with respect thereto.

     (b) As soon as available, and in any event within fifty (50) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending immediately after the Closing Date the consolidated and consolidating balance sheets of the Company (including a statement of the amount of the Company's LIFO reserve) as at the end of such quarter and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company for such quarter and for the portion of the current Fiscal Year then ended, all in reasonable detail and accompanied by a certificate from the Chief Financial Officer of the Borrower stating that such statements have been properly prepared in accordance with the books and records of the Company and fairly present the financial condition and operations of the Company subject only to normal year-end audit adjustments.

     (c) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated and consolidating balance sheets of the Company (including a statement of the amount of the Company's LIFO reserve) as at the end of such year and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the Company for the previous Fiscal Year (all in reasonable detail), which consolidated statements of the Company shall be audited and certified by Coopers & Lybrand, or other independent public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent, and accompanied by the certification of such accountants that such financial statements have been prepared in accordance with GAAP, together with the statement of such accountants that (i) they have caused the provisions of this Agreement to be reviewed and that in the course of their audit of the Company nothing has come to their attention to lead them to believe that any Default or Event of Default has occurred or is continuing, or, if such accountants have knowledge of any Default or Event of Default, specifying the nature and period of existence thereof, and (ii) they have reviewed the Compliance Certificate delivered by the Borrower with such annual financial statements and that nothing has come to their attention in the course of their review which causes them to question the completeness and accuracy of information set forth therein.

     (d) together with the financial statements delivered pursuant to Section.5.04(b) and Section.5.04(c), a certificate of the Chief Financial Officer of the Borrower setting forth a computation showing compliance by the Company with the financial tests set forth in Article VI hereof and stating that such officer has caused the provisions of this Agreement to be reviewed and has no knowledge of any Default or Event of Default, or, if such signing officer has such knowledge, specifying such Default or Event of Default and the nature thereof, and what action the Borrower has taken, is taking, or proposes to take with respect thereto (the "Compliance Certificate").

     (e) On or before March 31 of each Fiscal Year, a certificate signed by the President or Executive Vice President of the Borrower, setting forth the most recent updated and detailed financial projections of the Company for the period from and including such Fiscal Year through the Facility A Maturity Date, and setting forth the comparable figures actually achieved for the two immediately preceding Fiscal Years, and setting forth the assumptions upon which such projections are based, all of which shall be substantially in the format of the Projections previously delivered to the Banks.

     (f) Promptly upon its receipt thereof, copies of all audit reports (including so-called "management letters") submitted by independent public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants.

     (g) Promptly and in any event within thirty (30) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Reportable Event has occurred.

     (h) (i) Upon request of the Agent, a copy of the most recent actuarial statement required to be submitted under Section.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, any notice, report, demand or letter sent or received in respect of a Guaranteed Pension Plan under Sections.302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in
respect of a Multiemployer Plan, under Sections.4041A, 4202, 4219, 4242, or 4245 of ERISA.

     (i) Promptly and in any event within thirty (30) days after notice or knowledge thereof, notice that the Borrower or any of its Subsidiaries has become subject to the tax on prohibited transactions imposed by Section 4975 of the Revenue Code in an amount which has, individually or in the aggregate, a reasonable likelihood of resulting in a Material Adverse Effect, together with a copy of Form 530.

     (j) As soon as available, copies of all (i) notices, proxy statements, reports and financial statements which the Borrower or any of its Subsidiaries shall send or make available to its shareholders and all registration statements and reports which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission and (ii) press releases.

     (k) Notice, promptly upon learning of any litigation, arbitration or administrative proceeding involving an amount in excess of $5,000,000 and affecting the Borrower or any of its Subsidiaries, whether or not covered by insurance, and of any other litigation, arbitration or administrative proceeding that individually, or when aggregated with any other litigation, arbitration or administrative proceeding, could have a Material Adverse Effect.

     (l) Not less than ten Business Days prior to (i) the making of any Restricted Payment, Restricted Investment or Discretionary Capital Expenditure in excess of $100,000,000 (in one transaction or a series of related transactions) or (ii) the Sale (in one transaction or a series of related transactions) of one or more Capital Assets with an aggregate Fair Market Value in excess of $50,000,000, a certificate, certified by a Responsible Officer of the Borrower, demonstrating the Borrower's compliance with the covenants contained in Article VI hereof both immediately before and immediately after giving effect to any such Restricted Payment, Restricted Investment, Discretionary Capital Expenditure or Sale, as the case may be.

     (m) Not less than ten Business Days prior to the creation, incurrence or assumption of any Indebtedness in excess of $50,000,000 (in one transaction or a series of related transactions), a certificate, certified by a Responsible Officer of the Borrower, demonstrating the Borrower's compliance with the covenants contained in Article VI hereof both immediately before and immediately after giving effect to such creation, incurrence or assumption.

     (n) Within thirty days following the completion of the Acquisition, a balance sheet of the Company (including a statement of the amount of the Company's LIFO reserve) as of the Acquisition Effective Date, showing the Tangible Net Worth of the Company after giving effect to the Acquisition, and certified by the Chief Financial Officer of the Borrower as having been properly prepared in accordance with GAAP and fairly presenting the Tangible Net Worth of the Company as of the Acquisition Effective Date, subject only to normal year-end audit adjustments.

     (o) With reasonable promptness, such other information respecting the business, properties, assets, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries as from time to time any of the Banks through the Agent may reasonably request.

     5.05. Right to Inspect Premises and Records. The Borrower will agree to all reasonable requests by the Agent or any Bank (a) for access to any and all premises leased, owned or occupied by the Borrower or any of its Subsidiaries for the purpose of inspecting the books of account and financial records of the Borrower and its Subsidiaries as well as their other properties or assets, (b) for consultation with the Borrower with respect to the financial or other affairs of the Borrower and its Subsidiaries, and (c) to make extracts from the books of account and financial records of the Borrower or any of its Subsidiaries solely for its own use in connection with the Loans hereunder.

     5.06. Payment of Liabilities. The Borrower shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, at or before their maturity or in accordance with customary trade terms, all of their respective Indebtedness due and payable, except where such Indebtedness is contested in good faith and by appropriate proceedings diligently conducted and reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor, and except to the extent otherwise provided by any subordination provisions applicable to such Indebtedness.

     5.07. Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep adequate records and books of account with respect to their respective business activities, in which proper entries, reflecting all of the Borrower's and each of its Subsidiaries' financial transactions, are made in accordance with GAAP.

     5.08. Payment of Charges and Indebtedness. The Borrower shall, and shall cause each of its Subsidiaries to, timely file or cause to be filed all tax returns, and shall timely pay and discharge all taxes and other governmental charges and assessments, due and payable, and shall pay all claims for labor, materials or supplies which if unpaid might by law become a Lien or charge upon any property of the Borrower or any of its Subsidiaries; provided, however, that any such taxes and other governmental charges and assessments or claims, the nonpayment of which would not be reasonably likely to have a Material Adverse Effect, need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided further, however, that the Borrower shall, and shall cause each Subsidiary to, pay all such taxes, governmental charges, assessments or claims forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor. The obligations of the Borrower under this Section 5.08 with respect to the filing of tax returns and the payment of taxes, governmental charges, assessments and claims shall survive the payment, prepayment or redemption of the Notes and the termination of this Agreement.

     5.09. Material Change in Business. The primary business of the Borrower and its Subsidiaries shall continue to be the Permitted Businesses.

     5.10. Compliance with Securities Laws. Any and all purchases or redemptions by the Borrower and/or any of its Subsidiaries of any securities (including, without limitation, any Stock, the Trust Securities or any securities convertible into Stock or any First Mortgage Bonds and the Senior Unsecured Term Notes) issued by the Borrower or any of its Subsidiaries or any other Person shall be effected in compliance with all applicable Requirements of Law, including, but not limited to, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Any and all offers to sell and sales of securities or of obligations of the Borrower or any of its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, and including, without limitation, the Trust Securities (including, without limitation, the offer to sell and the sale of the First Mortgage Bonds and the Senior Unsecured Term Notes) shall be effected in compliance with all applicable federal and state laws, including, but not limited to, the Trust Indenture Act of 1939, as amended.

     5.11. Application of Proceeds.

     (a) Facility A. The Borrower shall use the proceeds of the Facility A Revolving Credit Debt solely (i) for general corporate purposes including, without limitation, to provide bridge financing of permitted investments in, and acquisitions of, businesses which consist of Permitted Businesses and to finance the Acquisition, (ii) to provide working capital in the ordinary course of its business, including, without limitation, to fund receivables and the purchases of inventory, (iii) to provide security in connection with its performance and bonding requirements and the obligation secured by the FMCP L/C, (iv) to secure its guarantee of the reimbursement obligation for the FMCP L/C, or (v) to fund a portion of the Escrow Deposit.

     (b) Facility B. The Borrower shall use the proceeds of the Facility B Revolving Credit Debt solely (i) for general corporate purposes and (ii) to provide working capital in the ordinary course of its business, including, without limitation, to fund receivables and the purchase of inventory.

     (c) FMCP L/C. Notwithstanding the foregoing, the FMCP L/C shall be used solely to secure certain capitalized lease obligations originally incurred by Ridgewood Chemical Corporation, a Delaware corporation and an inactive subsidiary of Seminole Fertilizer Corporation which is a wholly-owned Subsidiary of the Borrower.

     5.12. Environmental Protection.

     (a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with the requirements of all Environmental Laws applicable to it, (ii) notify the Agent promptly in the event of any Release or other Adverse Environmental Condition upon or affecting any premises owned or occupied by such Person which Release or Adverse Environmental Condition could result in a Material Adverse Effect, and (iii) promptly forward to the Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any such Release or other Adverse Environmental Condition or any other matter relating to the Environmental Laws as they may affect such premises which could result in a Material Adverse Effect.

     (b) The Borrower shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless the Agent and each Bank, their Subsidiaries and Affiliates, and their respective directors, officers, employees and agents from and against any action, suit, proceeding, claim, loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees, investigation, removal, cleanup and remedial costs and modification costs incurred to permit continued or resumed normal operation of any of the Borrower's or any of its Subsidiaries' facilities, properties or assets) suffered or incurred by the Agent, any Bank or any such other indemnified party: (i) under or on account of any Environmental Laws, including, without limitation, the asserting of any Lien thereunder; (ii) with or without respect to any Release, Contaminant or other Adverse Environmental Condition affecting any such facilities, properties or assets, whether or not the same originates or emanates from such facilities, properties or assets or any contiguous facilities, properties and assets; and (iii) with respect to any other matter affecting any such facilities, properties or assets arising under, pursuant to or in connection with any Environmental Laws.

     5.13. Additional Equity. Prior to or simultaneously with the consummation of the Acquisition, the Borrower shall have (a) either (i) received not less than $400,000,000 in Net Cash Proceeds from the issuance of permanent equity of the Borrower or (ii) issued to Unocal common Stock of the Borrower having an aggregate market value on the date of delivery of not more than $400,000,000 in exchange for a $400,000,000 credit towards the total consideration payable by the Borrower in connection with the Acquisition and (b) delivered to the Agent a certificate signed by the Chief Financial Officer of the Borrower certifying that the Borrower has received such Net Cash Proceeds or such credit.

                        ARTICLE VI. FINANCIAL COVENANTS

     The Borrower hereby covenants and agrees that from and after the date hereof and for so long as any of the Commitments remains in effect or any Note remains unpaid or any Letter of Credit remains outstanding, in whole or in part, the Borrower shall be in compliance with the following tests:

     6.01. Interest Coverage Ratio. The Interest Coverage Ratio, determined on the last day of each Fiscal Quarter for the period of the four consecutive Fiscal Quarters then ended, shall not be less than 2.50 to 1.00.

     6.02. Leverage. The Leverage Ratio, determined on the last day of each Fiscal Quarter for the period of the four consecutive fiscal quarters then ended, shall not exceed the Adjusted Leverage Ratio.

     6.03. Minimum Net Worth. The Tangible Net Worth of the Company, determined on a LIFO basis, shall not at any time be less than the Adjusted Net Worth Amount.

                        ARTICLE VII. NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that from and after the date hereof and for so long as any of the Commitments remains in effect or any Note remains unpaid or any Letter of Credit remains outstanding, in whole or in part:

     7.01. Limitations on Indebtedness.

     (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur or assume after the Closing Date any obligation in respect of Funded Debt or Synthetic Leases or Contingent Obligations with respect to any Funded Debt or Synthetic Leases (other than Contingent Obligations in respect of Funded Debt or Synthetic Leases of the Borrower or any of its Subsidiaries otherwise permitted hereunder), if

        (i) a Default or Event of Default shall be continuing hereunder immediately prior to the incurrence of such Indebtedness or would occur under
Article VI on a pro forma basis after giving effect to the incurrence of such Indebtedness; or

        (ii) all or any portion of the principal of such Funded Debt matures prior to the Facility A Maturity Date, provided that, for purposes of this
Section 7.01(a)(ii) "Funded Debt" shall not include (X) the First Mortgage Bonds described in clause (a) of the definition thereof, (Y) the Public Notes, or (Z) the Trust Securities, or

        (iii) after giving effect to such creation, incurrence or assumption, the aggregate amount of obligations and Contingent Obligations (other than Contingent Obligations in respect of Funded Debt or Synthetic Leases of any Subsidiaries of the Borrower otherwise permitted hereunder) owing by the Subsidiaries of the Borrower in respect of Funded Debt and Synthetic Leases would exceed the sum of (A) the aggregate amount of such obligations of the Subsidiaries of the Borrower existing on the Closing Date and disclosed on
Schedule 4.10 hereto, plus (B) $50,000,000.

     Prior to the creation, incurrence or assumption of any such Indebtedness, the Borrower shall satisfy the notification requirements set forth in Section.5.04(m), if applicable.

     (b) The Borrower shall not and shall not permit any of its Subsidiaries to create or incur any additional Secured Debt after the Closing Date in an amount in excess of $20,000,000 at any one time outstanding.

     (c) The Borrower may not create, incur or assume Contingent Obligations in support of dealer or franchisee financing programs in an aggregate amount in excess of $315,000,000.

     (d) The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, use the proceeds of any Indebtedness to pay dividends or similar distributions.

     7.02. Limitation on Liens, Etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist, any Lien of any kind upon or with respect to any of its properties or assets reflected on its balance sheet other than Liens:

     (a) existing on the Closing Date securing Secured Debt outstanding on the Closing Date or securing Secured Debt permitted to be incurred under Section 7.01(b);

     (b) for taxes, assessments or governmental charges or levies if the same shall not at the time be due and delinquent or thereafter can be paid without penalty or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted, and such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (c) of mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (d) in connection with workers' compensation, unemployment insurance and other social security, other than Liens created by Section 4068 of ERISA;

     (e) to secure the performance of statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature (not involving the borrowing of money or the deferred purchase price of property, services or assets) incurred in the ordinary course of business;

     (f) constituting easements, rights of way, restrictions and other similar encumbrances not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and not materially detracting from the value or intended use of the property to which they are applicable;

     (g) imposed by law, carriers', warehousemen's or mechanics' liens and liens to secure taxes, assessments and other governmental charges or levies or claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.06 hereof;

     (h) on tangible personal property located on, or constituting leasehold improvements to, real property leased by the Borrower or any of its Subsidiaries to secure obligations to the landlord under such lease;

     (i) constituting the right granted to BofA and GE Capital, as lessors of certain equipment and fixtures relating to the Long Island Facility, to enter upon the real property of and to operate the Long Island Facility upon the occurrence of a default and acceleration of the obligations under such lease; and

     (j) on accounts and accounts receivable sold by the Company to Tosco Capital Corp. in connection with the securitization of receivables of the Company to secure the interest of Tosco Capital Corp. so acquired.

     7.03. Limitation on Restricted Payments, Restricted Prepayments, Restricted Investments and Discretionary Capital Expenditures. The Borrower and any of its Subsidiaries may, directly or indirectly, make, or enter into any agreement to make, any Restricted Investment, Restricted Payment, Restricted Prepayment or Discretionary Capital Expenditure so long as (a) no Default or Event of Default shall exist and be continuing immediately before, or would exist immediately after, the making of such Restricted Investment, Restricted Payment, Restricted Prepayment or Discretionary Capital Expenditure, as the case may be and (b) the Borrower shall satisfy the notification requirements set forth in Section.5.04(l), if applicable. Notwithstanding anything herein to the contrary, the Borrower shall not, and shall not permit any of its Subsidiaries to make any Restricted Investment or any Discretionary Capital Expenditure other than (x) Restricted Investments in the Stock or obligations of a Person whose primary business is substantially the same as the Permitted Businesses and (y) Discretionary Capital Expenditures for assets to be used in connection with, the Permitted Businesses.

     7.04. Limitation on Sale, Consolidation, Merger, Etc.; Change in Business.

     (a) The Borrower and any of its Subsidiaries may Sell any Capital Asset so long as (i) no Default or Event of Default has occurred or is continuing, or would result from such Sale, (ii) the Borrower and its Subsidiaries would continue to be primarily engaged in the Permitted Businesses after the consummation of such sale and (iii) the Borrower shall have satisfied the notification requirements set forth in Section.5.04(l), if applicable.

     (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, consolidate with or merge with or into any other corporation or entity, or permit any other corporation or entity to consolidate with or merge with or into the Borrower or any such Subsidiary; except that (i) any corporation may merge into the Borrower or any of its Subsidiaries and any Subsidiary may merge into another corporation if, contemporaneously therewith, such corporation becomes a Subsidiary of the Borrower, provided that, after consummation of such merger,
(A) no Default or Event of Default shall exist, and (B) the Borrower shall be the surviving corporation, (ii) the Borrower may merge or consolidate one or more Subsidiaries with and into the Borrower or with and into another of its Subsidiaries, and (iii) the Borrower may liquidate or dissolve any of its Subsidiaries.

     (c) The Borrower shall not, and shall not permit any of its Subsidiaries to, issue or sell any Stock (other than the Trust Securities) of any of its Subsidiaries to any Person or Persons, other than to the Borrower or its Subsidiaries, except to the extent otherwise permitted by Section.7.04(a).

     7.05. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

     (a) engage in any "prohibited transaction" within the meaning of Section.406 of ERISA or Section.4975 of the Revenue Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

     (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section.302 of ERISA, in excess of $500,000, whether or not such deficiency is or may be waived; or

     (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section.302(f) or Section.4068 of ERISA; or

     (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such plans by more than $500,000, disregarding for this purpose the benefit liabilities and assets of any such plan with assets in excess of benefit liabilities.

     7.06. Sales and Leasebacks. Except as listed on Schedule 7.06, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or any other property that the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

     7.07. Limitation on Restrictions on Subsidiary Dividends and Other Distributions. Except as otherwise provided in Section 7.03, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower, or (c) transfer any of its properties or assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, or (iii) customary provisions restricting subletting or assignment of any lease under which the Borrower or any of its Subsidiaries is lessee.

     7.08. Prohibited Uses of Proceeds. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Borrowings hereunder in any manner which would result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

     7.09. Transactions with Affiliates. The Borrower shall not and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than terms which might be obtained at the time from Persons that are not Affiliates; provided, however, that the provisions of this Section 7.09 shall not apply to (a) any loan, advance or other extension of credit by the Borrower and/or any of its Subsidiaries to the Borrower or one or more Subsidiaries of the Borrower otherwise permitted under this Agreement, (b) transactions between the Company and Tosco Capital Corp., a special purpose subsidiary established by the Borrower, to purchase accounts from the Company, and (c) the issuance of the Trust Securities described in clause (ii) of the definition thereof by the Borrower to TFT and transactions contemplated by the terms of such Trust Securities.

                 ARTICLE VIII. EVENTS OF DEFAULT; ACCELERATION

     8.01. Events of Default.

     (a) If any of the following events ("Events of Default") shall occur:

        (i) the failure by the Borrower (A) to pay any portion of the principal of any Note when due or any mandatory prepayment thereof, or (B) to pay any interest on any Note, any Letter of Credit commission or fee or any commitment or other fee or commission hereunder within five (5) days after any such interest, commission or fee becomes due; or

        (ii) any representation or warranty made by the Borrower in this Agreement or in any of the Ancillary Agreements or in connection with any Loan made hereunder or any Letter of Credit issued hereunder or in any certificate or financial or other statement delivered pursuant hereto or thereto shall prove to have been untrue in any material respect on the date as of which made; or

        (iii) default by the Borrower in the observance or performance of any term, covenant or agreement contained in Article VII or of the covenant contained in Section 5.04(a); or

        (iv) default by the Borrower in the observance or performance of any other term, covenant or agreement (except for those matters referred to in clauses (i), (ii) and (iii) above) contained in this Agreement or in any Ancillary Agreement and the continuance of the same unremedied for a period of five (5) days after notice thereof to the Borrower by the Agent (the Agent hereby agreeing to give such notice if requested to do so by the Required Banks) or after a Responsible Officer of the Borrower becomes aware thereof; or

        (v) the Borrower or any of its Subsidiaries shall (A) default in the payment of any portion of the principal of or interest on any Indebtedness (including, without limitation, the First Mortgage Bond Indenture, the Bayway Mortgage Bond Indenture, the Public Notes and the Senior Unsecured Term Notes but excluding, for purposes of this clause (v), the Notes) beyond any period of grace provided with respect thereto, or (B) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto if the effect of such default is to cause, or permit the holder or holders of at least $10,000,000 of such obligations (or a trustee on behalf of such holder or holders) to cause, such obligations to become due prior to their stated maturity; or

        (vi) a final judgment for more than $5,000,000 (net of insurance proceeds receivable) shall be rendered against the Borrower or any of its Subsidiaries and if within sixty (60) days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal; or

        (vii) there shall occur any Material Adverse Change or any event shall have occurred which could have a Material Adverse Effect; or

        (viii) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

     then, and in any such event, the Agent, upon the written, telex or telegraphic request of the Required Banks shall (A) terminate forthwith the Commitments, whereupon the Commitments shall be terminated immediately, and/or
(B) declare, by notice of default given to the Borrower, the Notes to be forthwith due and payable, whereupon the principal amount of the Notes, together with accrued interest thereon, and all other Obligations shall become immediately due and payable, and/or (C) require that the Borrower deposit with the Agent and the Banks, at once and in full, all sums sufficient to reimburse the Agent and the Banks for all payments, present or future, contingent or otherwise, that may be required to be made by the Agent or the Banks on account of any or all Letters of Credit, and such sums shall be deposited in a non-interest-bearing cash collateral account maintained by the Agent, to be held by the Agent and applied thereby in reduction of any Obligations arising out of any Application or Letter of Credit.

     (b) If any of the following events of default shall occur (both of which also being referred to as an "Event of Default"):

        (i) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries; and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or if such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof; or

        (ii) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any of its Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

     then, and in any such event, (A) the Commitments shall thereupon be immediately terminated, (B) the principal amount of the Notes, together with accrued interest thereon, and all other Obligations shall become immediately due and payable and (C) the Borrower shall thereupon deposit with the Agent at once and in full, all sums sufficient to reimburse the Agent and the Banks for all payments, present or future, contingent or otherwise, that may be required to be made by the Agent on account of any and all Letters of Credit, and such sums shall be deposited in a non-interest-bearing cash collateral account maintained by the Agent, and such amounts shall be held by the Agent and applied by the Agent in reduction of any Obligations of the Borrower arising out of any Credit Instrument.

     8.02. Survival of Obligations. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or of any of the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the Borrower in any way or respect relating to any transaction or event occurring prior to such termination or cancellation, and any of the undertakings, agreements, covenants, warranties and representations contained in this Agreement and in the Ancillary Agreements shall survive such termination or cancellation.

                      ARTICLE IX. THE AGENT AND CO-AGENTS

     9.01. Authorization. Each Bank irrevocably appoints and designates the Agent and the Co-Agents (to the extent provided in or by reference to Section
2.05 and Section 2.07) to act on behalf of such Bank in connection with the transactions contemplated by this Agreement to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith and to take such other action as may be reasonably incidental thereto. Without limiting the generality of the foregoing, each Bank hereby authorizes the Agent to act on behalf of such Bank to take all such actions necessary or appropriate with respect to the enforcement of this Agreement and the Ancillary Agreements. Without limiting the rights of the Banks hereunder, each Bank authorizes the Agent to act on its behalf to execute and accept on its behalf any and all payments and collections to be made by or for each of them in their individual capacities pursuant to this Agreement and to take all such actions necessary or appropriate with respect to the payment and/or enforcement of the Obligations to each such Bank.

     9.02. Indemnification of Agent and Co-Agents. The Banks severally agree to indemnify each of the Agent, the Co-Agents and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) FNBB and each of the Co-Agents in their respective capacities as opening banks with respect to Letters of Credit, ratably according to each Bank's Facility A Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes and including, without limitation, the reasonable fees and out-of-pocket expenses of counsel and the allocated costs of in-house counsel) be imposed on, incurred by or asserted against the Agent or FNBB, or any Co-Agent or BofA or Chase, as the case may be, in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent or FNBB, or any Co-Agent or BofA or Chase, under or in connection with any of the foregoing, including, without limitation, with respect to any amounts advanced by the Agent or a Co-Agent, on behalf of the respective Banks (together with any interest thereon) pursuant to the provisions of Section 2.03, 2.05 or 2.07 hereof; provided, however, that no Bank shall be liable for the losses damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's or FNBB's, or any Co-Agent's or BofA's or Chase's, as the case may be, gross negligence or willful misconduct. The agreements in this Section
9.02 shall survive the payment of the Notes and all other amounts payable hereunder.

     9.03. Exculpation, Etc.

     (a) The Agent and the Co-Agents shall be entitled to rely upon the advice of counsel concerning legal matters, and upon this Agreement and the Ancillary Agreements, as well as any schedule, certificate, report, notice or other writing which it believes to be genuine and to have been presented by a proper Person. None of the Agent, any Co-Agent or any of their respective directors, officers, employees or agents shall: (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, this Agreement, the Ancillary Agreements or any other instrument or document delivered hereunder or thereunder or in connection herewith or therewith; (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security; (iii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of the Obligations; or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its own gross negligence or willful misconduct. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent or any Co-Agent in its individual corporate capacity as a Bank hereunder.

     (b) As to any matters not expressly set forth in this Agreement or any Ancillary Agreement as a function or responsibility of the Agent or the Co-Agents, neither the Agent nor the Co-Agents shall be required to exercise any discretion or take any action, except that each of the Agent and the Co-Agents may, in its sole discretion, act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon the Agent, the Co-Agents and all Banks. If, with respect to a proposed action to be taken by it, the Agent or the applicable Co-Agent shall determine in good faith that the provisions of this Agreement or any Ancillary Agreement relating to the functions or responsibilities or discretionary powers of the Agent or such Co-Agent are or may be ambiguous or inconsistent, the Agent or such Co-Agent may so notify the Banks (identifying the proposed action and the provisions that it considers are or may be ambiguous or inconsistent) and may decline either to perform such function or responsibility or to exercise such discretionary power unless it has received the written confirmation of the Required Banks that the Required Banks (including the Agent or such Co-Agent) concur in the circumstances that the action proposed to be taken by the Agent or such Co-Agent is consistent with the terms of this Agreement or any Ancillary Agreement or is otherwise appropriate. The Agent and the Co-Agents shall be fully protected in acting or refraining from action upon the confirmation of the Required Banks in this respect, and such confirmation shall be binding upon the Agent, the Co-Agents and the Banks. Neither the Agent nor any Co-Agent shall be required to obtain any such written confirmation of the Required Banks in order to perform any function or responsibility or to exercise any discretionary power of the Agent or such Co-Agent set forth in this Agreement or any Ancillary Agreement.

     (c) Neither the Agent nor any Co-Agent shall in any event be required to take any action which exposes it to personal liability or which, in the judgment of the Agent or such Co-Agent, is contrary to the provisions of this Agreement, any Ancillary Agreement or applicable law.

     (d) If in one or more instances the Agent or any Co-Agent takes any action or assumes any responsibility not specifically delegated to it pursuant to the provisions of this Agreement or any Ancillary Agreement, neither the taking of such action nor the assumption of such responsibility shall be deemed to be an express or implied undertaking on the part of the Agent or such Co-Agent that it will take the same or similar action or assume the same or similar responsibility in any other instance.

     9.04. Reliance on Documents, Etc. In acting as Agent and Co-Agents hereunder, each of the Agent, the Co-Agents and their respective officers and agents shall be under no liability to the other Banks or to the Borrower for action or failure to act taken or suffered in good faith, and may rely on all certificates, documents and other papers believed by such officers and agents to be genuine, and any action or failure to act upon advice of its counsel shall conclusively be deemed to be in good faith.

     9.05. Credit Investigation. Each Bank acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had credit been granted, and the Loans made and the Letters of Credit issued, directly by such Bank to or for the account of the Borrower without the intervention of the Agent, any Co-Agent or any other Bank. Each Bank agrees and acknowledges that none of the Agent nor the Co-Agents makes any representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any of the Ancillary Agreements or the value of any collateral security therefor.

     9.06. Resignation. The Agent or any Co-Agent may resign as such at any time upon at least thirty (30) days' prior written notice to the Borrower and the Banks. In the event of any such resignation, the Required Banks may appoint another Bank as a successor Agent or Co-Agent. If no successor Agent or Co-Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after receipt by the Borrower and the Banks of such notification from the retiring or resigning Agent or Co-Agent, as the case may be, then such retiring or resigning Agent or Co-Agent may appoint a successor from among the Banks. Upon the appointment of a new Agent or Co-Agent hereunder, the term "Agent" or "Co-Agent", respectively, shall for all purposes of this Agreement thereafter mean such successor. After any retiring Agent's or Co-Agent's resignation hereunder, the provisions of this Agreement shall continue to inure to the benefit of such retiring Agent or Co-Agent as to any actions taken or omitted to be taken by it while it was Agent or Co-Agent under this Agreement.

     9.07. Co-Agents. Except as provided in or by reference to Section 2.05 and
Section 2.07, none of the Banks identified herein as a Co-Agent shall have any obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified as a Co-Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

                            ARTICLE X. MISCELLANEOUS

     10.01. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Banks and the Agent. Notwithstanding the foregoing, (i) the term of the Notes, (ii) the rate of interest on the Loans and the amount of fees hereunder including, without limitation, the Commitment Fees and fees in respect of Letters of Credit hereunder, (iii) the terms of this Section.10.01 and of Section.8.01 hereof, (iv) the definition of "Required Banks", "Facility A Maturity Date", "Facility B Maturity Date", "Total Facility A Commitment", and of "Total Facility B Commitment", (v) the extension of the maturity date of any Letter of Credit beyond the Facility A Maturity Date, and
(vi) the date on which any payment of principal, interest, or any other amount payable hereunder is due or any Event of Default under Section 8.01(a)(i) hereof, may not be amended or waived without the written consent of each of the Banks. Notwithstanding the foregoing, the terms of Article IX hereof, this
Article X, or any other provision of this Agreement or any Ancillary Agreement that inures to the benefit of the Agent or the Co-Agents shall not be amended, waived, or otherwise modified without the consent of the Agent and the Co-Agents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Bank or the Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

     10.02. Assignments and Participations.

     (a) Assignment. Each Bank may, with the prior written approval of the Borrower and the Agent (such approval not to be unreasonably withheld), sell, transfer, negotiate or assign to one or more other Banks, Eligible Assignees or an Affiliate of a Bank, all or a portion of its Facility A Commitment and Facility B Commitment hereunder, the portion of the Loans hereunder owing to it and the Notes held by it hereunder and a commensurate portion of its rights and obligations hereunder and under the Ancillary Agreements; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement, including, without limitation, a proportional assignment of such Banks Facility A Commitment and Facility B Commitment and Facility A Revolving Credit Debt and Facility B Revolving Credit Debt, (ii) the aggregate amount of the Commitment and Loans made hereunder being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment), shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess thereof, or (B) the aggregate amount of the assigning Bank's Commitment and Loans outstanding immediately prior to such assignment, and (iii) the making of Loans by such assignee hereunder would not be unlawful as set forth in Section 2.14 hereof. The parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording, with a copy to the Borrower for its acceptance, an Assignment and Acceptance, together with the Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations under the Ancillary Agreements have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and thereunder, and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, and the Ancillary Agreements (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement and the Ancillary Agreements, such Bank shall cease to be a party hereto and thereto).

     (b) Representations and Warranties. By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or any Ancillary Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any Ancillary Agreement or any other instrument or document furnished pursuant hereto or thereto, (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of their respective obligations under this Agreement, or any Ancillary Agreement or of any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Agreement and each Ancillary Agreement, together with copies of the financial statements referred to in Section 4.11 and the most recent financial statements delivered to the Banks pursuant to Sections 5.04(b) and 5.04(c) of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon such assigning Bank or any other Bank or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Ancillary Agreement, (v) such assignee confirms that it is an Eligible Assignee or an Affiliate of a Bank, (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Ancillary Agreements as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the Ancillary Agreements are required to be performed by it as a Bank.

     (c) Register. The Agent shall maintain at its address referred to in
Section 10.07 a copy of each Assignment and Acceptance delivered to and accepted by it and by the Borrower and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     (d) Effectiveness. Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with the Notes subject to such assignment and a $2,500 recordation fee for the account of the Agent, the Agent shall, if such Assignment and Acceptance has been completed and if such assignee is reasonably acceptable to the Agent, promptly forward a counterpart thereof to the Borrower. If the proposed assignee is reasonably acceptable to the Borrower, the Borrower shall, within five Business Days after receipt thereof from the Agent, return said counterpart, duly executed by the Borrower, to the Agent (which shall thereupon accept such Assignment and Acceptance, and record the information contained therein in the Register) together with one or more new Notes executed by the Borrower to the order of such assignee in the principal amount equal to the portion of the Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has assigned less than all of its Loans hereunder, one or more new Notes to the order of the assigning Bank in the principal amount equal to the Commitments retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C-1 or Exhibit C-2 attached hereto, as appropriate.

     (e) Exemption From Withholding. If any assignee is entitled to a total or partial exemption from withholding that is required to be evidenced by United States Internal Revenue Service Form 1001 or Form 4224 or any successor or additional form, such assignee shall, contemporaneously with such Person becoming a party hereto, deliver to the Agent and the Borrower such Form 1001 or Form 4224, as applicable, or any successor or additional form, completed in a manner reasonably satisfactory to the Agent and the Borrower.

     (f) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the Ancillary Agreements (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Notes held by it); provided, however, that each such participation shall in no event be less than $5,000,000 and, if in excess of $5,000,000, shall be in integral multiples of $1,000,000 in excess thereof. The terms of such participation shall not, in any event, require the participant's consent for any amendments, waivers or other modifications of any provision of this Agreement or any Ancillary Agreement, the consent to any departure by the Borrower or any of its Subsidiaries therefrom, or to exercise or refrain from exercising any powers or rights which such Bank may have under or in respect of this Agreement or the Ancillary Agreements (including, without limitation, the right to enforce the obligations of the Borrower or any of its Subsidiaries), except in connection with any such actions requiring the consent of all the Banks in accordance with Section 10.01. In the event of the sale of any participation by any Bank, (i) such Bank's obligations under this Agreement and the Ancillary Agreements (including, without limitation, its Commitment) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) such Bank shall disclose to the Borrower and to the Agent the identity of each bank or other entity purchasing a participation within a reasonable time after the sale and purchase of such participation, and
(v) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

     (g) No Increase in Taxes. Anything herein to the contrary notwithstanding, the Borrower shall not without its prior written consent, at any time, be obligated to pay to any assignee or participant of any interest of any Bank hereunder, under Section 2.18, any sum in excess of the sum which the Borrower would have been obligated to pay to such Bank in respect of such interest had such assignment not been effected or had such participation not been sold.

     (h) Disclosure. Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Bank by or on behalf of the Borrower; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or any of its Subsidiaries received by it from such Bank.

     (i) Assignment by Borrower. In no event may the Borrower assign or transfer any of its rights or obligations under this Agreement without the written consent of each Bank and the Agent, and any such purported assignment shall be void and of no force or effect. Subject to the foregoing provisions of this
Section 10.02, this Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Agent, the Co-Agents, and any future holders of the Notes and their respective successors and permitted assigns.

     (j) Pledge to Federal Reserve Banks. Anything contained in this Section
10.02 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section.4 of the Federal Reserve Act, 12 U.S.C. Section.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the Ancillary Agreements.

     10.03. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts each of which shall be deemed an original and all of said counterparts, when taken together, shall be deemed to constitute one and the same instrument.

     10.04. Governing Law; Consent to Jurisdiction; Service of Process.

     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

     (b) THE BORROWER CONSENTS TO THE JURISDICTION IN ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE BANKS, THE AGENT, AND THE CO-AGENTS UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS.

     (c) The Borrower irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address provided herein. Nothing contained in this Section 10.04 shall affect the right of the Agent, any Bank or any holder of a Note to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

     10.05. Adjustments; Rights of Setoff.

     (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) if applicable, the making of the request specified by Section 8.01(a) to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 8.01(a), each Bank and the Agent is hereby authorized, after prior written notice to, and confirmation of receipt thereof from, the Agent, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing by such Bank or the Agent, as the case may be, to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such Obligations may be unmatured. Each Bank and the Agent agrees promptly to notify the Borrower after any such setoff and application made by such Bank or the Agent, as the case may be; provided, however, that the failure to give such notice to the Borrower shall not affect the validity of such setoff and application. The rights of each Bank and the Agent under this Section 10.05(a) are in addition to, and not in limitation of, the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

     (b) If any Bank shall be entitled to exercise a right of setoff against any of the Obligations of the Borrower to such Bank, and such Bank shall decide to exercise such right of setoff, the proceeds of such setoff shall be applied ratably among the Banks in accordance with their respective Commitment Percentages. Nothing contained in this Section 10.05(b) shall be deemed to require any Bank to exercise a right of setoff; provided, however, that any Bank which maintains, whether or not at the request of the Agent, a lock box arrangement or cash management facility for the Borrower, may charge back against that account or against any other account maintained by the Borrower, with that Bank, the amount of any item with respect to which a right of immediate withdrawal has been given to the Borrower or funds have been transmitted to any concentration account maintained by the Agent and which are returned uncollected for any reason, and such charge back shall not be considered a setoff subject to the provisions of this Section 10.05(b) requiring any sharing of the benefits thereof with any of the other Banks.

     10.06. Conflict of Terms. Except as otherwise provided in this Agreement, and except as otherwise provided in any of the Ancillary Agreements by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Ancillary Agreements, the provision contained in this Agreement shall govern and control.

     10.07. Notices. Except as otherwise provided herein, all notices, and other communications made or required to be given under this Agreement or under the Notes shall be in writing and shall be delivered by hand, mailed by first-class mail (registered or certified, return receipt requested), or sent by telex, telecopy or overnight air courier guaranteeing next day delivery, addressed as follows:

                If to the Borrower:

                        Tosco Corporation
                        72 Cummings Point Road
                        Stamford, Connecticut  06902
                        Telecopy No.:  (203) 964-3187
                        Attn:  Jefferson F. Allen, Executive Vice
                               President and Chief Financial Officer

                with a copy to:

                        Wilkes McClave III, Esq.
                        Senior Vice President and General Counsel at the address set forth above for the Borrower;

                If to the Agent:

                        The First National Bank
                          of Boston
                        Energy & Utilities Division
                        100 Federal Street, 01-08-02
                        Boston, Massachusetts  02110
                        Telecopy No.:  (617) 434-3652

                        Attn:  J. R. Vaughan, Jr., Director

                with a copy to:

                        Bingham, Dana & Gould LLP
                        150 Federal Street
                        Boston, Massachusetts  02110
                        Telecopy No.:  (617) 951-8736

                        Attn:  Sula R. Fiszman, Esq.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if telecopied, sent by telex, or delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (ii) if sent by overnight courier, the next Business Day after the date mailed, and (iii) if sent by registered or certified first-class mail, three Business Days after the date mailed.

     10.08. Section Titles. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     10.09. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.10. Maximum Interest.

     (a) Anything to the contrary notwithstanding contained in this Agreement or the Notes, the parties hereto agree and intend that the Banks shall not charge, take or receive, and the Borrower shall not be obligated to make any payment to or for the account of any Bank, of interest on the Loans made under this Agreement and evidenced by the Notes in excess of the maximum rate from time to time permitted by applicable law, and, if the amount of interest otherwise payable hereunder would exceed the maximum amount permitted, the amount so payable shall be automatically reduced to such maximum permissible amount. The provisions of this Section 10.10(a) are not intended (i) to limit, and any Bank shall be entitled to charge, take or receive, the maximum rate of interest which may be charged, taken or received by such Bank if under the law applicable to it, it may charge, take or receive interest at a higher rate, or (ii) to make the criminal laws of any jurisdiction applicable in circumstances in which they would not otherwise apply.

     (b) If the amount of interest payable for the account of any Bank, in respect of any interest computation period, is reduced pursuant to Section 10.10(a) hereof, and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided, however, that at no time shall the aggregate amount by which interest paid for the account of such Bank has been increased pursuant to this
Section 10.10(b) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to Section 10.10(a) hereof.

     10.11. Costs; Expenses; Indemnities.

     (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Ancillary Agreements and the other documents to be delivered hereunder and thereunder, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of counsel to the Agent, with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the Ancillary Agreements and (ii) audit and other professionals' (which professionals may be employees of the Agent) costs and expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent, the Co-Agents and the Banks (including, without limitation, reasonable counsel fees, disbursements and expenses and the allocated costs of in-house counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

     (b) The Borrower agrees to indemnify and hold harmless the Agent, the Co-Agents and each Bank and their respective Affiliates, directors, officers, employees, agents and advisors from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, including those incurred upon any appeal and the allocated costs of in-house counsel) which may be instituted or asserted against or incurred by the Agent, any Co-Agent or such Bank as a result of its having entered into this Agreement or any of the Ancillary Agreements or having extended credit hereunder; provided, however, that the Borrower shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.

                     ARTICLE XI. TRANSITIONAL ARRANGEMENTS

     11.01. Existing Credit Agreement Superseded. Upon the effectiveness of this Agreement, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Article XI. As of the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement and the "Notes" as defined in the Existing Credit Agreement shall be subsumed within and be governed by this Agreement and the Notes, provided, however, that each of the "Loans" (as defined in the Existing Credit Agreement) advanced by the Banks and outstanding under the Existing Credit Agreement on the Closing Date shall, for purposes of this Agreement, be Loans, and shall continue to bear interest at
(x) if such Loans are Eurodollar Rate Loans or Federal Funds Rate Loans, at the then applicable Eurodollar Rate or Federal Funds Rate (as the case may be) plus, in each case, the Applicable Margin for the remainder of the then current Interest Period or (y) if such Loans are Base Rate Loans, at the Base Rate plus the Applicable Margin; and provided, further, that each "Letter of Credit" (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall, for purposes of this Agreement, be a Letter of Credit. Interest with respect to Loans outstanding under the Existing Credit Agreement on the Closing Date shall be paid at the times provided herein for Base Rate Loans, Federal Funds Rate Loans and Eurodollar Rate Loans.

     11.02. Return and Cancellation of Existing Notes. Upon the Banks' receipt of their Notes hereunder, the Banks will promptly deliver to the Agent for return to the Borrower, marked "Cancelled", the "Notes" of the Borrower as defined in, and held by the Banks pursuant to, the Existing Credit Agreement. Nothing herein shall be deemed to be an acknowledgment by the Banks that the obligations evidenced by such notes have been paid.

     11.03. Fees Under Existing Credit Agreement. All interest, commitment fees, and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement (including, without limitation, any breakage fees payable pursuant to Section 2.20 of the Existing Credit Agreement) shall be calculated and paid as of the Closing Date and paid by the Borrower to the Agent for the accounts of the Agent and/or the Co-Agents and/or the Banks and/or the "Banks" under, and as defined in, the Existing Credit Agreement.


     IN WITNESS WHEREOF, this Agreement has been duly executed as an Agreement under seal as of the day and year first above written.

                                TOSCO CORPORATION


                                By: ________________________________
                                    Title:


                                THE FIRST NATIONAL BANK OF
                                BOSTON, individually and as Agent


                                By: ________________________________
                                    Title:


                                BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                ASSOCIATION, individually and as Co-Agent


                                By: ________________________________
                                    Title:


                                THE CHASE MANHATTAN BANK,
                                individually and as Co-Agent


                                By: ________________________________
                                    Title:

                     SALE AND PURCHASE AGREEMENT

                                       FOR

                               76 PRODUCTS COMPANY

                                     BETWEEN

                         UNION OIL COMPANY OF CALIFORNIA

                                       AND

                                TOSCO CORPORATION

                                DECEMBER 14, 1996

                                TABLE OF CONTENTS

                                                                         PAGE

1.       Sale and Purchase of Assets.....................................  1
2.       Excluded Assets.................................................  2
3.       Purchase Price..................................................  3
4.       Adjustments.....................................................  4
5.       Payment of Purchase Price.......................................  4
6.       Inventory.......................................................  6
7.       Assumption of Obligations; Retained Liabilities.................  6
8.       Related Agreements..............................................  8
9.       Permits, Contracts, Etc.........................................  9
10.      Closing.........................................................  9
11.      Conditions Precedent to Closing................................. 12
12.      Cooperation..................................................... 14
13.      Seller's Representations and Warranties......................... 15
14.      Purchaser's Representations and Warranties...................... 20
15.      Environmental Agreement......................................... 21
16.      Condition of Assets............................................. 22
17.      Objections to Title; Title Insurance............................ 22
18.      Opinions of Counsel............................................. 23
19.      Risk of Loss.................................................... 25
20.      Termination; Remedies upon Default or Termination............... 26
21.      Updating of Representations and Warranties; Adjustment
         of Purchase Price............................................... 27
22.      Indemnification................................................. 27
23.      Limitations of Liability........................................ 30
24.      Records and Assistance.......................................... 30
25.      Access to 76 Assets After Closing............................... 31
26.      Inspections..................................................... 31
27.      Operations of the Products Company and Actions.................. 32
28.      Publicity....................................................... 32
29.      Employees and Benefits.......................................... 32
30.      Transfer of Permits............................................. 35
31.      Certain Tax Matters, Etc........................................ 35
32.      Bulk Sales...................................................... 37
33.      Construction.................................................... 37
34.      Entire Agreement................................................ 37
35.      Assignment...................................................... 37
36.      Further Assurances.............................................. 38
37.      Payments........................................................ 38
38.      Notices......................................................... 38
39.      Counterparts.................................................... 39
40.      Waiver.......................................................... 39
41.      Amendments...................................................... 39
42.      Time of Essence................................................. 39
43.      Independent Decisions........................................... 39
44.      Glossary........................................................ 40

                       INDEX TO ATTACHMENTS AND SCHEDULES


ATTACHMENT NO.                      DESCRIPTION             SECTION REFERENCES

       I         Financial Statements                    1(a), 13(t)
       II        Real Property                           1(a), 13(e)
      III        Pipelines                               1(a), 13(f)
       IV        Equipment                               1(a), 13(h)
       V         [Intentionally Omitted]                            --
       VI        Vessels                                 1(a)
      VII        Material Contracts and Franchises       1(a), 13(k), 13(l)(ii)
      VIII       Subsidiaries and Investments            1(a), 13(a)(ii)
       IX        Inventory Determination and Settlement  1(a), 6
       X         Title Exceptions                        1(b)
       XI        Shared Software License Agreement       2(b), 8(a)(ii)
      XII        Participation Payment Agreement         3(c)
      XIII       Escrow Agreement                          5(a)
      XIV        Stock Purchase and Shareholder Agreement  5(a)
       XV        Intellectual Property Agreement           8(a)
      XVI        [Intentionally Omitted]                     --
      XVII       [Intentionally Omitted]                     --
     XVIII       Refineries Capacities                    11(a)(vi)(1), 13(i)
      XIX        [Intentionally Omitted]                     --
       XX        Permits and Consents                     13(c)
      XXI        Capital Projects                         13(g), 27
      XXII       Environmental Agreement                    15
     XXIII       Major Refinery Turnarounds and Tank Work   27


SCHEDULE NO.                  DESCRIPTION                   SECTION REFERENCES

       13(d)                  Seller's Breach Exceptions           13(d)
       13(j)                  Compliance with Laws                 13(j)
       13(l)                  Intellectual Property                13(l)
       13(m)                  Actions and Proceedings              13(m)
       13(n)                  Labor Relations                      13(n)
       14(c)                  Purchaser's Consents                 14(c)
       14(d)                  Purchaser's Breach Exceptions        14(d)
       14(e)                  Purchaser's Action
                              and Proceedings                      14(e)
       27                     Permitted Transactions               27

                           SALE AND PURCHASE AGREEMENT

     THIS AGREEMENT is made the 14th day of December, 1996, between UNION OIL COMPANY OF CALIFORNIA, a corporation of the State of California, with its principal place of business in California ("Seller"), and TOSCO CORPORATION, a corporation of the State of Nevada, with its principal place of business in Connecticut ("Purchaser").


                               W I T N E S S E T H

     WHEREAS, Seller is engaged in refining, marketing and transportation of petroleum products through its 76 Products Company business segment ("Products Company");

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the business and assets constituting the Products Company, except as specifically excluded herein.

     NOW, THEREFORE, in reliance on the representations and warranties and the mutual promises and covenants hereinafter set forth, and subject to the terms and conditions hereof, the parties hereto agree as follows:

     1. SALE AND PURCHASE OF ASSETS. (a) At the Closing (as defined below), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of (i) the right, title and interest of Seller and Seller's affiliates in and to the businesses and assets of the Products Company (the "76 Assets") (other than Inventory described in clause
(ii) below), constituting generally the businesses and assets reflected in the Audited Financial Statements (as defined in Section 13(t)) included in Attachment I, subject to changes in the ordinary course of business, including, without limitation, the real property set forth in Attachment II hereto (the "Real Property") and the permanent structures and other improvements thereon owned or leased by Seller (the "Improvements"), the pipelines described in Attachment III hereto (the "Pipelines"), the equipment, including spare parts, set forth in Attachment IV hereto (the "Equipment"), the intellectual property owned by Seller or its affiliates and used in the business of Products Company as set forth in the schedules to Attachment XV hereto (the "Intellectual Property"), such transfer to be made in the form of an assignment or license as specified in Section 8(a), the three oceangoing vessels as described on Attachment VI (the "Vessels"), the contracts and franchises of the Products Company (the "Contracts"), including those Material Contracts set forth in Attachment VII hereto, all investments in subsidiaries and other entities included in the operations of the Products Company as set forth on Attachment VIII ("Subsidiaries"), the assets, Contracts and systems constituting Seller's credit card systems (including co-branded cards) and any other assets owned by Seller which are part of the Products Company or necessary to the conduct of its operations, including normal spare parts and service station merchandise and certain tank bottoms and linefill; and (ii) the Products Company inventories of hydrocarbons, usable catalysts and precious metals in storehouses, whether onsite or offsite, determined as provided in Attachment IX (hereinafter, the "Inventory").

               (b) Seller shall convey to Purchaser marketable fee simple title or its leasehold or other interests in and to the Real Property and the Improvements, subject only to the encumbrances and other exceptions set forth in Attachment X hereto and other encumbrances and liens, which together do not significantly adversely affect the use of the Real Property and Improvements as presently used by Seller, or otherwise as provided in Section 17 (the "Permitted Exceptions"). Purchaser shall have the right to obtain title insurance as provided in Section 17(d). Seller will use reasonable efforts, both pre-Closing and post-Closing, to resolve any curable defects in title appearing of record, and Purchaser shall cooperate in such efforts.

               (c) The Equipment and the Inventory shall be free and clear of any defect in title, and of any claim, charge, option, lien, chattel mortgage, security interest, encumbrance, reservation or restriction.

               (d) Seller shall assign to Purchaser the Contracts which are assignable, or otherwise make available the benefits thereof as provided in
Section 9 hereof, and Purchaser agrees to assume, pay, perform and discharge when due Seller's obligations under the Contracts to the extent provided in Sections 7(a) and 7(b).

               (e) The assets conveyed to Purchaser by Seller hereunder shall include, without limitation, all of Seller's warranties, books, records, files and data relating to the 76 Assets.

               (f) Seller shall, after collection of its accounts receivable from the affected dealers and customers, transfer to Purchaser an amount of cash equal to the aggregate amount of dealer and customer deposits with respect to the obligations assumed by Purchaser pursuant to Section 7(a)(iii).

               (g) Seller shall transfer to Purchaser all notes receivable from distributors and dealers ("Self-Amortizing Notes").

     2. EXCLUDED ASSETS. Notwithstanding Section 1, it is agreed that Seller is not selling, and Purchaser is not purchasing, hereunder the following assets of Seller and its Subsidiaries (the "Excluded Assets"):

               (a) Cash (except as provided in Section 1(f)) and marketable securities, whether on deposit or in transit.

               (b) All Seller systems and software which are not used exclusively for or necessary for operation of the 76 Assets; provided, however, that Seller will grant a paid up, royalty free (for three years), license to use all proprietary software owned by Seller and used jointly in both the 76 Assets and Seller's other businesses on substantially the terms set forth on Attachment XI (the "Shared Software License Agreement").

               (c) Seller's confidential operating manuals and policy manuals except those useful or necessary for the operation of the 76 Assets.

               (d) Accounts and notes receivable and credit balances on accounts payable relating to the businesses conducted using the 76 Assets prior to the Closing Date; provided, however, that all amounts with respect to interest and amortization payments (if any) by distributors and dealers on Self-Amortizing Notes with respect to the period after the Closing shall be for the account of Purchaser and the right to such payments is included in the Purchase Price; provided, further that for a period of 120 days Purchaser shall cooperate with Seller in collecting receivables outstanding as of the Closing Date for the benefit of Seller, and Purchaser shall remit amounts which it receives on account of such receivables to Seller not less frequently than weekly.

               (e) Assets owned by Seller in the nature of central staff services (meaning the legal, cash management, treasury, tax, insurance, health and safety, environmental management and pension services), employee records, employee benefits funds and plans presently provided to the 76 Assets by Seller or one of its subsidiaries, including without limitation employee and other records necessary to administer payrolls and benefit and welfare plans retained by Seller and all information necessary to file tax returns; provided that Seller shall make available its information with respect to employees as specified in Section 29.

               (f) Insurance proceeds and state underground storage tank reimbursement or other reimbursements, except claims related to tank replacement paid for by Purchaser.

               (g) Tax and fee refunds arising out of taxes and fees paid by Seller.

               (h) Seller's and its subsidiaries' employee benefit plans and all assets related thereto.

               (i) Books and records with respect to Excluded Assets, Retained Liabilities, employees and former employees of Seller.

     3. PURCHASE PRICE. Purchaser shall pay Seller for the Products Company the following consideration (the "Purchase Price"):

               (a) $1.4 billion in cash at closing or as set forth in Section 5 (subject to adjustment as set forth in Section 4)(the "Base Purchase Price");

               (b) The value of the Inventory as provided in Section 6;

               (c) Up to an additional $250 million in the form of participation payments as set forth in Attachment XII (the "Participation Payment Agreement");

               (d) Assumption of certain environmental liabilities as set forth in the Environmental Agreement provided for in Section 15 below;

               (e) The outstanding principal balance on all Self-Amortizing Notes issued after the date of this Agreement in accordance with past practices and as discussed with Purchaser; and

               (f) Such additional amounts for employee severance payments as provided for in Section 29 below.

     4. ADJUSTMENTS. The following items shall be apportioned between Seller and Purchaser, with Seller obligated for any charges applicable for periods on or before the Closing Date and Purchaser obligated for any charges applicable for periods after the Closing Date:

               (a) ad valorem taxes, real property taxes, personal property taxes, special assessments, direct assessments, general assessments and similar obligations (and any refunds, credits and the like) with respect to the 76 Assets;

               (b) charges for gas, electricity, water, sewerage, telephone and all other utilities;

               (c) any other charges and credits which cover a period of time which begins prior to the Closing Date and extends beyond the Closing Date; and

               (d) interest, if any, accrued on the Self-Amortizing Notes.

     If any of the amounts to be apportioned in this Section 4 are not readily determinable as of the time of Closing, such apportionments shall, to the extent necessary, be based on Seller's and Purchaser's reasonable estimate thereof. Purchaser and Seller shall cooperate with each other in making the calculations upon which amounts are to be allocated in favor of Seller or Purchaser, as the case may be. Such apportionments made on the bases of estimates shall be recalculated as soon as possible after the availability of required information, and any overpayments or underpayments due either party shall be adjusted by suitable payments of one to the other. The parties shall cooperate to complete final apportionment within 60 days of the Closing Date, if practicable.

     5. PAYMENT OF PURCHASE PRICE. The Purchase Price for the 76 Assets shall be paid as follows:

               (a) ESCROW DEPOSIT ON JANUARY 15, 1997. The parties shall enter into an Escrow Agreement with Chase Manhattan Bank ("Escrow Agent") in the form attached hereto as Attachment XIII (the "Escrow Agreement") on or prior to January 15, 1997 (the "Escrow").

     On January 15, 1997, Purchaser shall deposit $1.4 billion of value into the Escrow, of which at least $1.0 billion shall be cash. Instead of delivering cash for the difference between the amount so deposited and $1.4 billion, Purchaser may elect to deposit a Stock Purchase and Shareholder Agreement (the "Shareholder Agreement") in the form attached hereto as Attachment XIV. Purchaser may deposit additional cash in the Escrow from time to time on or prior to the Closing Date. The Shareholder Agreement provides for the delivery to Seller of a number of shares of common stock of Purchaser (the "Shares") on the Closing Date which would have a Market Value (defined below) equal to the amount by which (i) the amount of cash then in the Escrow is less than (ii) the Base Purchase Price due and owing to Seller on the Closing Date pursuant to
Section 3(a). However, Purchaser shall not be required to issue Shares at a Market Price of less than $45. Purchaser shall use its best efforts to obtain approval of its shareholders for the issuance of the Shares pursuant to the Shareholder Agreement and to obtain approval of the New York Stock Exchange for the listing of the Shares, subject only to official notice of issuance, on or by February 17, 1997. "Market Price" shall mean the average of the daily averages of the high and low trading prices for Purchaser's common stock reported on the New York Stock Exchange Composite tape for the ten business days preceding the Closing Date, and "Market Value" shall mean the Market Price multiplied by the number of Shares to be delivered. If Purchaser deposits the Shareholder Agreement in the Escrow, then until Purchaser deposits a total of $1.4 billion in cash, Seller shall be permitted to conduct due diligence with respect to Purchaser and its common stock. In conducting such due diligence, Purchaser shall allow Seller and its employees, agents and advisors access to Purchaser's facilities, refineries, and other physical assets, and access to the books, records, management and executives of Purchaser, to the extent Seller believes appropriate for a due diligence investigation by an prudent investor or underwriter acquiring or underwriting $400 million of common stock. Seller will execute an appropriate confidentiality agreement in connection with such due diligence.

               (b) PAYMENTS. At Closing and thereafter Purchaser shall pay the Purchase Price as follows:

                    (i) PAYMENTS AT THE CLOSING. At the Closing Purchaser and Seller shall deliver irrevocable instructions to the Escrow Agent to deliver to Seller all of the cash in the escrow (up to the Base Purchase Price) and, if the amount of cash in the Escrow is less than the Base Purchase Price, the Shareholder Agreement. In addition, Purchaser shall deliver the number of Shares then called for under the Shareholder Agreement, if any, at the Closing. Purchaser shall deliver the other amounts due and owing in cash at the Closing by wire transfer of immediately available funds. Inventory payments shall be determined in accordance with the provisions of Section 6. At the Closing, Purchaser shall be entitled to a credit, not to exceed $5 million, against the Purchase Price in an amount equal to (A) 50 percent of the difference between the interest earned by Purchaser on the funds in the Escrow and the interest paid by Purchaser with respect thereto, and (B) 50 percent of the transaction fees incurred by Purchaser in obtaining the funds in the Escrow (other than the transaction fees incurred by Purchaser in respect to $600 million of debt that Purchaser issues in a public offering or in a private offering designed to allow resales under Rule 144A, or if an irrevocable letter of credit is used in lieu of issuing such $600 million of debt, the issuance fees for the letter of credit, which issuance fees shall be for the account of Purchaser).

                    (ii) PAYMENTS AFTER CLOSING. Purchaser shall pay any portion of the Purchase Price due after the Closing in accordance with the provisions of this Agreement or other agreement covering such payment.

     6. INVENTORY. At Closing and thereafter in accordance with the provisions of Attachment IX, Purchaser shall pay as consideration for the Inventory an amount determined in accordance with the provisions of Attachment IX by wire transfer of immediately available funds.

     7. ASSUMPTION OF OBLIGATIONS; RETAINED LIABILITIES.

               (a) ASSUMPTION OF OBLIGATIONS. Purchaser shall assume, and pay, perform and discharge when due, any liability or obligation (i) with respect to the 76 Assets and the Contracts but only to the extent such liability or obligation arises out of or relates to the period from and after the Closing,
(ii) as provided in the Environmental Agreement, and (iii) with respect to deposits and advances from customers and dealers, but only to the extent of the amount of cash transferred to Purchaser pursuant to Section 1(f) as dealer and customer deposits.

               (b) FRANCHISE AND PMPA OBLIGATIONS.

               (i) Except as otherwise provided in section 7(b)(iv) below, Seller shall assign and Purchaser shall assume and discharge all existing franchise and other agreements and obligations of the Products Company with its franchisees as of the Closing Date, including obligations under the Petroleum Marketing Practices Act, as amended, 15 U.S.C. Section.2801, et seq. ("PMPA"), and applicable provisions of state law (Cal. Bus. & Prof. Code Section 20999, et seq.; Wash. St. Section.19.100.101, et seq.; Ore. Rev. St. Section.650.200, et seq., and Ore. Rev. St. Section.44-01551, et seq.; Nev. Rev. St. Section. 597.300, et seq.; Ha. Rev. St. Section.486H-I, et seq.; and Ak. Rev. St. Section.45.50.800, et seq.).

                    (ii) Seller has determined, in good faith and in the ordinary course of business, to withdraw from marketing motor fuel through retail outlets in the states of California, Washington, Oregon, Nevada, Arizona, Alaska and Hawaii ("Withdrawal Area") in accordance with the requirements of the PMPA. Within ten days of the date of this Agreement, Seller will provide written notice to all of its PMPA franchisees in the Withdrawal Area of such withdrawal and of the termination and non-renewal of their franchise agreements and franchise relationship with Seller. Seller shall also give all other notices required by, and otherwise comply with, PMPA and any state law not preempted by Federal law, in connection with such withdrawal and such termination and non-renewal. If the franchise agreement of any such franchisee expires prior to the effective date of such termination and non-renewal, Seller will extend the franchise agreement, or offer the franchisee an "interim franchise" in accordance with the PMPA, until such effective date. To the extent that it has the contractual and legal right to do so, Seller will also terminate or non-renew any other agreement it has with the franchisee which is related to the franchise, effective as of the effective date of termination or non-renewal of the franchise agreement. Seller will provide Purchaser with a copy of the form of the notice of termination and non-renewal, and a list of the franchisees to whom it was sent.

                    (iii) Not less than seventy-five days prior to the date set forth in the notices of termination and non-renewal referenced in section 7(b)(ii) hereof, Purchaser shall: (1) in accordance with the provisions of the PMPA, 15 U.S.C. Section.2802(b)(2)(E)(iii)(II), offer, in good faith, to each franchisee leasing a retail outlet from Seller a franchise agreement of at least three years duration on terms and conditions which are not discriminatory to the franchisee as compared to franchises then currently being offered by Purchaser; and (2) offer, in good faith, to each franchisee (other than those covered by Section 7(b)(iii)(1)) a branded supply contract for motor fuel of at least three years duration on terms and conditions which are not discriminatory to the franchisee as compared to franchises then currently being offered by Purchaser. Purchaser agrees that these franchise agreements and branded supply contracts shall become effective no later than the date set forth in the notices of termination and non-renewal referenced in Section 7(b)(ii) hereof.

                    (iv) Liabilities and costs associated with franchise litigation or threatened claims against Seller arising out of events prior to closing (and not covered by the next sentence of this clause (iv)) shall be the responsibility of Seller, and Seller will defend, indemnify and hold harmless Purchaser from such litigation or claims. Purchaser will defend, indemnify and hold harmless Seller from all franchise or related claims under the PMPA or state law which are brought against Seller by any person as the result of Seller's participation in the transactions contemplated hereby, including, but not limited to, claims based on future intentional acts by Seller in violation of state statutes which Purchaser and Seller contend are lawful acts because of preemption by the PMPA.

               (c) RETAINED LIABILITIES. The following liabilities and obligations shall be the responsibility of Seller (the "Retained Liabilities"):

                    (i) except as otherwise provided herein, any liability or obligation of Seller or the Subsidiaries, including without limitation any liability or obligation in respect of the 76 Assets, whether known, unknown, accrued, absolute, contingent or otherwise, which arises out of or relates to the period prior to the Closing;

                    (ii) without limiting the foregoing, environmental liabilities and obligations in respect of the 76 Assets, as and to the extent provided in the Environmental Agreement;

                    (iii) except as otherwise provided in Section 29 hereof, any liability or obligation for salary, wages, benefits, vacation, severance, or overhead for or on behalf of, or for any violations of law relating to the hiring, employment or termination of employment (including, without limitation, any violations of the Employee Retirement Income Security Act ("ERISA"), the Worker Adjustment and Retraining Notification Act ("WARN"), continuation coverage ("COBRA coverage") requirements of Section 4980B of the Internal Revenue Code of 1986, as amended, or Part 6 of Title I of ERISA, worker's compensation laws, and any federal, state, local or foreign laws relating to plant closings or termination of employees) of any current or former employees of Seller pertaining to their employment by Seller, and any other liability or obligation relating to any employee or former employee of Seller pertaining to their employment by Seller;

                    (iv) any Taxes or levies (1) based upon the gross or net income or receipts of Seller or any of its affiliates or otherwise in the nature of an income or franchise Tax (as defined below), or (2) arising during, or relating to, any period (or portion thereof) ended on or prior to the Closing;

                    (v) any liability or obligation arising out of or relating to any of the Excluded Assets; and

                    (vi) liabilities and costs allocated to Seller by Section 7(b)(iv).

     8. RELATED AGREEMENTS. As provided below, Seller and Purchaser shall enter into the following agreements at the Closing in connection with the transactions contemplated hereby:

               (a) INTELLECTUAL PROPERTY. (i) Seller shall cause to be assigned or licensed to Purchaser the Intellectual Property pursuant to the terms of an Intellectual Property Agreement (the "Intellectual Property Agreement") in the form attached hereto as Attachment XV;

                    (ii) Seller shall cause to be provided to Purchaser the Shared Software License Agreement on the terms set forth on Attachment XI.

                    (iii) to the extent it is able, Seller shall assign to Purchaser any third-party intellectual property rights it has with respect to the 76 Assets. Purchaser shall be responsible for any payments with respect thereto incurred on or after Closing; and

                    (iv) Seller shall assist Purchaser in obtaining, to the extent practicable, at Purchaser's expense, any rights from independent third-parties in respect of the intellectual property not covered by Sections 8(a)(i), (ii) and (iii) above.

               (b) SERVICES. (i) Purchaser shall provide to Seller certain services (the "Purchaser Services") pursuant to one or more Purchaser Services Agreements in the form to be reasonably agreed by the parties prior to Closing (the "Purchaser Services Agreement(s)").1

                    (ii) Seller shall provide, or cause its affiliates to provide, to Purchaser certain services (the "Seller Services") pursuant to one or more Seller Services Agreements in the form to be reasonably agreed by the parties prior to Closing (the "Seller Services Agreement(s)").2

     9. PERMITS, CONTRACTS, ETC.. Seller shall assign to Purchaser all permits, contracts, licenses, leases (including office leases) and other similar entitlements and obligations with respect thereto relating to the 76 Assets to the extent assignable by Seller; provided, however, that if a non-assignable permit, license, lease, contract or other entitlement is material and reasonably necessary for the operation of a facility, the parties shall cooperate to provide to purchaser the benefits of such lease or contract by sublease or other mechanism, and, if it is not possible to do so, the purchase price will be adjusted if the lease or contract is material, subject to the limitations set forth in Section 21. The parties will cooperate in good faith, both before and after Closing, to obtain any Consents required.

     10. CLOSING.

               (a) DATE, TIME AND PLACE. The sale and purchase of the assets to be conveyed hereunder shall occur at the Closing (the "Closing"), to be held at Seller's executive offices at El Segundo, California, or such other location as Seller may designate, on the close of business, February 28, 1997. Either party may extend the Closing to a date as soon as reasonably practicable thereafter (but not later than May 30, 1997) if all closing conditions specified herein have not been satisfied or waived by February 28, 1997. As used herein the "Closing Date" shall be the actual date of the Closing, and the Closing shall be effective as of the close of business on such date. Any extensions beyond May 30, 1997 shall be upon mutual agreement of the parties.

--------
1 Purchaser Services to include any services provided by the Products Company to other operations of Seller after the Closing Date, and which services are reasonably necessary for Seller to conduct such operations as conducted on the date of this Agreement. Purchaser to provide such services to Seller on a commercially reasonable basis, and shall not be required to perform any such services to the extent such performance would unreasonably interfere with the 76 Assets.

2 Seller Services to include any services provided to the 76 Assets by Seller or any of its affiliates as of the date hereof which are reasonably necessary in respect of the 76 Assets or to conduct the operations of the Products Company. Seller to provide such services to Purchaser on a commercially reasonable basis.

               (b) SELLER'S OBLIGATIONS. At the Closing, Seller shall execute and/or deliver (as the case may be) to Purchaser (or, in the case of (xii) below, Purchaser's title insurance companies) the following:

                  (i) one or more grant deeds (or equivalents with covenants against gran- tor's acts) (the "Deed(s)") conveying Insurable and marketable title to the Real Property and Improvements owned in fee to Purchaser, subject only to the Permitted Exceptions, such Deed(s) being in recordable form for recording same in the county or counties in which the Real Property and improvements are located, and such other assignments and instruments of conveyance or transfer, in forms reasonably satisfactory to Purchaser, as may be necessary to vest in Purchaser the interest in the Real Property and the Improvements which are not owned in fee;

                  (ii) a bill of sale in the form reasonably satisfactory to Purchaser ("Bill of Sale"), stock powers conveying the shares of Subsidiaries, together with the certificates evidencing such shares, an Assignment and Assumption of Contracts in the form reasonably satisfactory to Purchaser ("Assignment and Assumption"), and such other bills of sale, assignments and other instruments of conveyance and transfer, in forms reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser title in and to the Inventory, Equipment and Contracts. Seller shall (or where appropriate shall cause a subsidiary to) take or cause to be taken such other steps as are required to put Purchaser in actual possession and operating control of the 76 Assets and the operations of the Products Company;

                  (iii)     the Intellectual Property Agreement;

                  (iv)      the Shared Software License Agreement;

                  (v)       the Seller Services Agreement(s);

                  (vi)      the Purchaser Services Agreement(s);

                  (vii)     the Environmental Agreement;

                  (viii)    the Participation Payment Agreement;

                  (ix)      the following certificates:


                           (1) a certificate substantially to the effect of Sections 11(a)(i), (ii) and (iii), dated as of the Closing Date and executed by a duly authorized officer of Seller;

                           (2) a certificate certifying the incumbency of any officer of Seller executing this Agreement, or any agreement, instrument or certificate delivered by Seller in connection herewith, dated as of the Closing Date and executed by a duly authorized officer of Seller;

                           (3) a certificate to the effect that, as of the Closing Date, Seller is not a foreign person as defined in the Internal Revenue Code of 1986, as amended, and Income Tax Regulations, such certificate to be substantially in the form described in Treasury Regulation Section
                                     1.1445-2(b)(2)(iii)(B) or otherwise with the requirements of Section 1.1445-2(b)(2) of that regulation, dated as of the Closing Date and signed by a duly authorized officer of Seller;

                  (x)       the opinion of counsel of Seller described in
                            Section 18 below;

                  (xi) any and all other documents, instruments and/or certificates reasonably requested by Purchaser or otherwise contemplated by this Agreement;

                  (xii) an owner's affidavit and such corporate certificates with respect to good standing, incumbency, franchise Taxes, and the authorization of the sale of the Real Property and Improvements as title insurance companies may reasonably request in order to omit requirements, exceptions and/or add affirmative coverage endorsements from or to the coverage of the fee policies being delivered at Closing with respect to all encumbrances, liens and other matters affecting the Real Property and Improvements other than the Permitted Exceptions; and

                  (xiii) such documents necessary to effect the transfer of the Vessels, as required by U.S. Coast Guard regulations.

               (c) PURCHASER'S OBLIGATIONS. At the Closing, Purchaser shall execute and/or deliver (as the case may be) to Seller the following:

                  (i) the amounts payable at the Closing in respect of the Base Purchase Price, the Inventory and the outstanding principal balance of Self-Amortizing Notes issued after the date hereof, as set forth above;

                  (ii)     the Intellectual Property Agreement;

                  (iii)    the Shared Software License Agreement;

                  (iv)     the Seller Services Agreement(s);

                  (v)      the Purchaser Services Agreement(s);

                  (vi)     the Environmental Agreement;

                  (vii)    the Participation Payment Agreement;

                  (viii)   the following certificates:

                           (1)      a certificate substantially to the
                                    effect of Sections 11(b)(i), (ii) and
                                    (iii), dated as of the Closing Date and
                                    executed by a duly authorized officer of Purchaser;

                           (2) a certificate certifying the incumbency of any officer of Purchaser executing this Agreement, or any agreement, instrument or certificate executed by Purchaser in connection herewith, dated as of the Closing Date and executed by a duly authorized officer of Purchaser;

                  (ix)     the opinion of counsel of Purchaser described in
                           Section 18 below; and

                  (x) any and all other documents, instruments and/or certificates reasonably requested by Seller or otherwise contemplated by this Agreement.

          11. CONDITIONS PRECEDENT TO CLOSING. Subject to the terms hereof, the obligations of Seller and Purchaser at the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the respective conditions set forth below.

               (a) CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser at the Closing are subject to the following conditions:

                    (i) subject to Section 21, all representations and warranties of Seller contained in this Agreement and any agreement, instrument or certificate delivered by Seller pursuant hereto shall be true and correct in all material respects, except to the extent waived by Purchaser;

                    (ii) Seller shall have performed all covenants required by this Agreement, or by any agreement, instrument or certificate delivered by Seller pursuant hereto, to be performed by it at or prior to the Closing;

                    (iii) Seller shall have delivered to Purchaser all agreements, instruments, certificates and documents required to be so delivered under this Agreement or such other agreements or instruments, including without limitation those listed in Section 10(b);

                    (iv) any applicable waiting periods or extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

                    (v) no injunction or order shall have been issued restraining or prohibiting, nor shall there be any law or decision which would render Purchaser unable to consummate, or which would bar or substantially delay
(1) any transaction contemplated by this Agreement, or (2) Purchaser's ownership or use of the 76 Assets; nor shall any governmental agency have filed an action or threatened to file an action seeking any of the foregoing;

                    (vi) the following specific conditions shall have been satisfied:

                           (1) the Improvements and the Equipment shall be in such working condition that Purchaser will be able to operate the refineries included in the 76 Assets at the capacities set forth in Attachment XVIII, in compliance in all material respects with all applicable laws and Permits;

                           (2) Purchaser shall have obtained or have the benefit of all material Permits and Consents necessary for the normal operation of the 76 Assets by Purchaser;

                           (3) subject to Section 21, Purchaser's due diligence investigation in respect of the condition and the operations of the 76 Assets shall not have disclosed material adverse matters as to the 76 Assets, taken as a whole, not heretofore known by Purchaser. Purchaser agrees that it will undertake and complete its due diligence on the capacities of the major process units at the refineries by January 15, 1997, on the Condition of the refineries by February 7, 1997 and on all other matters by February 25, 1997, and notify Seller of its findings by such dates. Failure to complete such due diligence and so notify Seller by such dates shall constitute a waiver of the condition set forth in this Section 11(a)(vi)(3) (but not any other provision of this Agreement);

                    (vii) as of the Closing, Purchaser shall have obtained all rights to all Intellectual Property necessary to operate the 76 Assets or conduct the operations of the Products Company; and

                    (viii) as of the Closing, Purchaser shall have obtained approval of Purchaser's stockholders for the issuance of shares as provided in Sections 14(c)(iii) and 20(d).

                (b) CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller at the Closing are subject to the following conditions:

                    (i) all representations and warranties of Purchaser contained in this Agreement and any agreement or instrument delivered by Purchaser pursuant hereto shall be true and correct in all material respects, except to the extent waived in writing by Seller;

                    (ii) Purchaser shall have performed all covenants required by this Agreement, or by any agreement, instrument or certificate delivered by Purchaser pursuant hereto, to be performed by it at or prior to the Closing;

                    (iii) Purchaser shall have delivered to Seller all agreements, instruments, certificates and documents required to be so delivered under this Agreement or such other agreements or instruments, including without limitation those listed in Section 10(c);

                    (iv) any applicable waiting periods or extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

                    (v) no injunction or order shall have been issued restraining or prohibiting, nor shall there be any law or decision which would render Seller unable to consummate, or which would bar or substantially delay, any transaction contemplated by this Agreement; nor shall any governmental agency have filed an action or threatened to file an action seeking any of the foregoing;

                    (vi) all governmental approval, decision or permit required to complete the transactions contemplated by this Agreement shall have been obtained; and

                    (vii) If Seller is entitled to receive Shares under the Escrow Agreement, there shall not have occurred a material adverse change in the financial condition of Purchaser after the date of its most recent publicly available financial statements, and Purchaser's independent accountants shall not have qualified their opinion to Purchaser's audited financial statements on a "scope of audit" or "going concern" basis.

          12. COOPERATION. From the date hereof until the Closing, Seller and Purchaser shall work together in the spirit of continuing cooperation to (a) cause the conditions to Closing set forth in Section 11 to be satisfied as quickly as is reasonably possible, and (b) obtain any Consent (as defined below) required by Seller or Purchaser to consummate the transaction contemplated by this Agreement, or otherwise in connection with Purchaser's ownership of the 76 Assets or its proposed business operations.

          13. SELLER'S REPRESENTATIONS AND WARRANTIES. In order to induce Purchaser to enter into this Agreement, Seller, for itself and the Subsidiaries, hereby warrants and represents to Purchaser that:

               (a) ORGANIZATION. (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own, lease and operate the 76 Assets and to conduct its business operations.

                  (ii) To Seller's knowledge, each of the Subsidiaries listed in Attachment VIII is duly organized, validly existing and in good standing under the laws of the state of its respective organization, and has the corporate power and authority to own its assets and conduct its operations. Seller owns the equity interests in the Subsidiaries set forth in Attachment VIII subject to no lien, encumbrance or option in favor of any third party.

               (b) AUTHORITY; ENFORCEABILITY. Seller has the corporate power and authority (i) to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Seller pursuant hereto, and to carry out its obligations hereunder and thereunder and (ii) to own or lease and operate the 76 Assets and to conduct its business. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of Seller and no other corporate act or proceeding on the part of Seller or its affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Seller in accordance with its respective terms. Neither Seller nor any of its affiliates has any contractual obligation, to sell, lease or otherwise transfer, directly or indirectly, the 76 Assets or any part thereof to any person other than Purchaser or as permitted by Section 27.

               (c) PERMITS AND CONSENTS. To Seller's knowledge, Attachment XX and the schedules to Attachment XXII hereto set forth an accurate and complete list of all permits, licenses, approvals and authorizations required under federal, state, local and foreign laws, rules, regulations, orders, licenses, decrees or judgments necessary for the operation of the Products Company ("Permits"). Except as set forth on Attachment XX and the schedules to Attachment XXII hereto, to Seller's knowledge no consent, waiver, approval, authorization, exemption, registration, license or declaration ("Consent") of or by, or filing with, any other person is required with respect to Seller or any of its affiliates in connection with the execution, delivery or enforceability of this Agreement or any agreement or instrument delivered pursuant hereto by Seller, and or the consummation of any of the transactions provided for hereby or thereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are not significant, individually and in the aggregate, to the 76 Assets and/or the operations of the Products Company, and (ii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (d) NO BREACH. Except as set forth on Schedule 13(d), the execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby and the compliance by Seller with any of the provisions hereof or thereof does not and will not (i) violate, or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the Real Property, Improvements, Inventory, Equipment, Pipelines, Intellectual Property or Contracts under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller or similar charter documents of any Subsidiary or under any Material Contract (as defined in Section 13(k)) or other agreement, instrument or obligation to which Seller is a party, or by which the facility or any of the operations of the Products Company is otherwise bound, or (ii) violate any order, injunction, statute, rule or regulation, or
(iii) trigger any rights of first refusal, or any buy/sell or similar rights.

               (e) REAL PROPERTY. Attachment II sets forth the address of each item of Real Property and the nature and extent of Seller's ownership interest therein. Seller has Insurable and marketable title in fee simple to the Real Property and Improvements indicated thereon as owned in fee, which at Closing will be subject only to the Permitted Exceptions, and the Deed(s) thereto will be in recordable form with respect to all of such Real Property and Improvements therein described. With respect to any Real Property or Improvements which is under lease to Seller, such Attachment identifies the address, the landlord and the date and terms of the lease; and, except as indicated in such Attachment, all such leases are valid and are in full force and effect and are enforceable in accordance with their terms, no material defaults exist with respect thereto, are Insurable leasehold interests, and all such leases may be assigned and/or sublet to Purchaser without the consent of the lessor thereunder or any third party. With respect to any other interest in real property included in the Products Company, such Attachment sets forth a description of such Real Property, its owner, and the terms and conditions of use. To the best of Seller's knowledge, other than as listed in Attachment II or Attachment III, there are no material easements, covenants, restrictions, rights-of-way or other interests or rights reasonably necessary for the operations of the Products Company. The easements, rights-of-way and other interests and rights described in such Attachment are valid and are in full force and effect and are enforceable in accordance with their terms, and may be assigned or otherwise transferred to Purchaser without the Consent of any third party, except as noted in said Attachment.

                (f) PIPELINES. Attachment III sets forth a list of the pipelines which are included in the 76 Assets. To the best of Seller's knowledge, other than as listed in Attachment III and other than Permitted Exceptions, Seller has all material easements, covenants, restrictions, rights-of-way or other interests or rights that are reasonably necessary for the operation of the Pipelines as conducted by Seller in 1996. Except as set forth on Attachment III, Seller has, and as of the Closing Purchaser will have, title to the equipment constituting the Pipelines free and clear of all liens and encumbrances other than Permitted Exceptions.

                (g) CAPITAL PROJECTS. Attachment XXI identifies and describes in reasonable detail all major capital projects pending or planned at or in respect of the 76 Assets in calendar year 1997, including the estimated final completion date and estimated final cost thereof.

                (h) EQUIPMENT. Attachment IV identifies each major item of equipment relating to the 76 Assets, including a general description of related spare parts, and provides a summary description of each material item thereof, and except as indicated in Attachment IV, Seller has, and as of the Closing Purchaser will have, title to such Equipment, free and clear of all liens and encumbrances.

                (i) REFINERIES CAPACITIES; CONDITION. The capacities of the refineries of the Products Company are set forth in Attachment XVIII. The condition of the 76 Assets, taken as a whole, is generally consistent with their respective ages and stages of useful life (repair cycle).

                (j) COMPLIANCE WITH LAWS. To Seller's knowledge, except as set forth on Schedule 13(j), Seller and each of its affiliates is in compliance in all material respects with all Permits, judgments, orders, injunctions, statutes, rules, regulations and other legal requirements (other than Environmental Laws) applicable to, or required in connection with, the 76 Assets or the operations of the Products Company. Except as set forth in said Schedule, Seller has not received (whether directly or indirectly) since January 1, 1996, any notice of material violation of any such Permit, judgment, order, injunction, statute, rule, regulation or other legal requirement.

                (k) CONTRACTS. (i) Attachment VII contains an accurate and complete list of all Material Contracts of the Products Company, including without limitation any Material Contracts relating to any of the 76 Assets or by which the 76 Assets are bound.

                  (ii) Except as specifically disclosed in Attachment VII, (1) all of the Material Contracts are valid and are in full force and effect and are enforceable in accordance with their terms, (2) to Seller's knowledge, no material defaults exist with respect thereto, nor has any event occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under any Material Contract, except where neither such a default nor the loss of such Contract would have a material adverse effect upon the 76 Assets or any of the operations of the Products Company, (3) all such Material Contracts may be assigned to Purchaser without the Consent of any third party, and (4) to the best of Seller's knowledge, there exists no material dispute with any other party with respect to any such Material Contract.

                  (iii) As used herein, "Material Contract" means a Contract which involves the purchase, sale or lease of goods, services or property for $1 million or more and is not terminable without penalty prior to June 30, 1997.

                (l) INTELLECTUAL PROPERTY. (i) To Seller's knowledge, the schedules to Attachment XV contain an accurate and complete list of all Intellectual Property owned by Seller and its affiliates which is used in, and is material to, the business of Products Company. To Seller's knowledge, without independent investigation, (A) such Intellectual Property does not infringe upon any patent, trademark or service mark, or misappropriate any trade secret, of any third party (and, except as disclosed on Schedule 13(l), Seller is not aware of any assertions made by any third party alleging such an infringement or misappropriation), and (B) Seller's right to use such Intellectual Property is valid and such Intellectual Property is not being infringed upon or misappropriated by any third party. Except as disclosed on Schedule 13(l), to Seller's knowledge, Seller and its affiliates have the right to assign their respective right, title and interest in and to, or to license the right to use, the Intellectual Property to Purchaser in accordance with the terms of the Intellectual Property Agreement.

                  (ii) To Seller's knowledge, without independent investigation, with respect to any intellectual property owned by a third party and licensed or sublicensed to Seller or its affiliates under a Contract set forth on Attachment VII, (A) such Contract grants to Seller or its affiliate, as licensee or sublicensee, as the case may be, the right to use such intellectual property as it is currently being used in connection with the business of Products Company,
(B) such Contract is valid, binding, in full force and effect and enforceable against such third party licensor or sublicensor in accordance with its terms, and (C) such intellectual property is valid and is not being infringed upon or misappropriated by Seller or its affiliates. Except as disclosed on Schedule 13(l), to Seller's knowledge, all such Contracts (relating to the license or sublicense of intellectual property from a third party to Seller or its affiliates) may be assigned or sublicensed to Purchaser without the consent of any third party.

                (m) ACTIONS AND PROCEEDINGS. (i) Except as set forth on Schedule 13(m), there is no action, suit, proceeding or claim pending, or, to Seller's knowledge, threatened against Seller or any of its affiliates, whether or not the defense thereof or liability in respect thereof is covered by policies of insurance, involving or affecting the 76 Assets or the operations of the Products Company and seeking (A) compensation in an amount in excess of $250,000 in each case, or $1,000,000 in the aggregate, (B) compensation in an unspecified amount, (C) relief or redress under Environmental Laws; or (D) any injunctive relief, except for such injunctive relief that if granted would be immaterial, individually and in the aggregate, to the 76 Assets and/or the operations of the Products Company, nor is there any basis known to Seller for any such action, suit, proceeding or claim; and there are no decrees, injunctions, liens or orders of any court or governmental department or agency outstanding against Seller relating to or affecting the 76 Assets or the operations of the Products Company.

                  (ii) To Seller's knowledge, except as set forth on Schedule 13(m), no action, suit, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agree- ment, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or any such agreement, instrument, or transaction contemplated hereby.

                (n) EMPLOYEE RELATIONS. Except as set forth on Schedule 13(n), since January 1, 1996 there has not occurred, or to Seller's knowledge been seriously threatened, any strikes, slowdowns, picketing, work stoppages or other similar labor activities with respect to employees employed at the 76 Assets or in connection with Seller's business operations thereat.

                (o) ORDINARY COURSE. Since October 1, 1996, except as permitted by this Agreement, the 76 Assets have been used, operated and held by Seller only in the ordinary course of business.

                (p) BROKERS. All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Seller or its affiliates (other than Goldman, Sachs & Co.) in such manner as to give rise to any valid claim against Purchaser for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby. Seller agrees to pay and to indemnify fully, hold harmless and defend Purchaser and its affiliates from and against, and pay, any claims by Goldman, Sachs & Co. or any other person alleging a right to a broker's or finder's fee based upon any actions of Seller or its affiliates.

                (q) SOLVENCY. Seller is solvent, is not in the hands of a receiver, nor is any application of receivership pending and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

                (r) DISCLOSURE. No representation or warranty made by Seller in this Agreement or in any agreement, instrument or schedule required hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not false or misleading.

                (s) RETURNS. Seller has filed (or will cause to be filed) all Non-Income Tax Returns (as defined in Section 31(j)) that are required to be filed with respect to the 76 Assets or the Products Company through the Closing Date, and, to the best of Seller's knowledge, such Returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all applicable laws and regulations subject to
Section 13(t) below, has paid (or will pay when due) all Taxes due on such Returns as owing which are attributable to any taxable period or portion thereof that ends on or before the Closing Date.

                (t) FINANCIAL STATEMENTS. Attachment I contains the audited financial statements of the Products Company consisting of its consolidated balance sheet as of December 31, 1995 and September 30, 1996, and the related consolidated statements of operations, cash flows and parent company investment for the years ending December 31, 1994 and 1995 and for the nine months ended September 30, 1996, and the report thereon of Coopers & Lybrand L.L.P. (the "Audited Financial Statements"). The Audited Financial Statements fairly present the financial condition and results of operations of the Products Company at the dates and for the periods indicated in accordance with generally accepted accounting principles ("GAAP") as described in the footnotes thereto.

          14. PURCHASER'S REPRESENTATIONS AND WARRANTIES. In order to induce Seller to enter into this Agreement, Purchaser hereby warrants and represents to Seller that:

               (a) ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

                (b) AUTHORITY; ENFORCEABILITY. Except as set forth in Section 14(c)(iii), Purchaser has the corporate power and authority (i) to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Purchaser pursuant hereto, and to carry out its obligations hereunder and thereunder and (ii) to own or lease and operate the 76 Assets and to conduct its business. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite corporate action of Purchaser and no other corporate act or proceeding on the part of Purchaser or its affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or of the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Purchaser in accordance with its respective terms.

                (c) CONSENTS. Except as set forth on Schedule 14(c), to Purchaser's knowledge, no Consent of or by, or filing with, any other person is required with respect to Purchaser or any of its affiliates in connection with the execution, delivery or enforceability of this Agreement or any agreement or instrument delivered or to be delivered or to be delivered pursuant hereto by Purchaser, or the consummation of any of the transactions provided for hereby or thereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are immaterial, individually and in the aggregate, to the 76 Assets and/or the operations of the Products Company, (ii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) approval of Purchaser's shareholders for the issuance of any shares of Purchaser pursuant to Section 5(a).

                (d) NO BREACH. Except as set forth on Schedule 14(d), the execution and delivery of this agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby and the compliance by Purchaser with any of the provisions hereof or thereof does not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser or (ii) violate any order, injunction, statute, rule or regulation, or (iii) trigger any rights of first refusal, or any buy/sell or similar rights.

                (e) ACTIONS AND PROCEEDINGS. To Purchaser's knowledge, except as set forth on Schedule 14(e), no action, suit, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or any such agreement, instrument, or transaction contemplated hereby.

                (f) BROKERS. All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Purchaser or its affiliates in such manner as to give rise to any valid claim against Seller for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby. Purchaser agrees to pay and to indemnify fully, hold harmless and defend Seller and its affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of Purchaser or its affiliates.

                (g) SOLVENCY. Purchaser is solvent, is not in the hands of a receiver, nor is any application of receivership pending and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

                (h) DISCLOSURE. No representation or warranty made by Purchaser in this Agreement or in any agreement or instrument delivered pursuant hereto, or in any schedule, written statement or certificate furnished to Seller in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not false or misleading.

          15. ENVIRONMENTAL AGREEMENT. Seller and Purchaser shall enter into the Environmental Agreement in the form of Attachment XXII (the "Environmental Agreement") at Closing. The parties intend that the Environmental Agreement shall be the sole and exclusive statement of the representations, warranties, covenants, agreements and indemnities with respect to Environmental Laws and the Release of Hazardous Substances (as defined in the Environmental Agreement).

          16. CONDITION OF ASSETS.

         EXCEPT AS OTHERWISE SET FORTH HEREIN AND IN RELATED DOCUMENTS:
ALL EQUIPMENT AND IMPROVEMENTS TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN "AS IS," "WHERE IS," AND "WITH ALL FAULTS" BASIS AT THE CLOSING; AND SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PHYSICAL CONDITION, UTILITY OR OPERABILITY OF THE EQUIPMENT OR IMPROVEMENTS (OTHER THAN SELLER'S INVENTORY), INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR OR ORDINARY USES OR PURPOSES.

          17. OBJECTIONS TO TITLE; TITLE INSURANCE. (a) Purchaser may, after the date hereof, (A) order an examination of title to the Real Property, and (B) procure property searches with respect to the Improvements, Inventory, Pipelines and Equipment, and (i) at Purchaser's sole option, order an as-built survey (the "Survey") from a reputable surveying firm, complying with current ALTA/ACSM standards, showing the Real Property, the material Improvements, easements, licenses, rights-of-way and any other material recorded or unrecorded interest in respect of the Real Property, reasonably acceptable to Purchaser. The cost of any examination or search by Purchaser hereunder and title insurance shall be paid by Purchaser. Seller shall cooperate with Purchaser and its authorized representatives in respect of any examination, search or survey hereunder and, to the extent available, deliver to Purchaser all existing title insurance reports, copies of deeds, Tax bills and surveys relating to the Real Property, the Improvements and the Pipelines.

                (b) If (i) any material defect appears in such report or search, which is not a Permitted Exception or any survey reveals (ii) (A) any state of facts which is materially adverse to Purchaser's use of the Real Property or the Pipelines, access to all public roads, waterways, loading facilities, utilities, pipelines and other services and improvements necessary to, or otherwise used for the benefit of, the 76 Assets, (B) any encroachments onto the Real Property, projections off of the Real Property by the Improvements, or encroach- ments onto the Real Property by structures not intended to be conveyed to Purchaser hereby, or the violation of applicable zoning or set back requirements of the Improvements, (C) any encroachment onto any easements or rights-of-way by the Improvements, including encroachments onto otherwise acceptable Permitted Exceptions, or (D) any gaps, overlaps or easements along the record lines and the lots comprising the Real Property or on which the Pipelines are located, or within the property lines (each matter referred to in clause (i) or (ii), a "Reported Encumbrance"), Purchaser shall give written notice of such Reported Encumbrance to Seller within a period ending on the later of January 15, 1997 or 10 business days after receiving the title report, Survey or other written notice thereof (or any update or revision thereto). Seller shall have 30 days following such notice in which to cure such Reported Encumbrance to Purchaser's reasonable satisfaction, and if the Reported Encumbrance is not cured within such period, then the provisions of Section 21 shall be applicable thereto as if it were an amendment to Seller's representations and warranties.

                (c) If Seller cures any Reported Encumbrance to Purchaser's reasonable satisfaction pursuant hereto, or if Purchaser fails to notify Seller thereof in accordance with Section 17(b), then such Reported Encumbrance shall be deemed a Permitted Exception for all purposes hereof.

                (d) TITLE INSURANCE. The title to the portion of the Real Property and Improvements owned by Seller in fee or leased by Seller and that is conveyed to Purchaser hereunder shall be insurable (in the amount of the Purchase Price allocated to such Real Property) at regular rates, subject only to the Permitted Exceptions, by nationally recognized title insurance companies authorized to do business in the state where the Real Property is located acceptable to Purchaser ("Insurable") pursuant to such coinsurance and/or reinsurance title policies which Purchaser reasonably deems appropriate, which shall be at Purchaser's cost and expense. Any such reinsurance title policies, as referenced in the immediately preceding sentence, shall contain direct access provisions reasonably acceptable to Purchaser.

          18. OPINIONS OF COUNSEL.

                (a) COUNSEL FOR SELLER. Seller shall deliver to Purchaser at the Closing the opinion of Dennis P.R. Codon, Esq., Vice President and General Counsel for Seller, supplemented by opinions of designated counsel as appropriate, dated the Closing Date and substantially to the effect that:

                  (i) Seller is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified and in good standing in California and in other jurisdictions where the ownership of the 76 Assets, or the conduct of the operations of the Products Company, requires it to be so qualified;

                  (ii) Seller has full corporate power and authority to enter into this Agreement and each of the agreements specifically provided herein (together, the "Seller's Agreements"), and to perform its obligations hereunder and thereunder;

                  (iii) Each of the Seller's Agreements delivered pursuant hereto by Seller has been duly executed and delivered by Seller;

                  (iv) The execution, delivery and performance by Seller of each of the Seller's Agreements by Seller will not result in any breach of Seller's Articles of Incorporation or Bylaws;

                  (v) Each of the Seller's Agreements is, and in combination are, or will be, valid agreements and obligations of Seller and legally binding upon it, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally or by general principles of equity;

                  (vi) To such counsel's knowledge, there is no action, suit, proceeding or claim pending or threatened against or relating to Seller which is reasonably likely to prevent the carrying out of this Agreement or the agreements or instruments delivered pursuant hereto, or the transactions contemplated hereby or thereby, declare any such transactions unlawful, or cause such transactions to be rescinded.

                (b) COUNSEL FOR PURCHASER. Purchaser shall deliver to Seller at the Closing an opinion of Wilkes McClave III, Esq., counsel for Purchaser, as supplemented by opinions of designated counsel as appropriate, dated the Closing Date and substantially to the effect that:

                  (i) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own all of its properties and assets and to carry on its business as conducted immediately prior to the Closing, and is duly qualified and in good standing in California;

                  (ii) Purchaser has full corporate power and authority to enter into this Agreement and each of the other agreements specifically contemplated hereby (collectively, the "Purchaser's Agreements"), and to perform its obligations hereunder and thereunder;

                  (iii) Each of the Purchaser's Agreements deliver pursuant hereto by Purchaser has been duly executed and delivered by Purchaser;

                  (iv) The execution, delivery and performance by Purchaser of each of the Purchaser's Agreements will not result in any breach of Purchaser's Certificate of Incorporation or By-laws;

                  (v) Each of the Purchaser's Agreements is, and in combination are, or will be, valid agreements and obligations of Purchaser and legally binding upon it, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally or by general principles of equity;

                  (vi) To such counsel's knowledge, there is no action, suit, proceeding or claim pending or threatened against or relating to Purchaser which is reasonably likely to prevent the carrying out of this Agreement or the agreements or instruments delivered pursuant hereto, or the transactions contemplated hereby or thereby, declare any such transactions unlawful, or cause such transactions to be rescinded.

          19. RISK OF LOSS. (a) If a Material Loss Event (as defined below) shall occur prior to Closing, Seller shall immediately notify Purchaser and provide a detailed report and the parties shall proceed as follows:

                  (i) If it appears the damage can reasonably be repaired within 60 days, Seller shall immediately commence preparation to effect such repairs and the Closing shall be delayed until the repairs are completed; provided, however, either party, in turn, may promptly notify the other that it wishes to close the transaction without such delay but with a reduction in the Purchase Price reflecting the diminution in value caused by the damage. In such event, the parties will negotiate in good faith an adjustment to the Purchase Price reflecting the diminution in value caused by the Material Loss Event. If they are unable to reach agreement, Seller shall complete the repairs in the required time and the Closing shall be delayed until the repairs are completed.

                  (ii) If it appears repairs can not reasonably be completed within 60 days, Seller shall immediately commence preparation to effect such repairs and the parties shall negotiate in good faith an adjustment to the Purchase Price to reflect the diminution in value of the 76 Assets caused by the damage. Either party shall have the right to delay the date of Closing for up to 60 days (or such shorter time as is necessary to remedy the loss). If the parties are not able to agree on a reasonable price adjustment by the extended Closing Date, Purchaser may terminate the transaction, amounts in the escrow account will be returned to Purchaser, and both parties shall be released from the transaction with no penalty.

                (b) In the event of destruction, damage, or other casualty of the 76 Assets prior to Closing which does not constitute a Material Loss Event, or in the event of a taking of less than a Material portion thereof (in each case, as defined below), Seller shall promptly notify Purchaser and provide a detailed report thereof. In such event, Purchaser's obligation to close hereunder shall not be affected, but Purchaser and Seller shall negotiate in good faith a reduction in the Purchase Price to fairly reflect any diminution in value of the 76 Assets in excess of $5 million per event represented by the destruction, damages, or other casualty. Seller may, in the alternative, delay the Closing for up to 90 days (or such shorter time as is necessary to remedy the loss) and rebuild, repair, replace or otherwise remedy the loss event, in which case there shall be no reduction of the Purchase Price.

                For purposes of this Section 19 only, a "Material Loss Event" shall be damage and probable loss caused by fire, explosion, earthquake, breakdown of equipment, environmental release that significantly adversely affects the operations of a major facility, or other casualty to all or a portion of the 76 Assets, or a taking of a material portion of the 76 Assets (for Real Property, more than 10% of the area of the Real Property is so taken), for which the estimated diminution in value (without taking into account any insurance or third party contributions) is reasonably estimated to be more than One Hundred Million Dollars ($100,000,000).

          20. TERMINATION; REMEDIES UPON DEFAULT OR TERMINATION.

                (a) DEFAULT BY SELLER. Except as provided in Sections 20(c),
(d), (e) and (f) below, if Seller fails or refuses to close pursuant to this Agreement by the appropriate date of Closing as provided in Section 10 for any reason other than Purchaser's material breach (including without limitation, Purchaser's material failure to cooperate with Seller to cause the closing conditions to be satisfied), Purchaser shall be entitled to reimbursement for its reasonable out-of-pocket costs paid in furtherance of this Agreement and the transactions contemplated hereby, including reasonable attorneys' fees, and its damages for such breach (subject to the limitations of Section 23(d)).

                (b) DEFAULT BY PURCHASER. Except as provided in Section 20(f), if Purchaser fails or refuses to close pursuant to this Agreement by the appropriate date of Closing as provided in Section 10 for any reason other than Seller's material breach (including without limitation, Seller's material failure to cooperate with Purchaser to cause the closing conditions to be satisfied), Seller shall be entitled to reimbursement of its reasonable out-of-pocket costs paid in furtherance of this Agreement and the transaction contemplated hereby, including reasonable attorneys' fees, and its damages for such breach (subject to the limitations of Section 23(d)).

                (c) FAILURE TO FUND ESCROW. If Purchaser fails to make the deposits into the Escrow on January 15, 1997, as required by Section 5, Purchaser or Seller may terminate this Agreement and Purchaser shall pay $20 million to Seller by wire transfer of immediately available funds, and that shall be the sole and exclusive remedy of Seller.

                (d) FAILURE TO OBTAIN SHAREHOLDER APPROVAL. If Purchaser has failed to deposit an amount in cash equal to the Base Purchase Price into the Escrow, and if the Shareholders of Purchaser fail to approve the issuance of the Shares by February 28, 1997 (or March 14, 1997, if the SEC reviews Purchaser's proxy materials for its meeting of shareholders), Seller may terminate this Agreement and Purchaser will pay $20 million to Seller. If Purchaser has made deposits into the Escrow, Purchaser and Seller shall give instructions to the Escrow Agent to deliver $20 million to Seller and the remainder of the Escrow to Purchaser. If Purchaser has not made any deposit into the Escrow, Purchaser shall pay Seller by wire transfer of $20 million in immediately available funds. Receipt of $20 million hereunder by Seller shall be the sole and exclusive remedy of Seller.

                (e) PURCHASER STOCK PRICE. If the Market Price is less than $45, Purchaser may elect to issue Shares in accordance with the Shareholder Agreement. If Purchaser does not elect to issue sufficient Shares in accordance with the Shareholders Agreement such that the Market Value is at least equal to the difference between the Base Purchase Price and the amount of cash deposited in the Escrow, Seller may elect to terminate this Agreement upon payment to Purchaser of a termination fee of $20 million. If Purchaser elects to issue sufficient Shares in accordance with the Shareholder Agreement such that the Market Value is at least equal to the difference between the Base Purchase Price and the amount of cash deposited in the Escrow, and if Seller determines in good faith that there has been a material adverse change in the financial condition of Purchaser, then Seller may elect to terminate this Agreement by paying to Purchaser a termination fee of $20 million. Payment and receipt of $20 million shall be the sole and exclusive remedy of both parties.

                (f) OTHER TERMINATION. If Seller and Purchaser are unable to close by May 30, 1997 pursuant to the terms of this Agreement for any reason other than as provided above despite Purchaser's and Seller's mutual cooperation in all material respects to cause the closing conditions to be satisfied, if Purchaser or Seller elects to terminate the Agreement pursuant to Section 21, or if Seller and Purchaser otherwise agree in writing to terminate this Agreement before the Closing, this Agreement shall terminate and that shall be the sole and exclusive remedy of both parties.

          21. UPDATING OF REPRESENTATIONS AND WARRANTIES; ADJUSTMENT OF PURCHASE PRICE. Each party may amend the schedules or disclosure Attachments referred to in its representations and warranties as set forth herein at any time up to five
(5) business days prior to Closing, and each party will advise the other if it determines that the representations or warranties of the other are not true and correct in any material respect. The failure by a party to advise the other when such party knows a representation and warranty of the other is not true or is incorrect shall constitute a waiver thereof by such party. If a party amends the schedules to representations and warranties as set forth herein, or if either party determines that there is a breach of any representation or warranty and such breach is not cured, Purchaser and Seller shall negotiate in good faith on an appropriate adjustment to the Purchase Price for the 76 Assets. In such event: (A) if the parties agree to an adjustment to the Purchase Price within five (5) business days, the subject schedules to the representations and warranties will be deemed amended for all purposes hereof, and (B) if the parties cannot agree upon an adjustment to the Purchase Price within five (5) business days, and if the amendment or breach is material, then the counter party to the party making the amendment or committing the breach may elect (i) to terminate this Agreement under the provisions of Section 20(f), or (ii) waive any breach hereunder, or accept such amendment, and continue with the Closing. Notwithstanding the foregoing, the Purchase Price shall not be reduced unless the sum total of the agreed upon adjustments exceeds $30 million.

          22. INDEMNIFICATION.

                (a) INDEMNIFICATION BY SELLER. From and after the Closing, Seller agrees to pay and indemnify fully, hold harmless and defend Purchaser and its officers, directors, employees, shareholders and representatives from and against any and all claims based upon Damages (as defined in (d) below), whether based on negligent acts or omissions, statutory liability, strict liability or otherwise, arising out of, resulting from or relating to:

          (i) any inaccuracy or breach as of the Closing Date of any representation or warranty of Seller contained in this Agreement or any agreement, instrument or certificate delivered by Seller pursuant hereto and made at or as of the Closing Date (other than the representations concerning environmental matters, the sole remedy for which is set forth in the Environmental Agreement), or of any covenant or agreement of Seller contained in this Agreement or any such agreement or instrument;

          (ii) Retained Liabilities, including without limitation any liability or obligation in respect to the 76 Assets or the operations of the Products Company prior to the Closing (subject in the case of environmental matters to the provision of the Environmental Agreement);

          (iii) Taxes in any manner relating to the 76 Assets or the operations of the Products Company and attributable to any taxable period or portion thereof that ends on or before the Closing Date; or

          (iv) any claim by any securityholder of Seller's securities based on any action taken or disclosure made or omitted by Seller.

                (b) INDEMNIFICATION BY PURCHASER. From and after the Closing, Purchaser agrees to pay and to indemnify fully, hold harmless and defend Seller and its officers, directors, employees and representatives from and against any and all claims based upon Damages, whether based on negligent acts or omissions, statutory liability, strict liability or otherwise, arising out of, resulting from or relating to:

                  (i) any inaccuracy or breach as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement or any agreement, instrument or certificate delivered by Purchaser pursuant hereto and made at or as of the Closing Date or of any covenant or agreement of Purchaser contained in this Agreement or any such other agreement or instrument;

                  (ii) any liability or obligation assumed by Purchaser (A) pursuant to Sections 7(a) and (b), and (B) any environmental liability or obligation for which it is responsible under the Environmental Agreement.

                  (iii) any liability or obligation arising out of the ownership or operation of the 76 Assets or the Products Company from and after the Closing (other than Retained Liabilities as described in Section 22(a)(ii) above);

                  (iv) any claim by any securityholder of Purchaser's securities based on any action taken or disclosure made or omitted by Purchaser (other than claims by such securityholders against Seller based on misstatements in information specifically provided by Seller for inclusion in a registration statement under the Securities Act of 1933, as amended, and so included with Seller's consent); or

                  (v) any lien, penalty or interest imposed on Seller by any applicable assessment jurisdiction with respect to any property tax returns filed by Tosco or Tosco's Agent, or required to be so filed, with respect to the 76 Assets after the Closing.

                (c) THIRD-PARTY CLAIMS. If any action, suit, proceeding or claim is commenced, or if any claim, demand or assessment is asserted, by a third party in respect of which any person entitled to be indemnified under this Agreement or any agreement or instrument delivered pursuant hereto (the "Indemnified Party") proposes to demand indemnification from the other person (the "Indemnifying Party") in connection herewith or therewith, the Indemnifying Party shall be given prompt notice thereof (a "Claim Notice"), together with copies of written information relating to such claims, and shall have the right to assume control of the defense, compromise or settlement thereof. Unless within 20 business days after such notice is given to the Indemnifying Party, the Indemnifying Party gives the Indemnified Party notice of its election to assume such control, the Indemnifying Party shall be deemed to have waived such right. If the Indemnifying Party does elect to assume such control, (i) its defense against the action, suit, proceeding or claim shall be conducted by the Indemnifying Party and its counsel at its expense in a manner reasonably satisfactory and effective to protect the Indemnified Party fully and (ii) the Indemnifying Party and its counsel will keep the Indemnified Party fully advised as to its conduct of such defense. If the Indemnifying Party shall undertake at any time to compromise any action, suit, proceeding or claim, it shall promptly notify the Indemnified Party of its intention to do so. The Indemnifying Party shall not enter into any compromise or settlement hereunder without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                If the Indemnifying Party should not elect to assume control of the defense or should fail to defend against any such action, suit, proceeding or claim, or if it should fail to conduct such defense in a manner reasonably satisfactory and effective to protect the Indemnified Party fully, the Indemnified Party may assume control of the defense and, with the consent of the Indemnifying Party, which shall not be unreasonably withheld, settle the action, suit, proceeding or claim at the Indemnifying Party's expense.

                Notwithstanding the foregoing, each of the Indemnified Party and the Indemnifying Party shall have the right at all times to participate in the defense of any action, suit, proceeding, claims, demand or assessment hereunder with its own counsel and at its own expense.

                (d) DAMAGES. For purposes hereof, "Damages" shall mean any liability, obligation, cost, damage, fine, penalty, charge or expense, including reasonable legal fees and cost of defending any claim, to the extent not prohibited by law.


         23.      LIMITATIONS OF LIABILITY.

                (a) Subject to Section 23(b) hereof, with respect to any inaccuracy or breach of any representation or warranty made by Seller in this Agreement, or any other agreement, instrument or certificate delivered pursuant hereto, or any other breach or the nonperformance of Seller's covenants and agreements under this Agreement or such other agreements or instruments, Seller's maximum liability to Purchaser shall not exceed Seven Hundred Fifty Million Dollars ($750,000,000).

                (b) The limitation on Seller's liability set forth in Section 23(a) hereof shall not apply with respect to, and shall be in addition to, all costs related to Seller's environmental liabilities and obligations as provided for in the Environmental Agreement and Retained Liabilities.

                (c) Each claim against Seller after the Closing for breach of representation or warranty shall be subject to a de minimus threshold of $350,000, and Purchaser shall be entitled to recover claims which are in excess of the de minimus threshold only to the extent the aggregate of such claims exceed $10 million.

                (d) Neither Seller nor Purchaser shall be liable for any special, punitive, exemplary, consequential or indirect damages, or for lost profits.

                (e) Seller's and Purchaser's representations and warranties in
Section 13 and 14, respectively, and all liability with respect thereto, shall expire at Closing, except that the following shall expire on the listed anniversary of the Closing Date:

First Anniversary:                          13(i), 13(k), 13(o)
Second Anniversary:                13(c), 13(d), 13(j), 13(l)(ii), 14(c), 14(d)
Third Anniversary:                          13(h), 13(q), 13(t), 14(g)
Fifth Anniversary:                          13(b), 13(e), 13(f), 13(l)(i),
                                            13(p), 14(b), 14(f)
No Expiration:                              13(a), 13(s), 14(a)

         24. RECORDS AND ASSISTANCE. (a) Notwithstanding Section 1(e), Seller shall have the right to make copies of any records of the Products Company for which it has, or may have, any business, technical or legal need, and Seller may have the original of any record for which it has a particular need; provided that Purchaser may make copies of any such records which Purchaser reasonably needs for the continuing operation of the Products Company. To the extent that those records, or any other information made available to Purchaser before or after the Closing, contain proprietary or confidential business, technical or legal information of Seller or its affiliates, Purchaser agrees to hold such records in confidence and limit their use to the 76 Assets or the operations of the Products Company.

                (b) Purchaser shall not destroy or otherwise dispose of any records acquired hereunder for a period of seven years (except as to tax records, for which the period shall be the time when the returns for the year in question become final) following the Closing Date, except upon 30 days' prior written notice to Seller, during which time Seller may elect to take such records and after which time Purchaser may destroy the same. During such seven-year period, Purchaser shall make such records available to Seller or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Purchaser's business operations. For a period of seven years from the Closing Date, Purchaser will also afford, and will cause its respective employees, agents, officers, directors, accountants and attorneys to afford to the employees, agents, representatives, accountants and attorneys of Seller, free and full access at all reasonable times to the assets, properties, books and records of Purchaser related to the Products Company that existed at or prior to the Closing Date, as Seller may from time to time request, for the purposes of responding to any governmental inquiry or any audit conducted by any government, including any governmental subdivisions, agencies and instrumentalities.

                (c) On reasonable notice, Purchaser shall permit (with appropriate recompense to Purchaser if the time is extensive and in a manner so as to minimize disruption) its employees who were former employees of Seller to participate on Seller's behalf in any pending or subsequent litigation or alternative dispute resolution proceeding on a matter concerning which such employee has knowledge, and Purchaser shall respect and uphold any attorney-client privilege or work product privilege that attaches to Seller's former employees and documents.

         25. ACCESS TO 76 ASSETS AFTER CLOSING. Purchaser shall afford duly authorized representatives of Seller reasonable access to the facilities included in the 76 Assets with respect to any legal, technical or operational matter relating to Seller's obligations under this Agreement, or Seller's operation of the Products Company before Closing, including without limitation removal of any Excluded Assets, PROVIDED that Seller gives Purchaser reasonable prior notice, and PROVIDED FURTHER that Seller's access does not unreasonably interfere with Purchaser's normal operations. It is understood and agreed that Seller shall remove all Excluded Assets prior to the Closing, or, if necessary, as soon as practicable thereafter.

         26. INSPECTIONS. (a) Seller agrees to give to Purchaser and its representatives access during normal business hours to the facilities included in the 76 Assets and to permit Purchaser to make, or cause to be made, such investigations of such facilities and the operations of the Products Company considers necessary or advisable; PROVIDED that (i) Purchaser shall give reasonable prior notice, (ii) such investigation shall not unreasonably interfere with normal operations of Seller, and (iii) Seller shall have the right to accompany Purchaser and its representatives during any such investigation at the facilities included in the 76 Assets. Seller also agrees to make available to Purchaser all such documents and copies of documents and information with respect to the 76 Assets and the operations of the Products Company as Purchaser from time to time may reasonably request.

                (b) In the event that the Closing contemplated by this Agreement shall not occur, none of the information received by Purchaser or its representatives in making such inspection or investigation shall at any time or in any manner be thereafter utilized by Purchaser or be disclosed by Purchaser to any other persons to the material detriment of Seller. Any written documents provided by Seller shall, upon Seller's written notice, be destroyed or returned. Notwithstanding the foregoing, Purchaser shall be free to utilize any such information in connection with the exercise of its rights for any breach of this Agreement by Seller.

         27. OPERATIONS OF THE PRODUCTS COMPANY AND ACTIONS. Except as contemplated in, or provided for by, this Agreement or as required by any applicable law, from the date hereof until the Closing, Seller agrees and covenants that the 76 Assets shall be operated, and the operations of the Products Company shall be conducted, only in the ordinary course of business in material compliance with all laws and regulations. Without limiting the foregoing, Seller shall not (i) sell, mortgage, or otherwise transfer or convey any of the 76 Assets (other than Inventory, minor matters in the ordinary course of business and those transactions identified on Schedule 27), (ii) except in the ordinary course and consistent with past practice in the conduct of the operations of the Products Company, amend, modify, terminate or suspend any of operations of the Products Company (except in immaterial respects); or (iii) except in the ordinary course and consistent with past practice in the conduct of the operations of the Products Company, waive or relinquish any material right (except in immaterial respects) under any Contract, Permit or applicable law. Seller shall continue in the ordinary course (x) all scheduled major refinery turnarounds and tank work reasonably consistent in times and amounts with Attachment XXIII, (y) capital expenditures reasonably consistent in times and amounts with Attachment XXI, and (z) its advertising program in the ordinary course. Seller may, subject to Purchaser's review and approval of specific plans, continue its program of transferring the 76 Assets to one or more of the Subsidiaries.

         28. PUBLICITY. At all times prior to the Closing, neither party will make any press release or other public statement concerning this Agreement or the transactions contemplated hereby, or disclose the terms hereof or thereof to any third party, except upon mutual agreement, or as required by law or regulation, or in connection with any Permit application in furtherance of this Agreement, or as deemed necessary or appropriate. No public statement or third-party disclosure will be made without advance notice to the other party.

         29. EMPLOYEES AND BENEFITS. (a) Purchaser intends to give special consideration to hiring current employees of Seller. Therefore, not later than December 31, 1996, Seller will furnish Purchaser with a complete and accurate list of the employees whose employment is related primarily to Seller's conduct of the operations ("Seller's Employees") as of the date hereof, and their current respective base salary or wage rate, as well as a list of Seller's Employees in management level positions to whom Seller will offer alternative employment. Not later than February 14, 1997, Purchaser shall designate to Seller in writing the names of Seller's Employees to whom Purchaser has offered or to whom Purchaser intends to offer employment as of the Closing Date. Within 30 days after the Closing Date, Purchaser will provide Seller with a final list of all of Seller's Employees who accepted or rejected employment with Purchaser and in each case their applicable base salary or wage rate. Seller's Employees who accept employment with Purchaser as of the Closing Date or within 30 days after the Closing Date are referred to herein as the "New Hires."

                (b) The selection of the New Hires shall be entirely at the discretion of Purchaser and therefore Purchaser agrees to defend, indemnify and hold harmless Seller and its employees, officers and agents from any claims by Seller's employees regarding the selection process undertaken by Purchaser (including the provision by Seller of information in response to requests by Purchaser) and for employment actions as to New Hires occurring subsequent to the Closing Date, including Purchaser's alleged violations of Federal or State labor or anti-disclosure laws.

                (c) Purchaser assumes no obligations or liabilities with respect to any of Seller's existing employee benefit and pension plans, programs, agreements, arrangements or policies, whether or not subject to ERISA. Purchaser assumes no obligations or liabilities with respect to any existing collective bargaining agreement under which Seller is obligated. Purchaser understands that certain groups of Seller's Employees are currently represented by various unions for collective bargaining purposes. Seller shall give all necessary WARN Act notices and other notices to employees required of Seller by law or labor agreements as a result of the transactions contemplated hereby.

                (d) All obligations or liabilities whatsoever whether accruing before or after the Closing Date or at any time by reason of Seller (or any entity required to be aggregated with Seller pursuant to Section 414 of the Internal Revenue Code of 1986, as amended or Section 4001 of ERISA) contributing to, maintaining, discontinuing, terminating, or ceasing participation in or withdrawing from any employee benefit, welfare or pension plan or program, including without limitation, severance pay obligations accruing during such employee's employment by Seller, shall be and remain Seller's sole responsibility and obligation except as otherwise specifically provided herein.

                (e) Seller will make available to Purchaser a true and complete copy of (or a description of) each employee benefit plan as defined in section 3(93) of ERISA and each other employee benefit plan, arrangement, program or policy maintained or contributed to by Seller for Seller's Employees, including (without limitation) any arrangement providing for profit sharing, bonuses, fringe benefits and executive compensation. Seller has delivered to Purchaser a true and complete copy of each collective bargaining agreement pertaining to Seller's Employees.

                (f) Prior to the Closing Date, Seller shall make available to Purchaser true, correct and complete copies of all payroll and benefit records of New Hires necessary to effectuate such transfer of employment. Seller has obtained and maintained a Form I-9 for each Employee if required by law and, prior to the Closing Date, Seller will afford Purchaser and its representatives reasonable access to Seller's employees and such documents of Seller as will allow Purchaser to verify this information with respect to New Hires.

                (g) Seller shall not increase the base salary or wage rate of any employee so as to render untrue the salary and wage information made available to Purchaser pursuant to Section 29(a), other than regularly scheduled increases, promotions in the normal course or pursuant to collective bargaining agreements.

                (h) If Purchaser terminates any of the New Hires within one year of the Closing Date for reasons other than misconduct, such employee shall be eligible for the Severance Benefits he or she would have been eligible for had Seller terminated such employee as of the Closing Date. "Severance Benefits" means the Unocal Termination Allowance Plan benefits, the salary or wage portion of the Unocal Employee Redeployment Program, tuition reimbursement up to $2500, outplacement assistance, and subsidized COBRA rates in accordance with terms of Seller's plans and programs as in effect on or before November 17, 1996.

                (i) Seller shall be responsible for paying any retention incentives and Severance Benefits with respect to Seller's Employees. Except for the subsidized COBRA rates, Seller shall also be responsible for paying the Severance Benefits of those covered under Section 29(h) above. However, Purchaser shall pay to Seller an amount equal to the sum of (A) 50% of the amount of retention incentives, plus (B) 50% of the amount of Severance Benefits paid by Seller pursuant to Section 29(h), plus (C) 50% of the amount of Severance Benefits paid by Seller pursuant to this Section 29(i) with respect to those employees who are not offered employment by Purchaser nor offered continued employment with Seller on or after the Closing Date, reduced by 50% (fifty percent) of any COBRA subsidy provided by Purchaser.

                (j) Seller will offer retiree medical coverage to those of the New Hires who were at least 55 years of age with 10 years of Service and who would have been eligible for retiree medical coverage as of the Closing Date or on their Normal Retirement Date in accordance with the terms of Seller's applicable plan as of the date any such employee shall elect said retiree medical coverage. Purchaser will not offer retiree medical coverage to said employees, but Purchaser shall offer retiree medical coverage to other New Hires on terms at least as favorable as apply to similarly situated employees of Purchaser.

                (k) Purchaser will recognize under its applicable retirement plans the New Hire's service recognized by Seller as of the Closing Date for purposes of eligibility, vesting, any waiting periods and benefit accruals, subject to an offset for any benefits payable under Seller's retirement plan. Purchaser shall recognize under its applicable retiree medical plan New Hire's service with Seller for purposes of eligibility and benefit accruals under such Purchaser plan, subject to Section 29(j) above. Purchaser shall recognize New Hire's service with Seller for purposes of eligibility and waiting periods under Purchaser employee welfare benefit plans (including without limitation 401(k) and other profit sharing plans) and for future vacation accruals under Purchaser's vacation plan or policy applicable to such New Hire.

         30. TRANSFER OF PERMITS. It shall be Purchaser's responsibility to obtain the issuance or transfer of all environmental and other Permits; PROVIDED, HOWEVER, that Seller shall cooperate with any efforts of Purchaser to complete the actions required in connection with transferring or obtaining the issuance of all such Permits. During any interim between the Closing and the completion of the transfer or issuance of any such Permit in Purchaser's name, Seller agrees to provide Purchaser with the benefits of such Permit to the extent permitted by applicable law and provided Purchaser assumes all responsibilities and liabilities under any such Permit with respect to the period after Closing.

         31. CERTAIN TAX MATTERS, ETC.

                (a) PURCHASE PRICE ALLOCATION. Purchaser and Seller hereby agree to attempt to allocate in good faith the purchase price paid for the 76 Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, among the properties and assets conveyed to Purchaser hereunder (including in the case of any subsidiary for which a Section 338(h)(10) is made pursuant to Section 31(h) below, the assets of such subsidiary), and the parties agree to cooperate in good faith in the completion and filing of United States federal income tax Form 8594 in accordance with the price allocation. Such allocation shall also include an allocation of the Purchase Price to the Real Property for purposes of Sections 17(d) and 31(b). The parties further agree that they will report the tax consequences of the purchase and sale hereunder in a manner consistent with the price allocation, if one has been agreed upon, and that they will not take any position inconsistent therewith in connection with the filing of any Return.

                (b) REAL ESTATE TRANSFER FEES. Purchaser shall pay any real estate transfer fee imposed on the consideration from conveyance of realty under this Agreement and shall be entitled to reimbursement therefrom from Seller or a credit against the Purchase Price.

                (c) RECORDING AND FILING FEES. Purchaser shall pay any recording and filing fees imposed in connection with the conveyance of realty under this Agreement.

                (d) SALES AND USE TAXES. Seller shall pay all applicable sales taxes imposed upon the sale of tangible personal property under this Agreement. It is understood by Seller and Purchaser that delivery of vessels shall take place outside of the State of California and Purchaser represents that said vessels shall not enter the State of California other than in interstate commerce and shall be used continuously in interstate commerce. It is further understood that the consideration for the sale of tangible personal property is exempt from California sales and use tax as a sale for resale as defined under California Sales and Use Tax Law, to the extent said tangible personal property is included in service station property leased to third parties or inventory. Purchaser shall issue a valid resale certificate with respect to all tangible personal property which is eligible for an exemption from any tax in any state as a sale for resale.

                (e) FEDERAL AND STATE TAXES ON INVENTORY. Taxes with respect to the Inventory shall be governed by Section II.S. of Attachment IX.

                (f) COMPUTER SOFTWARE PROGRAMS. The transfer of any prewritten computer software program pursuant to this Agreement shall, to the extent practicable, be by remote telecommunications from Seller's to Purchaser's computer and Purchaser shall not obtain possession of any tangible personal property, such as storage media, in any such transaction.

                (g) COOPERATION. Seller and Purchaser will provide each other with such cooperation and information as each may reasonably request of the other with regard to the preparation and filing of Returns, or the conduct of an audit or other proceeding in respect of Taxes.

                (h) SECTION 338(H)(10) ELECTION. To the extent that the 76 Assets include the stock of any subsidiary corporation, Seller will join with Purchaser in making an election under Section 338(h)(10) of the Internal Revenue Code (and any corresponding elections under state, local, or foreign tax law) with respect to the purchase and sale of the stock of each subsidiary. Seller's return will reflect any tax attributable to the making of the election under
Section 338(h)(10).

                (i) PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes, special assessments, direct assessments, general assessments and similar obligations (and any refunds, credits and the like) shall be apportioned as of the Closing Date between Seller and Purchaser, pursuant to Section 4. Any such tax, assessment or similar obligation with a payment delinquent date on or before the Closing Date shall be paid by Seller, and any such item with a payment delinquent date after the Closing Date shall be paid by Purchaser. To the extent that the payments differ from the apportionments required by Section 4, appropriate adjustments shall be made pursuant to Section 4. Seller shall file or cause to be filed all required reports and returns incident to such taxes which are due on or before the Closing Date, and Purchaser shall file or cause to be filed all required reports and returns incident to such taxes which are due after Closing Date. The obligation for filing reports and returns or payment of property taxes can be altered by the mutual agreement of Purchaser and Seller. Notwithstanding any other provision hereof, any Taxes which may be imposed by reason of the failure of a party to make a payment or file a report or Return as above provided (or as otherwise agreed) shall be solely the obligation of such party.

                (j) DEFINITIONS. For the purposes of this Agreement:

                "Returns" shall mean all federal, state, local, foreign or other governmental income and franchise returns and all sales, use, payroll, withholding and other tax returns, and "Non-Income Tax Returns" shall mean all such Returns other than net income tax returns; and

          "Taxes" shall mean any and all federal, state, local and foreign taxes, charges, fees, levies, imposts, assessments, withholdings, impositions, or other similar governmental charges and any interest, liens, additions to tax or penalties thereon.

          32. BULK SALES. Seller and Purchaser agree to waive compliance with any applicable bulk sales laws.

          33. CONSTRUCTION. This Agreement shall be governed by and construed in accor- dance with the laws of the State of California without giving effect to its conflicts-of-laws principles (other than any provisions thereof validating the choice of the laws of the State of California as the governing law).

          34. ENTIRE AGREEMENT. This Agreement, together with the Attachments and Schedules hereto, and the agreements and instructions contemplated herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements relating to the subject matter hereof. In case of any conflict between the body of this Agreement and any such Attachment, Schedule, agreement or instrument, the terms of the body of this Agreement shall prevail.

          35. ASSIGNMENT. (a) Subject to Section 35(b), hereof, this Agreement may not be assigned in whole or in part without the prior written consent of the other party.

                (b) Seller and Purchaser may each assign this Agreement, in whole or in part, to one or more of their respective affiliates, upon prior notice to the non-assigning party; PROVIDED, that the non-assigning party may require as a condition of such assignment that the assigning party reasonably demonstrate and/or assure the assignee's financial and technical capability to perform its proposed obligations hereunder. Any attempted assignment of this Agreement in violation of this Section 35 shall be null and void. Notwithstanding the foregoing, Purchaser's obligation under the Escrow Agreement and the Shareholders Agreement may not be assigned.

                (c) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, except that any such assignment shall not relieve the assigning party of its obligations hereunder. This Agreement is not intended to, and does not create, any rights in any third parties.

         36. FURTHER ASSURANCES. Each of the parties hereto shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto, including effecting the working transfer of the 76 Assets and the operations of the Products Company to Purchaser.

          37. PAYMENTS. (a) Unless otherwise specified herein, any payment to be made hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree.

                (b) Any amount not paid by either party when due hereunder shall bear interest from the date upon which payment was due through the date of payment at a rate equal to one percent (1%) above the prime rate of interest as announced by Chase Manhattan Bank N.A. in New York City from time to time.

          38. NOTICES. (a) All notices, requests, demands, consents and other communications required or permitted to be given or made hereunder shall be deemed to have been duly given or made if delivered personally, or sent by overnight courier delivery or by telecopy or similar facsimile transmission (and confirmed in writing thereafter), or mailed by prepaid registered or certified mail, return receipt requested, to the other party at the respective address set forth below (or to such other address as a party shall designate for itself by written notice given or made in accordance herewith):

         (i)      if to Seller, to it at:

                  UNOCAL Corporation
                  2141 Rosecrans Avenue, Suite 4000
                  El Segundo, California 90245

                  Attn:    Neal E. Schmale,
                           Chief Financial Officer
                           (310) 726-7621 (Phone)
                           (310) 726-7806 (Fax)

                  cc:      Dennis P.R. Codon, Esq.
                           General Counsel
                           (310) 726-7651
                           (310) 726-7815 (Fax)


         (ii)     if to Purchaser, to it at:

                           Tosco Corporation
                           72 Cummings Point Road
                           Stamford, Connecticut 06902

                  Attn:    Wilkes McClave III, Esq.
                           General Counsel
                           (203) 977-1005 (Phone)
                           (203) 964-3187 (Fax)


                (b) Any notice, request or other communication hereunder shall be deemed delivered and given or made on the seventh business day after the date of mailing, if mailed by registered or certified mail, or on the first business day after the date of transmittal, if sent by courier delivery or by telecopy or similar facsimile transmission (and confirmed in writing thereafter), or on the first business day after the date of delivery, if delivered personally.

          39. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument.

          40. WAIVER. It is agreed that any party to this Agreement may extend time for performance by any other party hereto or waive the performance of any obligation of any other party hereto or waive any inaccuracies in the representations and warranties of any other party, but any such waiver shall be in writing, unless a non-written waiver is expressly permitted, and shall not constitute or be construed as a waiver of any other obligation, condition, representation or warranty under this Agreement.

          41. AMENDMENTS. This Agreement cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties hereto and reduced to writing in its entirety and signed and delivered by each party.

          42. TIME OF ESSENCE. Time is of the essence in the performance of each covenant and agreement of this Agreement.

          43. INDEPENDENT DECISIONS. Purchaser has made its own independent judgment of the commercial potential, condition and usefulness of the 76 Assets, taking into consideration all current environmental laws and requirements and the likelihood that such laws and requirements will change in the future. Purchaser has such knowledge and experience in business and financial affairs in general, and of the oil refining business as conducted and regulated in California in particular, as to be capable of evaluating the merits and risks of purchasing the 76 Assets, taking into account the accuracy of the representations and warranties contained in Section 13 hereof, and also the accuracy of the information provided to Purchaser during the due diligence period.

          44. GLOSSARY. As used in this Agreement (or, if so indicated, with respect to particular Sections hereof), the following terms have the meanings defined for such terms in the Sections set forth below:

TERM                                                      SECTION

76 Assets                                                   1(a)
Assignment and Assumption                                   10(b)(ii)
Audited Financial Statements                                13(t)
Base Purchase Price                                         3(a)
Bill of Sale                                                10(b)(ii)
Claim Notice                                                22(c)
Closing                                                     10(a)
Closing Date                                                10(a)
COBRA coverage                                              7(c)(iii)
Consent                                                     13(c)
Contracts                                                   1(a)
Damages                                                     22(d)
Deed(s)                                                     10(b)(i)
Environmental Agreement                                     15
Environmental Laws                                          15
Equipment                                                   1(a)
ERISA                                                       7(c)(iii)
Escrow                                                      5(a)
Escrow Agent                                                5(a)
Escrow Agreement                                            5(a)
Excluded Assets                                             2
GAAP                                                        13(t)
Indemnified Party                                           22(c)
Indemnifying Party                                          22(c)
Improvements                                                1(a)
Insurable                                                   17(d)
Intellectual Property                                       1(a)
Intellectual Property Agreement                             8(a)
Inventory                                                   1(a)
Market Price                                                5(a)
Market Value                                                5(a)
Material Loss Event (Section 19 only)                       19(a)
Material Contract                                           13(k)(iii)
New Hires                                                   29(a)
Non-Income Tax Returns                                      31(j)
Participation Payment Agreement                             3(c)
Permits                                                     13(c)
Permitted Exceptions                                        1(b)
Pipelines                                                   1(a)
PMPA                                                        7(b)(i)
Products Company                                            Recitals
Purchase Price                                              3
Purchaser                                                   Recitals
Purchaser Services                                          8(b)(i)
Purchaser Services Agreement(s)                             8(b)(i)
Purchaser's Agreements                                      18(b)(ii)
Real Property                                               1(a)
Release of Hazardous Substances                             15
Reported Encumbrance                                        17(b)
Retained Liabilities                                        7(c)
Returns                                                     31(j)
Self-Amortizing Notes                                       1(g)
Seller                                                      Recitals
Seller Services                                             8(b)(ii)
Seller Services Agreement(s)                                8(b)(ii)
Seller's Agreements                                         18(a)(ii)
Seller's Employees                                          29(a)
Severance Benefits                                          29(h)
Shared Software License Agreement                           2(b)
Shareholder Agreement                                       5(a)
Shares                                                      5(a)
Subsidiaries                                                1(a)
Survey                                                      17(a)
Taxes                                                       31(j)
Vessels                                                     1(a)
WARN                                                        7(c)(iii)
Withdrawal Area                                             7(b)(ii)


                            [SIGNATURE PAGE FOLLOWS]


               IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

ATTEST:                                  UNION OIL COMPANY OF CALIFORNIA



______________________                   By: _____________________
Joseph A. Householder                        Roger C. Beach
Vice President, Tax                          Chairman and Chief Executive
Union Oil Company of California              Officer


ATTEST:                                  TOSCO CORPORATION


____________________                     By: _________________________
Wilkes McClave III                           Thomas D. O'Malley
Senior Vice President                        Chairman and Chief Executive
and General Counsel                          Officer

                               TOSCO CORPORATION
                         1996 LONG TERM INCENTIVE PLAN

1.   PURPOSE

     The purpose of this Tosco Corporation 1996 Long Term Incentive Plan (the "Plan") is to further the long-term profitable growth of Tosco by offering a long-term incentive in addition to current compensation to eligible employees who will be largely responsible for such growth, to the benefit of the Tosco shareholders. This Plan will replace the granting of Incentive Awards under the Corporation's 1992 Stock Incentive Plan to Participants in this Plan during any Performance Period applicable to them. It is expected that this Plan will encourage such employees to remain with Tosco and will also encourage qualified persons to seek and accept employment with Tosco.

2.    DEFINITIONS

     Terms not otherwise defined herein shall have the following meanings:

     (a) "Tosco" or the "Corporation" means Tosco Corporation, its divisions and subsidiaries.

     (b)  "Board" means the Board of directors of Tosco Corporation.

     (c) "Change in Control" shall be deemed to occur (1) upon the approval of the shareholders of Tosco (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of Tosco in which Tosco is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportional ownership of Common Stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Tosco or (C) adoption of any plan or proposal for the liquidation or dissolution of Tosco (2) when any "person" (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 20% of the combined voting power of the corporation's then outstanding securities without the unanimous approval of the Board, or (3) if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Tosco's shareholders of each new director during such two-year period was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of such two-year period.

     (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Committee" means the Compensation Committee of the Board of Directors, which shall consist of at least three members, which members shall serve at the pleasure of the Board. Each member of the Committee (a) shall not be eligible to participate in the Plan, (b) shall be a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act, and (c) from and after the 1996 Annual Meeting, shall be an "outside director" as defined in the regulations under
Section 162(m) of the Code.

     (f) "Common Stock" means the common stock, $0.75 par value, of Tosco Corporation.

     (g) "Employee" means an employee selected for participation in the Plan as set forth in Section 5.

     (h)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (i) "Fair Market Value" means the average of the high and low prices of Common stock as quoted on the Composite Tape on the date as of which fair market value is to be determined or, if a weekend or holiday, the next preceding business day.

     (j) "Participant" means any Employee who receives a Performance Unit Award under the Plan for a Performance Period.

     (k) "Performance Goals" mean performance goals as may be established in writing by the Committee and shall be based on the stock price of Common Stock. Such goals may be absolute in their terms or measured against or in relationship to a baseline Common Stock price.

     (l) "Performance Period" means the period of time designated by the Committee applicable to a Performance Unit Award during which the Performance Goals shall be measured and shall not be longer than five (5) years.

     (m) "Performance Unit Award" means an award made pursuant to the provisions of this Plan, the payment of which is contingent upon attainment of Performance Goals.

3.   ADJUSTMENTS IN THE EVENT OF CHANGES IN CAPITALIZATION.

     (a) Adjustments in Certain Events. In the event of any change in the outstanding Common Stock by reason of any stock split, share dividend, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common stockholders other than cash dividends, the Common Stock price used for Plan purposes shall be computed so as to be on a basis equitable (to both Participants and the Corporation) and equivalent to that before the occurrence of such event.

4.   ADMINISTRATION

     The Committee shall have the authority, consistent with the Plan, to determine the provisions of the performance units to be granted, to interpret the Plan and the performance units granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and the performance units, and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all Participants. No amendment shall be made without the Participant's consent which would impair the rights of a Participant under any Performance Unit Award theretofore granted.

5.   ELIGIBILITY

     Performance Unit Awards may be made only to regular, salaried employees of Tosco (but not members of the Committee or any person who serves only as a Director) as selected by the Committee. Any Employee may receive one or more Performance Unit Awards as the Committee shall from time to time determine, and such determinations may be different as to different Employees and may vary as to different awards. Nothing contained in this plan shall be construed to limit the right of Tosco to grant other forms of incentive compensation otherwise than under this Plan. The Plan or the receipt of a Performance Unit Award shall not confer on any individual any right to continue in the employ of Tosco or interfere in any way with the right of Tosco to terminate his or her employment at any time, with or without cause.

6.   PERFORMANCE UNIT AWARDS

     (a) Performance Period. The Performance Period applicable to a Performance Unit Award shall be set forth in writing by the committee no later than 90 days after the commencement of the Performance Period and shall be communicated to each Participant.

     (b) Performance Goals. the Performance Goals applicable to a Performance Unit Award shall be set forth in writing by the Committee no later than 90 days after the commencement of the Performance Period and shall be communicated to each Participant. Performance Goals shall be measured as the difference between a baseline Common Stock price (anticipated to be Fair Market Value as of the beginning of a Performance Period) and the Common Stock price above a target level achieved during each measurement period of a Performance Period.

     (c) In making a Performance Unit Award, the Committee may take into account an Employee's responsibility level, performance, cash compensation level, incentive compensation awards and such other considerations as it deems appropriate. The total amount of all payments made to any Participant under this Plan in any calendar year shall not exceed 400% of such Participant's total annual compensation (excluding any amount attributable to this Plan) attributable to the calendar year in which an applicable Performance Period commences and the total of all Performance Unit Awards granted for a specific Performance Period shall not exceed one million five hundred thousand units.

     (d) When a Performance Goal is achieved during any measurement period, a participant shall be deemed vested in an amount equal to the Performance Goal achieved multiplied by the number of Performance Units in his or her Performance Unit Award ("Deemed Vested Amount"). Payment with respect to a Performance Unit Award will be made to Participants on the date or dates fixed by the Committee at the time of grant of such Performance Unit Award.

     (e) If a Participant voluntarily terminates his or her employment with the Corporation or retires prior to age 65 (all other than for reason of disability, death, illness, or injury) prior to the scheduled payment date for a Performance Unit Award, all unpaid award amounts shall be forfeited. If a participant's employment with the Corporation terminates for disability, illness, injury, or non-voluntary reason which would provide for payment under any applicable severance agreement, or termination of employment by the Corporation other than for cause, amounts deemed vested as of the date of termination shall be paid in accordance with the payment schedule applicable to such Performance Award, but no additional amounts will accrue as deemed vested after the date of such termination. For purposes of the Plan, (a) a transfer of an employee from the Corporation to a subsidiary shall not constitute termination of employment and,
(b) a leave ofabsence for compulsory military service, illness, disability, injury, or for any purpose approved by the Corporation, shall not constitute voluntary termination of employment. The beneficiaries or estate of a Participant whose employment terminates becuase of death will receive a payment equal to the Deemed Vested Amount within 30 days following the death of the Participant.

     (f) In order to be eligible to receive payment for a particular Performance Unit Awqard, a Participant must be an Employee of Tosco for the 90-day period immediately following the date of grant of that particular Performance Unit Award. This Section 6(f) shall not apply if termination of employment is caused by death, disability, illness, or injury.

     (g) A Participant (or his beneficiaries or estate) may be offered the opportunity to defer the receipt of payment of a Performance Unit Award or any part thereof. All payments shall be subject to withholding for applicable taxes.

7.   NON TRANSFERABILITY AND NO SHAREHOLDER RIGHTS

     The right to receive payment of a Performance Unit Award shall not be assigned or transferred inwhole or in part, either directly or by operation of law or otherwise (except by will or the laws of descent and distribution) including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or any other manner.

8.   CHANGE IN CONTROL

     At or just prior to the occurrence of a Change in Control, in order to maintain a Participant's rights under the Plan, payment of all unpaid Deemed Vested Amounts shall be made in cash. The amount of cash to be paid to an Employee with respect to the Performance Unit Award in such event shall be higher of (i) the aggregate of all unpaid Deemed Vested Amounts or (ii) the amount determined by multiplying (x) the number of shares of Common Stock relating to such Performance Unit Award, by (y) the difference between Fair Market Value on the date of Change in control and the Initial Baseline, and (z) subtracting the sum of Deemed Vested Amounts plus previously paid Deemed Vested Amounts. Further, Tosco's obligation with respect to such Performance Unit Award shall be assumed, or equivalent new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control.

9.   GOVERNING LAW

     The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of New York.

10   TERMINATION

     Termination of the Plan shall not affect any awards made hereunder which are outstanding on the date of termination and such awards made hereunder continue to be subject to the terms of the Plan notwithstanding its termination. If the Plan has been previously approved by the stockholders, the Corporation may not, without subsequent approval by the shareholders, materially modify (i) the performance measures in Paragraph 6 with respect to covered employees, (ii) the requirements as to eligibility for participation in the Plan, or (iii) otherwise materially increase the benefits accruing to the Employees under the Plan.